As filed with the Securities and Exchange Commission on June 10, 1996

                                             Registration No. _________
=============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             FIRST HAWAIIAN, INC.
            (Exact name of Registrant as specified in its charter)
           Delaware                      6711                99-0156159
 (State or other jurisdiction     (Primary Standard       (I.R.S. Employer
      of incorporation or             Industrial           Identification
         organization)           Classification Code          Number)
                                       Number)

                              1132 Bishop Street
                            Honolulu, Hawaii 96813
                                (808) 525-7000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                Howard H. Karr
                    Executive Vice President and Treasurer
                             First Hawaiian, Inc.
                              1132 Bishop Street
                            Honolulu, Hawaii 96813
    (808) 533-7844(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

 Howard H. Karr               Lee Meyerson, Esq.             Richard C. Emery             Stephen M. Klein, Esq.
  First Hawaiian, Inc.    Simpson Thacher & Bartlett    ANB Financial Corporation              Graham & Dunn
   1132 Bishop Street        425 Lexington Avenue         7525 West Canal Street       1420 Fifth Avenue, 33rd Floor
 Honolulu, Hawaii 96813    New York, New York 10017    Kennewick, Washington 99336    Seattle, Washington  98101-2390

     Approximate Date of Commencement of Proposed Sale to the Public: As promptly as practicable after this Registration Statement is declared effective and upon consummation of the transactions described in the enclosed Proxy Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     Title of Each Class of           Amount to be           Proposed Maximum           Proposed Maximum            Amount of
Securities to be Registered<F1>      Registered<F2>       Offering Price per Unit   Aggregate Offering Price   Registration Fee<F3>
- -------------------------------  ---------------------     ---------------------    ------------------------   --------------------
Common Stock, par value $5.00
per share . . . . . . . . . . .      700,000 shares           Not Applicable             Not Applicable            $2,727.32

____________________

<F1> This Registration Statement relates to securities of the Registrant issuable to holders of Common Stock, par value $1.00 per share ("ANB Common Stock"), of ANB Financial Corporation, a Washington corporation ("ANB"), in the proposed merger of ANB Acquisition Corporation, a wholly-owned subsidiary of the Registrant, with and into ANB (the "Merger").
<F2> The amount of Common Stock, par value $5.00 per share, of the Registrant
     ("First Hawaiian Common Stock") to be registered has been determined on the basis of the estimated maximum exchange ratio in the Merger of 4.41 (computed by dividing (i) the product of 2.2 times a book value per share of ANB Common Stock (estimated solely for purposes of calculating the registration fee) of $51.10, by (ii) $25.50) and the maximum aggregate number of shares of ANB Common Stock (158,724 shares) to be exchanged in the Merger for shares of First Hawaiian Common Stock, assuming, solely for the purpose of calculating the registration fee, that all currently outstanding stock options issued pursuant to the ANB Financial Corporation Employee Incentive Stock Option Plan (the "Plan") are exercised prior to the effective time of the Merger, and rounding the total up to the nearest 100 shares.
<F3> The registration fee was calculated pursuant to Rule 457(f)(2), as 1/29 of one percent of $49.83 (the book value per share of ANB Common Stock as of March 31, 1996, the latest practicable date for computation of book value prior to the date of filing) multiplied by 158,724 (the maximum aggregate number of shares of ANB Common Stock to be converted and cancelled in the Merger based on the assumptions set forth in Note
     (2) above).



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(b) OF REGULATION S-K
            SHOWING THE LOCATION IN THE PROXY STATEMENT/PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4


        Form S-4 Item           Location in Proxy Statement/Prospectus
- ----------------------------    --------------------------------------


                  A.  Information About the Transaction

1.   Forepart of Registration
       Statement and Outside
       Front Cover Page of
       Prospectus   . . . . .   Forepart of Registration Statement;
                                Outside Front Cover Page

2.   Inside Front and Outside
       Back Cover Pages of
       Prospectus   . . . . .   Inside Front Cover Page; Table of
                                Contents; Available Information;
                                Incorporation of Certain Documents by
                                Reference

3.   Risk Factors, Ratio of
       Earnings to Fixed
       Charges, and Other
       Information  . . . . .   Summary

4.   Terms of the Transaction.  Summary; The Merger; Description of
                                First Hawaiian Capital Stock;
                                Comparison of Shareholder Rights

5.   Pro Forma Financial
       Information  . . . . .   Not applicable

6.   Material Contacts with
       the Company Being
       Acquired   . . . . . .   Summary; The Merger; Management and
                                Operations After the Merger

7.   Additional Information
       Required for
       Reoffering by Persons
       and Parties Deemed to
       be Underwriters  . . .   Not Applicable

8.   Interests of Named
       Experts and Counsel  .   Not Applicable

9.   Disclosure of Commission
       Position on
       Indemnification for
       Securities Act
       Liabilities  . . . . .   Not Applicable

        Form S-4 Item           Location in Proxy Statement/Prospectus
- ----------------------------    --------------------------------------


                  B.  Information About the Registrant

10.  Information with Respect
       to S-3 Registrants   .   Available Information; Incorporation of
                                Certain Documents by Reference;
                                Summary; The Companies

11.  Incorporation of Certain
       Information by
       Reference  . . . . . .   Available Information; Incorporation of
                                Certain Documents by Reference

12.  Information with Respect
       to S-2 or S-3
       Registrants  . . . . .   Not Applicable

13.  Incorporation of Certain
       Information by
       Reference  . . . . . .   Not Applicable

14.  Information with Respect
       to Registrants Other
       Than S-2 or S-3
       Registrants  . . . . .   Not Applicable


            C.  Information About the Company Being Acquired

15.  Information with Respect
       to S-3 Companies   . .   Not Applicable

16.  Information with Respect
       to S-2 or S-3
       Companies  . . . . . .   Not Applicable

17.  Information with Respect
       to Companies Other
       than S-2 or S-3
       Companies  . . . . . .   Summary; The Companies; Certain
                                Information Relating to ANB;
                                Financial Statements of ANB Financial
                                Corporation and Subsidiary


                  D.  Voting and Management Information

18.  Information if Proxies,
       Consents or
       Authorizations are to
       be Solicited   . . . .   Available Information; Outside Front
                                Cover Page; Incorporation of Certain
                                Documents by Reference; Summary; The
                                Annual Meeting; The Merger

19.   Information if Proxies,
       Consents or
       Authorizations are not
       to be Solicited, or in
       an Exchange Offer  . .   Not Applicable

- ----------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
- ----------------------------------------------------------------------------

                             Subject to Completion,
                              dated June 10, 1996
                           ANB FINANCIAL CORPORATION
                                PROXY STATEMENT


                             FIRST HAWAIIAN, INC.
                                  PROSPECTUS


          This proxy statement/prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of ANB Financial Corporation, a Washington corporation ("ANB"), in connection with the solicitation of proxies by the Board of Directors of ANB for use at the annual meeting of shareholders of ANB (including any adjournments or postponements thereof, the "Annual Meeting") to be held on _______ __, 1996.

          At the Annual Meeting, in addition to the election of directors, ANB shareholders will consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of February 26, 1996 (the "Merger Agreement"), among ANB, First Hawaiian, Inc. ("First Hawaiian") and ANB Acquisition Corporation, a wholly-owned subsidiary of First Hawaiian ("Merger Sub") formed for the purposes of effecting the merger of Merger Sub with and into ANB (the "Merger"). As a result of the Merger, ANB will become a wholly-owned subsidiary of First Hawaiian. See "The Merger".

          At the Annual Meeting ANB shareholders will also consider and vote upon a proposal to elect three directors of ANB to serve three-year terms and until their successors are elected and have qualified, or until the effective time of the Merger (the "Effective Time"), as further described herein. See "Election of Directors".

          This Proxy Statement/Prospectus also constitutes a prospectus of First Hawaiian with respect to up to 700,000 shares of common stock, par value $5.00 per share, of First Hawaiian (the "First Hawaiian Common Stock") issuable to holders of common stock, par value $1.00 per share, of ANB (the "ANB Common Stock") pursuant to the Merger. The First Hawaiian Common Stock is traded in the over-the-counter market and quoted on the National Association of Securities Dealers Stock Market National Market System ("Nasdaq National Market") under the symbol "FHWN". On June 7, 1996, the closing sale price of First Hawaiian Common Stock on the Nasdaq National Market was $28-1/4 per share.

          At the Effective Time, each outstanding share of ANB Common Stock, other than shares cancelled pursuant to the terms of the Merger Agreement and shares as to which dissenters' rights under applicable Washington law have been exercised, will be converted into the right to receive a number of shares of First Hawaiian Common Stock equal to the Exchange Ratio (as defined herein), except that cash will be paid in lieu of fractional shares of First Hawaiian Common Stock. The Exchange Ratio is subject to possible adjustment under certain limited circumstances. See "The Merger--Merger Consideration".

          This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of ANB on or about ________ __, 1996.

          This Proxy Statement/Prospectus does not cover any resale of the shares of First Hawaiian Common Stock to be received by shareholders of ANB pursuant to the Merger Agreement, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

         THE SHARES OF FIRST HAWAIIAN COMMON STOCK OFFERED HEREBY ARE
            NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF
               A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED
                  BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                        OR ANY OTHER GOVERNMENT AGENCY.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                 EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROXY STATEMENT/
                          PROSPECTUS. ANY REPRESENTA-
                            TION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

          The date of this Proxy Statement/Prospectus is ____________ __,
1996.

          This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from: First Hawaiian, Inc., 1132 Bishop Street, Honolulu, Hawaii 96813 (telephone number (808) 525-7000, Attention: Office of the Secretary). In order to ensure timely delivery of documents, requests should be made by ________ __, 1996.


                               TABLE OF CONTENTS

                                                                          Page


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .    6

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . .    7

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     The Annual Meeting   . . . . . . . . . . . . . . . . . . . . . . . .    8
     The Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     Condensed Consolidated Financial Data of First Hawaiian, Inc.  . . .   20
     Condensed Consolidated Financial Data of ANB Financial Corporation .   23
     Stock Price and Dividend Information   . . . . . . . . . . . . . . .   26
     Comparative Per Share Data   . . . . . . . . . . . . . . . . . . . .   28

THE ANNUAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     Date, Time and Place   . . . . . . . . . . . . . . . . . . . . . . .   29
     Matters To Be Considered at the Annual Meeting   . . . . . . . . . .   29
     Record Date; Shares Entitled to Vote; Quorum   . . . . . . . . . . .   29
     Votes Required   . . . . . . . . . . . . . . . . . . . . . . . . . .   30
     Voting of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . .   30
     Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . .   31
     Revocation of Proxies  . . . . . . . . . . . . . . . . . . . . . . .   31

THE COMPANIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     First Hawaiian, Inc.   . . . . . . . . . . . . . . . . . . . . . . .   32
     ANB Financial Corporation  . . . . . . . . . . . . . . . . . . . . .   33

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     Background of the Merger   . . . . . . . . . . . . . . . . . . . . .   34
     Reasons for the Merger; Recommendation of the Board of Directors   .   36
     Opinions of Financial Advisor  . . . . . . . . . . . . . . . . . . .   37
     Structure of the Merger  . . . . . . . . . . . . . . . . . . . . . .   41
     Merger Consideration   . . . . . . . . . . . . . . . . . . . . . . .   41
     Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . .   43

     Conversion of Shares; Procedures for Exchange of Certificates;
          Fractional Shares   . . . . . . . . . . . . . . . . . . . . . .   43
     Representations and Warranties   . . . . . . . . . . . . . . . . . .   44
     Conduct of Business Pending Merger   . . . . . . . . . . . . . . . .   44
     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     Conditions to the Consummation of the Merger   . . . . . . . . . . .   47
     Regulatory Approvals Required  . . . . . . . . . . . . . . . . . . .   48
     Certain Federal Income Tax Consequences  . . . . . . . . . . . . . .   50
     Anticipated Accounting Treatment   . . . . . . . . . . . . . . . . .   51
     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     Amendment and Waiver   . . . . . . . . . . . . . . . . . . . . . . .   52
     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .   52
     Effect on Employee Benefit and Stock Plans and Compensation  . . . .   53
     Interests of Certain Persons in the Merger   . . . . . . . . . . . .   53
     Shareholder Voting Agreements    . . . . . . . . . . . . . . . . . .   54
     Resale of First Hawaiian Common Stock    . . . . . . . . . . . . . .   55
     Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . .   55

MANAGEMENT AND OPERATIONS AFTER THE MERGER  . . . . . . . . . . . . . . .   57
     Directors After the Merger   . . . . . . . . . . . . . . . . . . . .   57
     Management After the Merger  . . . . . . . . . . . . . . . . . . . .   58
     Operations After the Merger  . . . . . . . . . . . . . . . . . . . .   59

DESCRIPTION OF FIRST HAWAIIAN CAPITAL STOCK . . . . . . . . . . . . . . .   59
     Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .   60
     Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

COMPARISON OF SHAREHOLDER RIGHTS  . . . . . . . . . . . . . . . . . . . .   61
     Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . .   61
     Voting Rights in Business Combinations   . . . . . . . . . . . . . .   62
     Amendment of Articles/Certificate of Incorporation   . . . . . . . .   62
     Business Combinations with Interested Shareholders   . . . . . . . .   62
     Shareholder Meetings; Action by Written Consent  . . . . . . . . . .   64
     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     Size and Classification of the Board of Directors  . . . . . . . . .   65
     Removal of Directors   . . . . . . . . . . . . . . . . . . . . . . .   65
     Limitations on Liability and Indemnification   . . . . . . . . . . .   65
     Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . .   70

CERTAIN INFORMATION RELATING TO ANB . . . . . . . . . . . . . . . . . . .   70
     Management's Discussion and Analysis of Financial Condition and
          Results of Operations of ANB  . . . . . . . . . . . . . . . . .   70
     Supervision and Regulation of ANB  . . . . . . . . . . . . . . . . .   75
     Supervision and Regulation of American National  . . . . . . . . . .   77
     Dividend History   . . . . . . . . . . . . . . . . . . . . . . . . .   81
     Market Prices of ANB Common Stock  . . . . . . . . . . . . . . . . .   81
     Security Ownership of Certain Beneficial Owners and Management   . .   82

ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . .   84
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
     Information With Respect to Nominees and Directors Whose Terms
          Continue  . . . . . . . . . . . . . . . . . . . . . . . . . . .   84

     Information Regarding the Board of Directors and its Committees  . .   87

EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . .   89
     Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
     Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . .   90
     Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . .   90
     Certain Transactions and Relationships   . . . . . . . . . . . . . .   91

AUDITORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91

OTHER BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91

AVAILABILITY OF ANNUAL DISCLOSURE STATEMENT . . . . . . . . . . . . . . .   92

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92

INDEX TO FINANCIAL STATEMENTS OF ANB FINANCIAL
   CORPORATION AND SUBSIDIARY . . . . . . . . . . . . . . . . . . . . . .  F-1

ANNEXES

Annex I        Agreement and Plan of Merger
Annex II       Opinion of Ragen MacKenzie Incorporated
Annex III      Chapter 23B.13 of the Revised Code of Washington (Rights of
               Dissenting Shareholders)

          No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus in connection with the solicitations of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by First Hawaiian or ANB. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is not lawful to make any such offer or solicitation or to any person to whom it is not lawful to make any such offer or solicitation.

           Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of First Hawaiian or ANB since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.


                             AVAILABLE INFORMATION


          First Hawaiian is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Under the rules and regulations of the Commission, the solicitation of ANB's shareholders to approve the Merger constitutes an offering of the First Hawaiian Common Stock to be issued in conjunction with the Merger. First Hawaiian has filed with the Commission a Registration Statement on Form S-4
(File No. 333-    ) (together with any amendments thereto, the "Registration
Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the First Hawaiian Common Stock to be issued to holders of ANB Common Stock pursuant to the Merger Agreement. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed by First Hawaiian with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Proxy Statement/Prospectus constitutes a part of the Registration Statement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, a portion of which has been omitted in accordance with the rules and regulations of the Commission.

          Statements contained in this Proxy Statement/Prospectus, or in any document incorporated in this Proxy Statement/Prospectus by reference, as to the contents of any contract or other document referred to herein or therein are qualified in all respects by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise incorporated herein by reference.

          ANB is not subject to the informational reporting requirements of the Exchange Act. The information contained in this Proxy Statement/ Prospectus, including the financial statements included herein, will serve as the 1995 Annual Report to Shareholders of ANB.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


          The following documents filed with the Commission by First Hawaiian (File No. 0-7949) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

          A. First Hawaiian's Annual Report on Form 10-K for the year ended December 31, 1995; and

          B. First Hawaiian's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

          Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

          All documents and reports filed by First Hawaiian pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Annual Meeting also shall be deemed to be incorporated by reference in this Proxy Statement/ Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                    SUMMARY

          The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the annexes hereto. Shareholders are urged to read this Proxy Statement/ Prospectus and the annexes hereto in their entirety.

The Annual Meeting

Date, Time and Place  . . . .    The Annual Meeting will be held at the
                                 Tri-Cities Country Club, located at 314
                                 Underwood, Kennewick, Washington, at 1:00 p.m., local time, on ________ __, 1996.

Matters to be
  Considered at the
  Annual Meeting  . . . . . .    At the Annual Meeting, in addition to the
                                 election of directors, holders of ANB Common
                                 Stock will be asked to consider and vote upon a proposal to approve the Merger
                                 Agreement, attached as Annex I to this Proxy
                                 Statement/ Prospectus, providing for the
                                 Merger of Merger Sub with and into ANB
                                 pursuant to the Merger Agreement.  As a
                                 result of the Merger, ANB will become a
                                 wholly-owned subsidiary of First Hawaiian.
                                 Holders of ANB Common Stock also will be asked to consider and vote upon a proposal to elect three directors of ANB to serve for terms of three years and until their successors are elected and have qualified, or until the Effective Time. See "The
                                 Annual Meeting--Matters to be Considered at the Annual Meeting".

                                 As further described below under "Management and Operations After the Merger", from and after the Effective Time, the Board of Directors of ANB will consist of six members, two of whom will be designated by the present Board of Directors of ANB, and the initial Board of Directors of ANB's subsidiary bank, American National Bank ("American National"), will consist of 10 members, six of whom will be designated by the present Board of Directors of ANB. In addition, it is currently expected that Craig D. Eerkes, the current Chairman of ANB, will be elected to serve on the Board of Directors of First Hawaiian Bank ("FHB"), a wholly-owned subsidiary of First Hawaiian.

Record Date . . . . . . . . .    The record date for the Annual Meeting is
                                 the close of business on May 21, 1996 (the
                                 "Record Date").  See "The Annual Meeting--
                                 Record Date; Shares Entitled to Vote;
                                 Quorum".

Votes Required; Shareholder
  Voting Agreements . . . . .
                                 The approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the shares of ANB Common Stock outstanding on the Record Date. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box on the proxy, will have the same effect as a vote against approval of the Merger Agreement. Approval of the Merger Agreement by the requisite vote of holders of ANB Common Stock is a condition to, and required for, consummation of the Merger. None of the other proposals being considered at the Annual Meeting must be approved by holders of ANB Common Stock in order for the Merger to be consummated.

                                 Certain shareholders of ANB holding an
                                 aggregate of 89,981 shares of ANB Common
                                 Stock, representing approximately 60% of the shares of ANB Common Stock outstanding as of the Record Date and entitled to vote at the Annual Meeting, including each director and each person who holds more than 5% of the outstanding ANB Common Stock, have executed and delivered to First Hawaiian agreements (collectively, the "Shareholder Voting Agreements") pursuant to which each such shareholder has agreed, in his capacity as such, to vote to approve the Merger Agreement at the Annual Meeting. See "The Merger--Shareholder Voting Agreements".

                                 The affirmative vote of the holders of a majority of the shares of ANB Common Stock represented at the Annual Meeting and entitled to vote will be required to elect directors to ANB's Board.

                                 Holders of record of ANB Common Stock as of the Record Date are entitled to one vote per share on each matter to be voted on at the Annual Meeting.

                                 See "The Annual Meeting--Votes Required";
                                 "The Merger--Shareholder Voting Agreements";
                                 "Election of Directors".

Security Ownership
  of Management . . . . . . .    As of the Record Date, the directors and
                                 executive officers of ANB and their
                                 affiliates owned and were entitled to vote
                                 76,211 shares of ANB Common Stock, which represented approximately 51% of the shares of ANB Common Stock outstanding on the Record Date. Each ANB director has entered into a Shareholder Voting Agreement pursuant to which such shareholder has agreed to vote in its capacity as shareholder for approval of the Merger Agreement at the Annual Meeting.
                                 As of the Record Date, the directors and executive officers of First Hawaiian did not own any shares of ANB Common Stock. See
                                 "The Annual Meeting--Votes Required" and
                                 "The Merger--Shareholder Voting Agreements".

The Companies

First Hawaiian, Inc. .  . . .    First Hawaiian is a bank holding company and
                                 a savings and loan holding company
                                 incorporated under the laws of the State of Delaware. First Hawaiian, through its subsidiaries, operates a general commercial banking business and other businesses related to banking. First Hawaiian's principal assets are FHB, a State of Hawaii chartered bank; Pioneer Federal Savings
                                 Bank, a federally chartered savings bank
                                 ("Pioneer"); and First Hawaiian Creditcorp,
                                 Inc. and First Hawaiian Leasing, Inc., each a financial services loan company. At March
                                 31, 1996, First Hawaiian had consolidated total assets of $7.4 billion, total deposits of $5.3 billion and stockholders' equity of $657.2 million. First Hawaiian's principal executive offices are located at 1132 Bishop
                                 Street, Honolulu, Hawaii 96813; First
                                 Hawaiian's telephone number is
                                 (808) 525-7000.  See "The Companies--First
                                 Hawaiian, Inc.".


ANB Financial
  Corporation . . . . . . . .    ANB is a bank holding company incorporated
                                 under the laws of the State of Washington.

                                 ANB provides retail and commercial banking services through its banking subsidiary, American National, a national banking association headquartered in Kennewick, Washington. At March 31, 1996, ANB had, on a consolidated basis, $69.4 million in assets, $61.3 million in deposits and $7.5 million in shareholders' equity. ANB's principal executive offices are located at 7525 West Canal Drive, Kennewick, Washington 99336; ANB's telephone number is
                                 (509) 735-0451.  See "The Companies--ANB
                                 Financial Corporation".

The Merger

Effect of Merger  . . . . . .    At the Effective Time, Merger Sub will merge
                                 with and into ANB, with ANB continuing as the surviving corporation in the Merger (the
                                 "Surviving Corporation"). As a result of the Merger, ANB will become a wholly-owned subsidiary of First Hawaiian.

                                 At the Effective Time, subject to certain exceptions described herein with respect to shares owned by First Hawaiian, ANB or their respective subsidiaries and shares held by persons who have taken the steps necessary under the Revised Code of the State of Washington (the "RCW") to exercise dissenters' rights ("Dissenting Shares"), each outstanding share of ANB Common Stock will be automatically converted into a number of fully paid and nonassessable shares of First Hawaiian Common Stock determined by dividing (i) the product of
                                 2.2 times the Determination Date Book Value
                                 Per Share (as defined below) of ANB Common
                                 Stock by (ii) the Valuation Price (as
                                 defined below) of First Hawaiian Common
                                 Stock (such quotient, as adjusted as
                                 described herein, the "Exchange Ratio"), except that cash will be paid in lieu of fractional shares of First Hawaiian Common Stock.

                                 The "Determination Date Book Value Per
                                 Share" is defined in the Merger Agreement to mean (i) the consolidated shareholders' equity of ANB as of the thirtieth day prior to the scheduled closing date (the "Determination Date"), determined in accordance with generally accepted accounting principles, except that there shall be added to such shareholders' equity the aggregate of the per share exercise prices for all shares of ANB Common Stock issuable upon exercise of outstanding employee and other stock options, divided by
                                 (ii) the number of shares of ANB Common
                                 Stock outstanding on the Determination Date on a fully-diluted basis. As described herein, ANB has agreed in the Merger
                                 Agreement to take certain actions prior to the Determination Date, including charging off certain loans, which may have an impact on the Determination Date Book Value Per Share. In addition, as further described herein, the Determination Date Book Value Per Share shall be subject to further adjustment in the event that ANB experiences a net loss during the period from the Determination
                                 Date through the date of the closing of the Merger (the "Closing Date").

                                 The "Valuation Price" is defined in the
                                 Merger Agreement to mean the average of the closing prices per share of the First Hawaiian Common Stock for the fifteen consecutive trading days commencing on the Determination Date, as reported in The Wall Street Journal (the "Average Closing Price"), provided that if the Average Closing Price is less than or equal to $25.50, the Valuation Price shall be $25.50, and if the Average Closing Price is more than or equal to $31.16, the Valuation Price shall be $31.16.

                                 The Exchange Ratio is subject to adjustment under certain limited circumstances described herein.

                                 See "The Merger--Structure of the Merger",
                                 "--Merger Consideration", "--Effective
                                 Time", "--Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares", "--Conduct of Business Pending Merger" and "--Rights of Dissenting Shareholders".

Reasons for the Merger;
  Recommendation of
  the ANB Board of
  Directors . . . . . . . . .    The Board of Directors of ANB believes that
                                 the Merger will provide ANB with
                                 substantially greater financial and
                                 technological resources that will enable it to compete more effectively in its home market and better serve its customers and communities. ANB's shareholders will be able to obtain a premium over book value for their shares on a tax-deferred basis while at the same time having the opportunity to participate in First Hawaiian's future and to have the benefits of the active trading market for First Hawaiian Common Stock.

                                 The Board of Directors of ANB believes that the terms of the Merger are fair to and in the best interests of its shareholders. The ANB Board of Directors unanimously adopted the Merger Agreement and the transactions contemplated thereby and recommends that the shareholders of ANB vote to approve the Merger Agreement.

                                 See "The Merger--Reasons for the Merger;
                                 Recommendation of the ANB Board of
                                 Directors".

Opinions of Financial
  Advisor of ANB  . . . . . .    Ragen MacKenzie Incorporated ("Ragen
                                 MacKenzie") has rendered its written
                                 opinions to the Board of Directors of ANB that, as of February 26, 1996 (the date the ANB Board of Directors adopted the Merger
                                 Agreement) and as of the date of this Proxy
                                 Statement/Prospectus, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of ANB Common Stock. A copy of the opinion of Ragen MacKenzie, dated the date of this Proxy Statement/Prospectus, is attached to this Proxy Statement/Prospectus as Annex II.

                                 ANB has agreed to pay fees to Ragen
                                 MacKenzie for its services in connection with the Merger, a portion of which are contingent upon consummation of the Merger.

                                 For information regarding the assumptions made, matters considered and limits of the review by Ragen MacKenzie, see "The Merger-- Opinions of Financial Advisor".

Conditions to the
  Merger  . . . . . . . . . .    The obligations of First Hawaiian and ANB to
                                 consummate the Merger are subject to various conditions, including without limitation,
                                 (i) the accuracy of the representations and warranties contained in the Merger
                                 Agreement; (ii) compliance with covenants set forth in the Merger Agreement;
                                 (iii) obtaining the requisite approval of ANB's shareholders; (iv) obtaining the requisite regulatory approval from the Board of Governors of the Federal Reserve System
                                 (the "Federal Reserve Board") without the imposition of burdensome conditions; (v) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part; (vi) receipt of all state securities laws and "blue sky" permits necessary to consummate the Merger; (vii) receipt of third party consents; (viii) receipt of opinions of counsel, including in respect of certain federal income tax consequences of the Merger; and (ix) Dissenting Shares aggregating less than 10% of the outstanding shares of ANB Common Stock. See "The
                                 Merger--Conditions to the Consummation of the Merger"; "--Regulatory Approvals
                                 Required" and "--Certain Federal Income Tax
                                 Consequences".

Termination . . . . . . . . .    The Merger Agreement may be terminated at
                                 any time prior to the Effective Time, (i) by mutual written consent of the parties; (ii) by either party if the Merger Agreement shall not have been approved by the holders of ANB Common Stock at the Annual Meeting;
                                 (iii) by either party if the consent of the Federal Reserve Board, or any other governmental authority having jurisdiction over the transactions set forth in the Merger Agreement, shall have been denied, unless First Hawaiian shall have elected to appeal such denial; (iv) by either party in the event of a material, uncured breach by the other party; or (v) by any party not in default under the Merger Agreement if the Merger shall not have been consummated on or before December 31, 1996.

                                 In addition, if the Average Closing Price for the fifteen trading day period commencing on the Determination Date is less than $25.50, the ANB Board of Directors may elect to terminate the Merger Agreement, provided that such termination shall not become effective if First Hawaiian elects to increase the Exchange Ratio to the number specified in the Merger Agreement.

                                 See "The Merger--Merger Consideration" and
                                 "--Termination".

Regulatory Approvals
  Required  . . . . . . . . .    The Merger is subject to prior approval by
                                 the Federal Reserve Board. First Hawaiian filed an application for such approval with the Federal Reserve Board on April 19, 1996.
                                 See "The Merger--Regulatory Approvals
                                 Required".

Certain Federal Income
  Tax Consequences  . . . . .    The Merger is intended to be a tax-free
                                 reorganization so that no gain or loss will be recognized by First Hawaiian or ANB, and no gain or loss will be recognized by ANB shareholders, except in respect of cash received by holders of ANB Common Stock in lieu of fractional shares of First Hawaiian
                                 Common Stock or pursuant to the exercise of dissenters' rights. First Hawaiian and ANB have received the opinions of Simpson
                                 Thacher & Bartlett and of Knight, Vale and
                                 Gregory, Inc., P.S., respectively, each
                                 dated the date hereof, to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368 of the Internal
                                 Revenue Code of 1986, as amended (the
                                 "Code").  Consummation of the Merger is
                                 conditioned upon delivery of opinions of counsel, dated as of the Closing Date, to the same effect. See "The Merger--Certain
                                 Federal Income Tax Consequences".

Anticipated Accounting
  Treatment . . . . . . . . .    The Merger will be treated as a purchase for
                                 financial accounting purposes.  See "The
                                 Merger--Anticipated Accounting Treatment".

Interests of Certain
  Persons in the
  Merger  . . . . . . . . . .    Certain members of ANB's management and
                                 Board of Directors may be deemed to have interests in the Merger in addition to their interests as shareholders of ANB generally.
                                 These include, among other things, the
                                 following:

                                 Following the Effective Time, certain
                                 directors and executive officers of ANB are expected to become directors and executive officers of the Surviving Corporation and ANB's current Chairman is expected to become a director of FHB. In addition, First Hawaiian and ANB have agreed that six of the ten directors of American National following the Effective Time will be current directors of American National designated by ANB.

                                 Pursuant to the Merger Agreement, all
                                 outstanding employee stock options issued pursuant to the ANB Financial Corporation Employee Incentive Stock Option Plan (each, an "ANB Stock Option") will become immediately vested and exercisable prior to the Closing Date and will expire as of the Effective Time if not exercised prior to that time.

                                 First Hawaiian has agreed to indemnify, and maintain directors' and officers' insurance covering, the directors and officers of ANB or any of its subsidiaries following the Merger.

                                 See "The Merger--Effect on Employee Benefit and Stock Plans", "--Interests of Certain Persons in the Merger" and "Management and Operations After the Merger".

Rights of Dissenting
  Shareholders  . . . . . . .    Pursuant to Chapter 23B.13 of the RCW,
                                 holders of ANB Common Stock have the right to dissent from the Merger and, if they follow certain procedures and the Merger is effectuated, to obtain payment of the fair value of their shares in cash. To exercise such dissenters' rights, an ANB shareholder must (i) deliver to ANB, before the vote on approval of the Merger is taken, written notice of intent to demand payment for his or her shares if the Merger is consummated, and (ii) not vote in favor of the Merger.
                                 Following consummation of the Merger, First
                                 Hawaiian will send a notice to all ANB
                                 shareholders who have properly perfected their dissenters' rights (by complying with (i) and (ii) above). A dissenting shareholder must also follow the procedures set forth in the notice, which will contain instructions for completing the exercise of dissenters' rights, including that the dissenting shareholder must (1) make written demand for payment of the fair value of his or her shares within the time period specified in the notice, (2) certify that beneficial ownership of his or her shares of ANB Common Stock was acquired before the date set forth in the notice, and (3) surrender his or her stock certificates representing shares of the ANB Common Stock in the manner set forth in the notice. A vote against the Merger will not in and of itself satisfy the applicable requirements of the RCW; a shareholder who does not deliver to ANB prior to the Annual Meeting a written notice of his or her intent to demand payment of the fair value of the shares will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the Merger or abstain from voting. A shareholder's failure to follow exactly the procedures specified in the RCW will result in loss of such shareholder's dissenters' rights.
                                 Accordingly, any of ANB's shareholders
                                 wishing to dissent from the Merger are urged to read carefully "The Merger--Rights of Dissenting Shareholders," and the copy of Chapter 23B.13 of the RCW set forth in Annex III to this Proxy Statement/
                                 Prospectus.

Management and
  Operations After the
  Merger  . . . . . . . . . .    From and after the Effective Time, the Board
                                 of Directors of the Surviving Corporation is expected to consist of six members. It is expected that two of such directors will be the current Chairman of the Board and the current President and Chief Executive Officer, respectively, of ANB. It is also expected that upon consummation of the Merger the current Chairman of ANB will be nominated and elected to the Board of Directors of FHB. In addition, First Hawaiian and ANB have agreed that the initial Board of Directors of American National at the Effective Time will consist of 10 directors, of which four will be designated by First
                                 Hawaiian and six will be current directors of American National designated by ANB.

                                 First Hawaiian currently intends that
                                 following the Merger, First Hawaiian will continue to operate ANB and American National as independent subsidiaries initially retaining their current respective names. On May 31, 1996, First Hawaiian and its subsidiaries completed their acquisitions (the "Branch Purchase Transactions") of 31 branches of U.S. Bancorp located in Oregon, Washington and Idaho, including four branches and a branch facility located in the State of Washington to be acquired by Pioneer (the "Washington Branches"), which were divested by U.S. Bancorp in connection with its merger with West One Bancorp. First Hawaiian currently expects that, at some time after completion of the Merger, the Washington Branches will be transferred to American National, which will then change its name to "Pacific One Bank, N.A.".

                                 See "The Merger--Interests of Certain
                                 Persons in the Merger" and "Management and Operations After the Merger".

Comparison of
  Shareholder
  Rights  . . . . . . . . . .    The rights of shareholders of ANB currently
                                 are determined by reference to the RCW, the Amended and Restated Articles of
                                 Incorporation of ANB (the "ANB Charter") and
                                 ANB's Bylaws.  At the Effective Time,
                                 shareholders of ANB will become stockholders of First Hawaiian. Their rights as stockholders will then be determined by reference to the Delaware General
                                 Corporation Law (the "DGCL"), the
                                 Certificate of Incorporation of First
                                 Hawaiian (the "First Hawaiian Charter") and

                                 First Hawaiian's Bylaws. See "Description of First Hawaiian Capital Stock" and "Comparison of Shareholder Rights".

                   CONDENSED CONSOLIDATED FINANCIAL DATA OF
                             FIRST HAWAIIAN, INC.

          The following table sets forth certain condensed consolidated historical financial data of First Hawaiian and is based on the consolidated financial statements of First Hawaiian, including the respective notes thereto, incorporated by reference in this Proxy Statement/Prospectus and should be read in conjunction therewith. See "Incorporation of Certain Documents by Reference". Interim unaudited data for the three months ended March 31, 1996 and 1995 reflect, in the opinion of management of First Hawaiian, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1996 and 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                  As of or For the
                                    Three Months
                                   Ended March 31,                         As of or For the Year Ended December 31,
                            ---------------------------  ------------------------------------------------------------------------
                                 1996          1995            1995           1994            1993            1992          1991
                            ------------  ------------   -------------   -------------   -------------  -------------   ----------
                                    (unaudited)
INCOME STATEMENTS:
      (in thousands)
Total interest income . .     $ 135,779      $ 138,594      $ 559,957       $ 475,760       $ 428,931      $ 475,574      $ 517,019
Total interest expense  .        59,759         65,841        265,297         179,688         150,709        206,783        264,043
Net interest income . . .        76,020         72,753        294,660         296,072         278,222        268,791        252,976
Provision for loan and
   lease losses . . . . .         3,322          3,340         38,107          22,922          13,262         12,812         10,252
Total noninterest income         23,968         22,983         94,878          86,672          79,587         69,597         61,963
Total noninterest
   expenses . . . . . . .        67,406         63,345        229,293         248,321         225,442        197,696        184,487
Income before income
   taxes and cumulative
   effect of a change in
   accounting principle .        29,260         29,051        122,138         111,501         119,105        127,880        120,200
Income taxes  . . . . . .         9,057         10,281         45,133          38,990          40,898         40,980         38,490
Income before cumulative
   effect of change in
   accounting principle .        20,203         18,770         77,005          72,511          78,207         86,900         81,710
Cumulative effect of a
   change in accounting
   principle  . . . . . .            --             --             --              --           3,650             --             --
Net income  . . . . . . .     $  20,203      $  18,770      $  77,005       $  72,511       $  81,857      $  86,900      $  81,710
                              ---------      ---------      ---------       ---------       ---------      ---------      ---------

                                  As of or For the
                                    Three Months
                                   Ended March 31,                         As of or For the Year Ended December 31,
                            ---------------------------  ------------------------------------------------------------------------
                                 1996          1995            1995           1994            1993            1992          1991
                            ------------  ------------   -------------   -------------   -------------  -------------   ----------
                                    (unaudited)
COMMON STOCK DATA:
Income per share before
   cumulative effect of
   a change in
   accounting principle .     $     .65      $     .59      $    2.43       $    2.25       $    2.41      $    2.70      $    2.55
Net income per share  . .           .65            .59           2.43            2.25            2.52           2.70           2.55
Cash dividends per share           .295           .295           1.18            1.18           1.135           1.06            .95
Book value per share (at
   period end)  . . . . .         21.11          19.95          20.86           19.61           18.69          17.30          15.53
Market price (at period
   end) . . . . . . . . .         27.62          24.50          30.00           23.75           24.75          28.75          27.75
Average shares
   outstanding (in
   thousands) . . . . . .        31,119         32,021         31,735          32,259          32,505         32,225         32,079

BALANCE SHEETS:
       (in millions)
Average balances:
   Total assets . . . . .     $   7,348      $   7,599      $   7,528       $   7,200       $   6,755      $   6,537      $   6,007
   Total earning assets .         6,730          6,949          6,876           6,558           6,106          5,966          5,538
   Loans and leases . . .         5,233          5,626          5,461           5,172           4,619          4,358          3,837
   Deposits . . . . . . .         5,223          5,154          5,178           5,082           5,069          5,084          5,159
   Long-term debt . . . .           247            224            230             213             128             66             62
   Stockholders' equity .           653            631            640             618             584            526            470
At period end:
   Total assets . . . . .     $   7,427      $   7,703      $   7,565       $   7,535       $   7,269      $   6,553      $   6,511
   Loans and leases . . .         5,206          5,714          5,260           5,534           5,067          4,396          4,329
   Deposits . . . . . . .         5,287          5,225          5,358           5,152           5,220          5,088          5,337
   Long-term debt . . . .           242            228            239             219             222             71             62
   Stockholders' equity .           657            638            650             628             608            562            498

                                  As of or For the
                                    Three Months
                                   Ended March 31,                         As of or For the Year Ended December 31,
                            ---------------------------  ------------------------------------------------------------------------
                                 1996          1995            1995           1994            1993            1992          1991
                            ------------  ------------   -------------   -------------   -------------  -------------   ----------
                                    (unaudited)
SELECTED RATIOS:
Return on average:                          (annualized)
   Total assets . . . . .          1.11%          1.00%          1.02%           1.01%           1.21%          1.33%          1.36%
   Total stockholders'
   equity  . . . . . . . . .      12.44          12.07          12.03           11.73           14.01          16.52          17.38
Dividend payout ratio . .         45.38          50.00          48.56           52.44           45.04          39.26          37.25
Average stockholders'
   equity to average
   total assets . . . . .          8.89           8.30           8.50            8.58            8.65           8.05           7.82
Net interest margin . . .          4.58           4.34           4.36            4.63            4.69           4.62           4.74
At Period End:
   Tier 1 leverage ratio           7.94           7.40           7.72            7.51            7.45           7.72           6.80
   Risk-based capital
   ratios:
    Tier 1  . . . . . . .          9.34           9.19           9.03            9.31            9.80          10.49           9.03
    Total   . . . . . . .         12.21          11.86          11.88           12.06           12.84          11.67          10.17
   Allowance for loan
    and lease losses to
    total loans and
    leases  . . . . . . .          1.52           1.07           1.50            1.11            1.23           1.28           1.27
   Nonperforming assets
    to total loans and
    leases and other
    real estate owned   .          1.73           1.16           1.75            1.14            1.44           1.65            .90
   Allowance for loan
    and lease losses to
    nonperforming loans
    and leases  . . . . .          1.03x          1.07x           .95x           1.04x           1.03x           .79x          1.49x

                   CONDENSED CONSOLIDATED FINANCIAL DATA OF
                           ANB FINANCIAL CORPORATION

                (In thousands, except ratio and per share data)

          The following table sets forth certain condensed consolidated historical financial data of ANB and is based on the consolidated financial statements of ANB, including the respective notes thereto, included elsewhere in this Proxy Statement/Prospectus and should be read in conjunction therewith. Interim unaudited data for the three months ended March 31, 1996 and 1995 reflect, in the opinion of management of ANB, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1996 and 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                  As of or For the
                                    Three Months
                                  Ended March 31,                          As of or For the Year Ended December 31,
                            ---------------------------  -------------------------------------------------------------------------
                                 1996          1995            1995           1994            1993            1992          1991
                            ------------  ------------   -------------   -------------   -------------   -------------  ----------
                                     (unaudited)
INCOME STATEMENTS:
Total interest income . .      $  1,422      $  1,319        $  5,626       $  4,477        $  4,152        $  3,757      $  2,605
Total interest expense  .           414           346           1,857          1,034           1,096           1,118           975
Net interest income . . .         1,008           973           3,969          3,443           3,056           2,639         1,630
Provision for loan and
   lease losses . . . . .            53            12             157             58              48              18            92
Total noninterest
   income . . . . . . . .           202           130             794            824             899             839           531
Total noninterest
   expenses . . . . . . .           897           799           3,229          3,151           2,805           2,517         1,655
Income before income
   taxes  . . . . . . . .           260           292           1,377          1,058           1,102             943           414
Income taxes  . . . . . .            87           100             444            360             342             321           132
Net income  . . . . . . .           173           192             933            698             760             622           283

                                  As of or For the
                                    Three Months
                                  Ended March 31,                          As of or For the Year Ended December 31,
                            ---------------------------  -------------------------------------------------------------------------
                                 1996          1995            1995           1994            1993            1992          1991
                            ------------  ------------   -------------   -------------   -------------   -------------  ----------
                                     (unaudited)
COMMON STOCK DATA:
Income per share before
   cumulative effect of
   a change in
   accounting principle .      $   1.15      $   1.28        $   6.23       $   4.66        $   5.57        $   5.92      $   3.13
Net income per share  . .          1.15          1.28            6.23           4.66            5.57            5.92          3.13
Cash dividends per
   share  . . . . . . . .            --          2.00            2.00             --              --              --          1.25
Book value per share at
   period end . . . . . .         49.83         43.22           48.94          43.71           39.97           33.47         27.62
Average shares
   outstanding (in
   thousands) . . . . . .       149,824       149,824         149,824        149,824         138,418         104,932        90,350

BALANCE SHEETS:
Average balances:
   Total assets . . . . .      $ 69,383      $ 68,909        $ 70,816       $ 67,115        $ 58,915        $ 42,897      $ 28,878
   Total earning assets .        64,058        62,189          64,633         58,921          53,029          37,577        24,523
   Loans and leases . . .        46,553        35,562          39,500         30,393          26,709          22,723        16,868
   Deposits . . . . . . .        61,087        61,196          62,446         59,678          52,297          42,894        25,838
   Long-term debt . . . .            --            --              --             --             352             662            --
   Shareholders' equity .         7,424         6,670           6,948          6,094           5,644           2,921         2,345
At period end:
   Total assets . . . . .        69,363        70,672          73,642         72,087          62,484          55,117        30,617
   Loans and leases . . .        47,865        36,894          45,265         34,787          26,901          26,057        18,339
   Deposits . . . . . . .        61,276        63,758          65,458         62,336          58,280          50,003        27,898
   Long-term debt . . . .            --            --              --             --              --             950            --
   Shareholders' equity .         7,466         6,476           7,333          6,549           5,989           3,756         2,458

                                  As of or For the
                                    Three Months
                                  Ended March 31,                          As of or For the Year Ended December 31,
                            ---------------------------  -------------------------------------------------------------------------
                                 1996          1995            1995           1994            1993            1992          1991
                            ------------  ------------   -------------   -------------   -------------   -------------  ----------
                                     (unaudited)
SELECTED RATIOS:
Return on average:                  (annualized)
   Total assets . . . . .          1.00%         1.12%           1.29%          1.04%           1.29%           1.45%         0.98%
   Total shareholders'
equity  . . . . . . . . .          9.32         11.60           13.44          11.13           15.60           19.93         11.79
   Dividend payout ratio           0.00         38.78           32.15           0.00            0.00            0.00         38.94
   Average shareholders'
    equity to average
    total assets  . . . .         10.70          9.08            9.84           9.08            9.58            0.81          8.12
   Net interest margin  .          6.32          6.28            6.14           5.84            5.76            7.02          6.65
At Period End:
   Tier 1 leverage ratio           9.68          8.01            9.06           8.71            7.95            6.84          8.09
   Risk-based capital
   ratios:
   Tier 1 . . . . . . . .         14.16         15.00           13.52          13.62           14.82           12.75            --
   Total  . . . . . . . .         14.73         15.58           14.09          13.99           16.00           12.26         12.50
   Allowance for loan
    and lease losses to
    total loans and
    leases  . . . . . . .          0.60%         0.59%           0.80%          0.59%           0.65%           0.58%         0.67%
   Nonperforming assets
    to total loans and
    leases and other
    real estate owned   .          0.07          0.11            0.20           0.38            0.44            0.54          0.40
   Allowance for loan
    and lease losses to
    nonperforming loans
    and leases  . . . . .          7.94x        5.24x           2.96x          3.33x           1.48x           1.07x         1.88x

                     STOCK PRICE AND DIVIDEND INFORMATION

          The First Hawaiian Common Stock is quoted on the Nasdaq National Market under the symbol "FHWN". There is no established trading market for the ANB Common Stock. The table below sets forth, for the calendar quarters indicated, the high and low sales prices of the First Hawaiian Common Stock as reported on the Nasdaq National Market, the high and low trading prices of the ANB Common Stock known to management of ANB and the dividends per share declared on each of the First Hawaiian Common Stock and the ANB Common Stock in each such quarter. The market for shares of ANB Common Stock is highly illiquid and the shares are neither listed on an established exchange nor quoted on the Nasdaq National Market. Trades of ANB Common Stock are generally undertaken in private transactions. Thus, management of ANB does not have knowledge of the prices paid in all transactions involving its shares and has not necessarily verified the prices indicated in the table with both parties to the relevant transaction. See "Certain Information Relating to ANB--Market Prices of ANB Common Stock."


        Year Ended                      First Hawaiian                                  ANB
       December 31,                      Common Stock                              Common Stock
 -----------------------   ----------------------------------------  ----------------------------------------
 1994                          High          Low         Dividends       High           Low        Dividends
                          ------------  ------------   ------------  ------------  ------------  ------------

 First Quarter . . . . .     $27-1/4       $23             $.295          $43           $43            --
 Second Quarter  . . . .      28-1/2        24-3/4          .295          N/A           N/A            --
 Third Quarter . . . . .      31-1/4        28              .295          46            44             --
 Fourth Quarter  . . . .      30            27-7/8          .295          N/A           N/A            --
 1995

 First Quarter . . . . .     $27           $23             $.295          $52           $48          $2.00
 Second Quarter  . . . .      28            24-1/4          .295          N/A           N/A            --
 Third Quarter . . . . .      31-1/4        24-3/4          .295          N/A           N/A            --
 Fourth Quarter  . . . .      30            27-7/8          .295          N/A           N/A            --
 1996
 First Quarter . . . . .     $30           $26              .295          N/A           N/A            --

 Second Quarter (through
   June 7) . . . . . . .      29-3/4        27              .295<F1>     N/A           N/A            --
____________________

<F1>
   Payable June 14, 1996 to holders of record of First Hawaiian
   Common Stock as of May 31, 1996.
/TABLE

     The following table sets forth the closing price per share for First Hawaiian Common Stock, as reported on the Nasdaq National Market, for ANB Common Stock and the equivalent per share price for ANB Common Stock on February 26, 1996, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and on June 7, 1996, which is the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus. Holders of ANB Common Stock are urged to obtain current market quotations for shares of First Hawaiian Common Stock.

                                             February 26, 1996     June 7, 1996
                                             -----------------   -----------------
 Closing price per share:
   First Hawaiian  . . . . . . . . . . . .        $29.125             $28.25
   ANB <F1>  . . . . . . . . . . . . . . .        $ 50.00             $50.00
   Equivalent pro forma
     per share of ANB
     Common Stock  . . . . . . . . . . . .        $107.49<F2>         107.49<F3>

____________________

<F1>   There are no publicly available quotations of ANB Common Stock.
       Accordingly, the amount reflected as the closing price per share of ANB Common Stock as of February 26, 1996 and June 7, 1996, respectively, is the average of the prices paid for ANB Common Stock in the two most recent transactions in ANB Common Stock, both of which occurred in February 1995.
<F2>   Computed by multiplying the closing price per share of First Hawaiian
       Common Stock on February 26, 1996 by a 3.6907 Exchange Ratio (the "Assumed Exchange Ratio"), which is based on a Valuation Price equal to such closing price of First Hawaiian Common Stock and a Determination Date Book Value Per Share of $48.86 (calculated based on the shareholders' equity of ANB as of March 31, 1996, as adjusted in accordance with the definition of Determination Date Book Value Per Share).
<F3>   Computed by multiplying the closing price per share of First Hawaiian
       Common Stock on June 7, 1996 by a 3.8050 Exchange Ratio, which is based on a Valuation Price equal to such closing price of First Hawaiian Common Stock and a Determination Date Book Value Per Share of $48.86 (calculated based on the shareholders' equity of ANB as of March 31, 1996 as adjusted in accordance with the definition of Determination Date Book Value Per Share).

          No assurance can be given as to the market price of the First Hawaiian Common Stock or the book value per share of the ANB Common Stock at the time the Exchange Ratio is determined, or as to the market price of the First Hawaiian Common Stock at the time the Merger is consummated or when the shares of First Hawaiian Common Stock are actually issued to holders of ANB Common Stock in the Merger.

                          COMPARATIVE PER SHARE DATA

                                  (Unaudited)

          The following table sets forth unaudited comparative book value, cash dividends declared and income per share data: (a) on a historical basis for First Hawaiian and ANB, (b) on a pro forma basis for First Hawaiian adjusted to give effect to the Merger as if the Merger had occurred at March 31, 1996 and December 31, 1995, respectively, with respect to the presentation of book value and as if the Merger had occurred at January 1, 1995 in the case of income per share data and (c) on a pro forma equivalent basis for ANB Common Stock. The information presented is based on the Assumed Exchange Ratio of 3.6907 shares of First Hawaiian Common Stock. This calculation of the exchange ratio is provided for illustrative purposes only and will likely not be the Exchange Ratio used for the issuance of First Hawaiian Common Stock in the Merger. See "Incorporation of Certain Documents by Reference"; "Available Information"; "The Merger--Merger Consideration"; "--Possible Increase of Exchange Ratio"; and the consolidated financial statements of ANB included elsewhere in this Proxy Statement/Prospectus.

                                                                   FIRST HAWAIIAN                               ANB
                                                      --------------------------------------   -----------------------------------
                                                                                                                      Equivalent
                                                           Historical           Pro Forma          Historical        Pro Forma<F1>
                                                      -------------------   ----------------   ----------------   ----------------
 Book Value
    March 31, 1996   . . . . . . . . . . . . . . . .       $  21.11              $ 20.72            $ 49.83             $ 76.47
    December 31, 1995  . . . . . . . . . . . . . . .          20.86                20.47              48.94               75.55
 Cash Dividends Declared <F2>
    First quarter 1996   . . . . . . . . . . . . . .        $  .295              $  .295            $     0             $ 1.089
    Year ended December 31, 1995   . . . . . . . . .           1.18                 1.18               2.00               4.355
Income Per Share Before Cumulative Effect of a
   Change in Accounting Principle
    Three months ended March 31, 1996  . . . . . . .        $   .65              $   .64            $  1.15             $  2.36
    Year ended December 31, 1995   . . . . . . . . .           2.43                 2.41               6.23                8.89

____________________

<F1>   The pro forma equivalent per share amounts for ANB Common Stock represent, in the cases of book value and income before cumulative effect of a change in accounting principle, the pro forma amounts for shares of First Hawaiian Common Stock multiplied by 3.6907 (the Assumed Exchange Ratio) and, in the case of cash dividends declared, the historical data for shares of First Hawaiian Common Stock multiplied by 3.6907 (the Assumed Exchange Ratio).

<F2>   The First Hawaiian pro forma cash dividends declared represent First
       Hawaiian historical dividends.

                              THE ANNUAL MEETING

Date, Time and Place

          The Annual Meeting will be held at the Tri-Cities Country Club, located at 314 Underwood, Kennewick, Washington, at 1:00 p.m., local time, on ________ __, 1996.


Matters To Be Considered at the Annual Meeting

          At the Annual Meeting, in addition to the election of directors, holders of ANB Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement. Holders of ANB Common Stock also will be asked to consider and vote upon a proposal to elect three directors to the Board of Directors of ANB to serve for terms of three years and until their successors are elected and qualified, or until the Effective Time. Holders of shares of ANB Common Stock entitled to vote at the Annual Meeting will also be entitled to consider and vote upon such other matters as may properly be brought before the Annual Meeting.

          The Board of Directors of ANB unanimously adopted the Merger Agreement and the transactions contemplated thereby and recommends a vote FOR approval of the Merger Agreement. The Board of Directors of ANB also recommends a vote FOR the election of the proposed slate of directors.

          Additional information with respect to the election of directors is set forth below under the caption "Election of Directors".


Record Date; Shares Entitled to Vote; Quorum

          The close of business on May 21, 1996 has been fixed by the Board of Directors of ANB as the Record Date. Only holders of record of ANB Common Stock on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 149,824 shares of ANB Common Stock were issued and outstanding and held by approximately 162 holders of record.

          A majority of the shares of ANB Common Stock outstanding on the Record Date must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present for purposes of voting on each of the matters to be considered at the Annual Meeting.

          Holders of record of ANB Common Stock on the Record Date are entitled to one vote per share on each matter to be considered at the Annual Meeting.

Votes Required

          The approval of the Merger Agreement will require the affirmative vote of the holders of record of at least two-thirds of the shares of ANB Common Stock outstanding on the Record Date. The approval of the Merger Agreement by the requisite holders of ANB Common Stock is a condition to the consummation of the Merger. None of the other matters to be considered at the Annual Meeting must be approved by holders of ANB Common Stock in order for the Merger to be consummated.

          No approval by the shareholders of First Hawaiian is required in order to approve the Merger Agreement and consummate the Merger.

          As of the Record Date, directors and executive officers of ANB and their affiliates owned and were entitled to vote 76,211 shares of ANB Common Stock, which represented approximately 51% of the shares of ANB Common Stock outstanding on the Record Date. Concurrently with the execution and delivery of the Merger Agreement by ANB, certain holders of ANB Common Stock owning an aggregate of 89,981 shares of ANB Common Stock, which represented approximately 60% of the shares of ANB Common Stock outstanding on the Record Date, including each director and each holder of more than 5% of the outstanding ANB Common Stock, entered into Shareholder Voting Agreements pursuant to which each such shareholder has agreed to vote for approval of the Merger Agreement at the Annual Meeting. As of the Record Date, the directors and executive officers of First Hawaiian did not own any shares of ANB Common Stock. See "The Merger--Shareholder Voting Agreements".

          The affirmative vote of the holders of a majority of the shares of ANB Common Stock represented at the Annual Meeting and entitled to vote will be required to elect ANB directors.

          Additional information with respect to beneficial ownership of ANB Common Stock and more detailed information with respect to beneficial ownership of ANB Common Stock by ANB directors and executive officers is set forth below under the captions "Certain Information Relating to ANB--Security Ownership of Certain Beneficial Owners and Management" and "Election of Directors".


Voting of Proxies

          Shares represented by all properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified by the holders thereof. Proxies which do not contain voting instructions will be voted FOR the Merger Agreement and FOR the election of the directors nominated by the Board of Directors, and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting.

          ANB intends to count shares of ANB Common Stock held by shareholders present in person at the Annual Meeting but not voting, and shares of ANB Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of business.

          For voting purposes, only shares voted for approval of the Merger Agreement and shares represented by a signed proxy which fails to indicate voting instructions will be counted as voting in favor of the Merger Agreement. The abstention from voting with respect to approval of the Merger Agreement by any shareholder who is present in person or by proxy at the Annual Meeting will have the same effect as a vote against such approval. Broker non-votes will have the same effect as a vote against approval of the Merger Agreement. Neither abstentions nor broker non-votes will be considered votes cast with respect to the election of directors.


Solicitation of Proxies

          ANB will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of ANB and American National may solicit proxies from ANB's shareholders by telephone or telegram or in person.


Revocation of Proxies

     Any proxy given by a shareholder may be revoked before its exercise by written notice to the Secretary of ANB, or by a subsequently dated proxy, or in open meeting before the shareholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy.


ANB SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                 THE COMPANIES

First Hawaiian, Inc.

          General. First Hawaiian is a holding company incorporated under the laws of Delaware and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and as a savings and loan holding company under the Home Owners' Loan Act, as amended. First Hawaiian, through its subsidiaries, operates a general commercial banking business and other businesses related to banking. Its principal assets are its investments in FHB, Pioneer, First Hawaiian Creditcorp, Inc. and First Hawaiian Leasing, Inc., all of which are wholly-owned subsidiaries of First Hawaiian. At March 31, 1996, First Hawaiian had consolidated total assets of approximately $7.4 billion, total deposits of approximately $5.3 billion and stockholders' equity of approximately $657.2 million. Based on assets as of December 31, 1995, First Hawaiian was the second largest bank holding company headquartered in Hawaii and the 72nd largest bank holding company in the United States.

          The principal executive offices of First Hawaiian are located at 1132 Bishop Street, Honolulu, Hawaii 96813. First Hawaiian's telephone number is (808) 525-7000.

          FHB. FHB, a Hawaii state-chartered bank and the oldest financial institution in Hawaii, is a full-service bank conducting a general commercial and consumer banking business and offering trust services. Its banking activities include receiving demand, savings and time deposits for personal and commercial accounts; making commercial, agricultural, real estate and consumer loans; acting as a United States tax depository facility; providing money transfer and cash management services; selling traveler's checks, personal money orders, mutual funds and annuities; issuing letters of credit; handling domestic and foreign collections; providing safe deposit and night depository facilities; lease financing; and investing in U.S. Treasury securities and securities of other U.S. government agencies and corporations and state and municipal securities.

          At March 31, 1996, FHB had total deposits of $4.5 billion and total assets of $6.1 billion. FHB is not a member of the Federal Reserve System. Its deposits are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC").

          Pioneer. Pioneer, a federally chartered savings bank headquartered in Honolulu, Hawaii, also is a subsidiary of First Hawaiian. Pioneer operates nineteen branch offices located throughout the State of Hawaii and its deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. As of December 31, 1995, Pioneer was the fourth largest SAIF-insured institution in Hawaii in terms of total assets. First Hawaiian recently announced its intention to merge Pioneer with and into FHB in 1997.

          Other Subsidiaries. The Corporation's other major subsidiaries include First Hawaiian Creditcorp, Inc., a FDIC-insured financial services loan company, and First Hawaiian Leasing, Inc., which is primarily engaged in commercial equipment and vehicle leasing.

          Recent Acquisition. In December 1995, First Hawaiian entered into the Branch Purchase Transactions, pursuant to which First Hawaiian acquired 31 branches located in the states of Oregon, Washington and Idaho from certain bank and thrift subsidiaries of U.S. Bancorp. Pursuant to the Branch Purchase Transactions, which were consummated on May 31, 1996, First Hawaiian and its subsidiaries purchased certain assets, including approximately $413 million in loans, and assumed certain liabilities, consisting principally of approximately $687 million in deposits, for a deposit premium of 5.25% (approximately $36 million) on the deposits assumed. To effect these acquisitions, First Hawaiian organized a new bank subsidiary under Oregon law, Pacific One Bank, which acquired the 27 branches located in Oregon and Idaho. The four Washington Branches were acquired by Pioneer. The Branch Purchase Transactions were accounted for using the purchase method of accounting.

ANB Financial Corporation

          ANB is a bank holding company organized under the laws of the State of Washington and registered under the BHCA. At March 31, 1996, on a consolidated basis, ANB had total assets of approximately $69.4 million, total deposits of approximately $61.3 million and total shareholders' equity of approximately $7.5 million. As of such date, ANB was the thirty-ninth largest bank holding company in the State of Washington in terms of total deposits.

          ANB's sole bank subsidiary is American National, a national banking association headquartered in Kennewick, Washington.

          The principal executive offices of ANB are located at 7525 West Canal Drive, Kennewick, Washington 99336, and ANB's telephone number is (509) 735-0451.

                                  THE MERGER

General

          The Boards of Directors of ANB, First Hawaiian and Merger Sub have each approved the Merger and the Merger Agreement, which provides for the Merger of Merger Sub with and into ANB at the Effective Time, with ANB continuing as the Surviving Corporation. As a result of the Merger, ANB will become a wholly-owned subsidiary of First Hawaiian. This section of the Proxy Statement/Prospectus describes certain aspects of this transaction, including the principal terms of the Merger Agreement. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex I and is incorporated herein by reference. The description set forth below of the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which the shareholders of ANB are urged to read in its entirety.

Background of the Merger

          As part of a strategic planning effort, ANB's management and Board of Directors undertook a review of the strategic alternatives available to ANB for the future development of its business and the optimization of shareholder value. The latest formal session dedicated to strategic planning took place in December 1995. In connection with this review, ANB retained Graham & Dunn, P.C. as legal counsel. A number of alternative strategies to enhance ANB's earnings and competitive position were considered by the Board of Directors of ANB in connection with this review, including (i) pursuing a strategy of independence and growth through internal expansion in existing and adjoining markets, (ii) growing through external expansion using acquisitions in existing and adjoining markets, (iii) engaging in a public offering of ANB Common Stock to assist in acquisitions and provide liquidity to ANB's shareholders as part of the independence strategy and (iv) merging with or being acquired by a larger institution.

          In an attempt to pursue growth in its existing market, ANB established a de novo branch in Richland, Washington in January 1994 and, in November 1995, bid on three of the Washington Branches which First Hawaiian was successful in acquiring. The Board established that without the growth provided by the acquisition of these Washington Branches an initial public offering of ANB Common Stock was not practical due to the asset size of ANB. Potential acquisition targets were identified in five Eastern Washington communities, two of which were served by the Washington Branches acquired by Pioneer.

          During the past several years, First Hawaiian has sought to expand its banking operations into markets outside Hawaii and thereby diversify its earnings base, broaden its access to core deposit sources and develop new markets in which it could offer and sell banking and other financial products and services. In furtherance of this strategy, in December 1995, First Hawaiian successfully bid to acquire the 31 branches being divested in the Branch Purchase Transactions by U.S. Bancorp in Oregon, Idaho and Washington in connection with its recently completed merger with West One Bancorp. At the time it entered into definitive agreements with U.S. Bancorp for the Branch Purchase Transactions, First Hawaiian noted publicly that it intended to use the acquired branches as a platform for further expansion in the Pacific Northwest, subject to the availability of suitable acquisition opportunities.

          As a result of their mutual interest in acquiring the Washington Branches, senior management officers of First Hawaiian and ANB had become generally familiar with the other organization. In January 1996, the Chairman of First Hawaiian contacted the President and Chief Executive Officer of ANB to arrange a meeting to discuss First Hawaiian's interest in acquiring ANB.

          On February 8, 1996, Messrs. Eerkes and Emery of ANB met with Mr. Dods of First Hawaiian. This meeting was followed by a telephone conference call on February 14, 1996 among Messrs. Eerkes and Emery and Messrs. Dods and Karr.

          Prompted in part by the unprecedented consolidation which occurred in the banking industry in 1995, the availability of technology that customers were beginning to demand and the increasing challenges faced by ANB in competing with larger institutions for market share and acquisition opportunities, on February 14, 1996, after ANB's unsuccessful bid to acquire the Washington Branches, the ANB Board of Directors concluded that shareholder value would be most effectively enhanced through a combination between ANB and First Hawaiian. Accordingly, the Board of Directors of ANB authorized Messrs. Eerkes and Emery to enter into negotiations with First Hawaiian regarding a possible merger transaction.

          During the remainder of February 1996 there were a number of discussions and meetings between other senior officers of the two companies and counsel for both parties. During this period, the terms of the Merger, including the Exchange Ratio, were determined through arm's-length negotiations between ANB and First Hawaiian. Also during this period, Messrs. Eerkes and Emery remained in contact with individual members of the Board of Directors of ANB to brief them on the status and progress of discussions and to obtain the directors' views on various matters.

          At a special meeting of ANB's Board of Directors held on February 26, 1996, the ANB Board of Directors, along with its counsel, Graham & Dunn, P.C., reviewed the Merger Agreement and considered the potential benefit of the proposed Merger to ANB and its shareholders, taking into account the financial and valuation analyses of the Merger and the terms of the Merger Agreement. At such meeting, Ragen MacKenzie presented its written opinion to the effect that the consideration to be received by the holders of ANB Common Stock would be fair to the shareholders of ANB from a financial point of view. At the conclusion of this meeting, after consideration of the various factors and for the reasons set forth below, the Board of Directors of ANB unanimously determined that the proposed transaction was fair to and in the best interest of ANB and its shareholders, and therefore authorized management to execute and deliver the Merger Agreement and recommended the

Merger Agreement be submitted to ANB's shareholders for approval. The Merger Agreement was entered into on February 26, 1996.

Reasons for the Merger; Recommendation of the Board of Directors

          ANB. The Board of Directors of ANB believes that the Merger with First Hawaiian will provide ANB with substantially greater financial and technological resources that will enable it to compete more effectively in its home market and better serve its customers and communities. ANB's shareholders will be able to obtain a premium over book value for their shares on a tax-deferred basis while at the same time having the opportunity to participate in First Hawaiian's future and to have the benefits of the active trading market for First Hawaiian's Common Stock.

          In reaching its decision to adopt the Merger Agreement, the Board of Directors of ANB considered, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects, including projected future results, of First Hawaiian and ANB both as separate entities and after giving effect to the Merger, (ii) current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the banking and financial services industries and the growing importance of economies of scale to a banking institution's ability to compete successfully in this changing environment, (iii) the increasing cost and availability of technology, (iv) the structure of the transaction, (v) the terms of the Merger Agreement, (vi) the opinion of its financial advisor described below as to the fairness from a financial point of view of the consideration to be received by the holders of ANB Common Stock, (vii) the likelihood of obtaining required regulatory approval, (viii) the changing legal environment for banking and financial services, (ix) the impact of the Merger on the depositors, employees and customers served by ANB and American National, (x) the availability of stock liquidity to ANB shareholders and (xi) the compatibility of First Hawaiian's plans for ANB with the strategic plan of ANB. In its decision to adopt the Merger Agreement and recommend the Merger to its shareholders, the ANB Board of Directors did not assign any relative or specific weights to the various factors considered and individual directors may have given differing weights to different factors.

          The Board of Directors of ANB believes that the terms of the Merger Agreement are fair to and in the best interests of ANB's shareholders. The ANB Board of Directors has unanimously adopted the Merger Agreement and recommends that the shareholders of ANB approve the Merger Agreement.

          First Hawaiian. As discussed above under "--Background of the Merger", First Hawaiian has begun to implement a strategy, through the Branch Purchase Transactions and other steps, of establishing and developing a competitive banking franchise in the State of Washington and neighboring states in the Pacific Northwest. The Board of Directors of First Hawaiian believes that ANB's experience in Washington community banking, as well as its strong growth and financial performance in recent years, will significantly facilitate First Hawaiian's efforts to strengthen and diversify its new Pacific Northwest banking franchise.

          In addition, First Hawaiian's Board of Directors believes that the acquisition of American National will, depending upon market conditions and future acquisition opportunities, provide First Hawaiian with an additional platform upon which to pursue further expansion opportunities in the State of Washington and to integrate those operations with First Hawaiian's other banking operations in the Pacific Northwest. As discussed under "Management and Operations After the Merger--Operations After the Merger", First Hawaiian anticipates that, at some time after completion of the Merger, it will cause the Washington Branches acquired by Pioneer in the Branch Purchase Transactions to be transferred to American National. First Hawaiian will also evaluate the possibility of merging American National and Pacific One Bank in order to fully integrate its operations in the Pacific Northwest. However, First Hawaiian has no present plans in this respect.

Opinions of Financial Advisor

          ANB has retained Ragen MacKenzie to act as its financial advisor in connection with the Merger. On February 26, 1996 and on the date hereof, Ragen MacKenzie delivered written opinions to the ANB Board of Directors.
The opinions of Ragen MacKenzie state that, based upon and subject to the factors and assumptions set forth in such written opinions, and as of the dates of each such opinion, the consideration to be received by the holders of ANB Common Stock in the Merger (which was determined through arm's-length negotiations between ANB and First Hawaiian) is fair, from a financial point of view, to the holders of ANB Common Stock.

          The full text of the written opinion of Ragen MacKenzie to the ANB Board of Directors, dated as of the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, procedures followed, matters considered and limits of the review undertaken by Ragen MacKenzie in connection with the opinion, is attached hereto as Annex II and is incorporated herein by reference. Holders of shares of ANB Common Stock are urged to read such opinion in its entirety. The opinions of Ragen MacKenzie are directed only to the fairness of the consideration to be received by holders of ANB Common Stock in the Merger and do not constitute recommendations to any holder of ANB Common Stock as to how to vote at the Annual Meeting. The summary of the opinion of Ragen MacKenzie set forth herein is qualified in its entirety by reference to the full text of the opinion attached as Annex II.

          In connection with its opinion dated February 26, 1996, Ragen MacKenzie reviewed, among other things: (a) the Merger Agreement; (b) draft financial statements and other information of ANB; (c) publicly available financial statements and other information of First Hawaiian; (d) certain internal financial statements, other financial and operating data concerning ANB, and financial projections prepared by the management of ANB; (e) certain publicly-available information with respect to Northwest banks and bank holding companies and the trading markets for their securities; and (f) the financial terms, to the extent publicly available, of certain comparable acquisition transactions in the Northwest that Ragen MacKenzie believed to be relevant to its inquiry. Ragen MacKenzie also discussed the past and current operations and financial condition and the prospects of ANB with Mr. Richard
C. Emery, President and CEO of ANB. No limitations were imposed by ANB with respect to the investigations made or the procedures followed by Ragen MacKenzie in rendering its opinions. In connection with its opinion dated the date of this Proxy Statement/Prospectus, Ragen MacKenzie reviewed the foregoing as well as this Proxy Statement/Prospectus. Ragen MacKenzie also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Each of Ragen MacKenzie's opinions is necessarily based upon the conditions as they existed and could be evaluated on the date thereof and the information made available to Ragen MacKenzie through the date thereof.

          In conducting its review and arriving at its opinions contemplated under the terms of its engagement by ANB, Ragen MacKenzie relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it or publicly available and did not assume any responsibility in any respect for the accuracy, completeness or reasonableness of, or any obligation to verify, the same or to conduct any appraisal of assets. Without limiting the generality of the foregoing, Ragen MacKenzie relied upon the management of ANB as to the reasonableness of the pro forma financial statements (including the underlying assumptions, the adjustments giving effect thereto and the allocation of such adjustments) and the reasonableness and achievability of the financial and operating estimates (and the assumptions and bases therefor) discussed with Ragen MacKenzie, and Ragen MacKenzie assumed that such estimates reflected the best currently available estimates and judgments of the management of ANB and that such estimates would be realized in the amounts and in the time periods estimated by the management of ANB. Ragen MacKenzie did not make or obtain any evaluations or appraisals of the property of ANB or First Hawaiian, nor did Ragen MacKenzie examine any individual loan files. Ragen MacKenzie was retained by ANB to express an opinion as to the fairness, from a financial point of view, to the holders of ANB Common Stock, of the consideration to be received in the Merger. Ragen MacKenzie was not authorized to and did not solicit other indications of interest in acquiring ANB. Ragen MacKenzie did not address ANB's underlying business decision to proceed with the Merger and did not make any recommendation to the ANB Board of Directors or to the shareholders of ANB with respect to any approval of the Merger.

          With respect to the earnings estimates and financial forecasts referred to above, Ragen MacKenzie has assumed that they were reasonably based on the best currently available estimates and judgments of ANB's and First Hawaiian's managements as to the future financial performance of ANB and First Hawaiian, respectively. The estimates and financial forecasts were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those reflected in such estimates. For the purpose of rendering its opinion dated as of the date of this Proxy Statement/Prospectus, Ragen MacKenzie assumed that the valuation of ANB will be at least $16,767,300 (which represents 2.2 times the Determination Date Book Value calculated as of December 31, 1995).

          The following is a summary of the analyses Ragen MacKenzie utilized in arriving at its opinion as to the fairness of the consideration to be received by the holders of ANB Common Stock in the Merger that Ragen MacKenzie delivered to the ANB Board of Directors on February 26, 1996.
Ragen MacKenzie arrived at its ultimate opinion based on the results of all of the analyses performed assessed as a whole, including the principal analyses described below, and did not draw any specific conclusions from or with regard to any one method of analysis.

          Peer Group Company Analysis. Using publicly available information, Ragen MacKenzie compared selected financial information for ANB with similar information for selected banks and bank holding companies that Ragen MacKenzie deemed comparable. Such comparable companies included Cascade Bancorp, Central Bancorporation, Centennial Bancorp, Columbia Bank, Baker Boyer Bancorp, Northrim and West Coast Bancorp. The reference range established based on this analysis, of between $10,730,000 and $12,194,000, or $67.60 and $76.83 per share for ANB Common Stock, does not factor in the control premium associated with an acquisition. The ANB valuation of at least $16,767,300, or $105.64 per share, represents a premium of 38% to 56% to this range.

          Comparable Merger and Acquisition Analysis. Ragen MacKenzie analyzed recent merger and acquisition activity in the banking industry in similar geographic regions, placing particular emphasis on premiums to book value. For this analysis, Ragen MacKenzie reviewed eleven transactions or pending transactions. Excluding high and low data points, this analysis showed acquisition prices paid that resulted in an average (i) 13.9 multiple of net income; (ii) 1.9 multiple of book value; and (iii) 16.4% price-to-assets ratio. While many of these transactions were not directly comparable due to the differences in size and market capitalization, Ragen MacKenzie did develop a reference range of between $12,969,000 and $14,481,000, or $81.71 and $91.23 per share for ANB Common Stock.

          Discounted Cash Flow Analysis. Using discounted cash flow analysis, Ragen MacKenzie estimated the present value of the future streams of after-tax cash flows that ANB could produce through 2006 on a stand-alone basis, under various circumstances, assuming ANB performed in accordance with the earnings forecasts of ANB's management described herein as (a) a 5% Growth Case, and (b) a 10% Growth Case. Ragen MacKenzie estimated the terminal value for ANB Common Stock at the end of the period by two methods:
(i) applying multiples ranging from 1.4x to 2.2x to ANB's terminal year book value, and (ii) projecting a perpetual growth rate of the terminal year's after-tax cash flows. The cash flow streams and terminal values were then discounted to present values using different discount rates (from 10% to 14%). This discounted cash flow analysis indicated a reference range of between $11,952,000 and $14,610,000, or $75.30 and $92.05 per share.

          In connection with rendering its opinions to the ANB Board of Directors, Ragen MacKenzie performed a variety of financial analyses which are summarized above. Ragen MacKenzie believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Ragen MacKenzie's opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. With respect to the comparable company analysis and bank merger and acquisition analysis summarized above, no public company utilized as a comparison is identical to ANB and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or the public trading value of the companies concerned.

          In performing its analyses, Ragen MacKenzie made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ANB or First Hawaiian. The analyses performed by Ragen MacKenzie are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Ragen MacKenzie's analysis of the fairness of the consideration to be received by holders of ANB Common Stock in the Merger and were presented to the ANB Board of Directors in connection with the delivery of Ragen MacKenzie's opinions. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, Ragen MacKenzie's opinion and presentation to the ANB Board of Directors was one of many factors taken into consideration by the ANB Board of Directors in making its determination to adopt the Merger Agreement. Consequently, the Ragen MacKenzie analyses described above should not be viewed as determinative of the opinion of the ANB Board of Directors with respect to the value of First Hawaiian or of whether the ANB Board of Directors would have been willing to agree to a different exchange ratio.

          The ANB Board of Directors retained Ragen MacKenzie based upon Ragen MacKenzie's reputation, experience and expertise. Ragen MacKenzie is a regionally recognized investment banking and advisory firm. Ragen MacKenzie, as part of its investment banking and advisory business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and valuations for estate, corporate and other purposes.

          Pursuant to a letter agreement dated February 19, 1996 between ANB and Ragen MacKenzie, ANB has agreed to pay Ragen MacKenzie fees as follows:
(i) $10,000, payable at the signing of the letter agreement (which has been paid) and (ii) $40,000, contingent upon and payable at the closing of the Merger.

Structure of the Merger

          Subject to the terms and conditions of the Merger Agreement and in accordance with the RCW, at the Effective Time, Merger Sub will merge with and into ANB. ANB will be the Surviving Corporation in the Merger, will continue its corporate existence under Washington law under the name "ANB Financial Corporation" and will become a wholly-owned direct subsidiary of First Hawaiian. At the Effective Time, the separate corporate existence of Merger Sub will terminate. The ANB Charter, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation, and the Bylaws of ANB, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation.

Merger Consideration

          Conversion of Common Stock. Upon consummation of the Merger, except as described below, each outstanding share of ANB Common Stock, other than shares held in ANB's treasury or held by First Hawaiian or any wholly-owned subsidiary of First Hawaiian or ANB (except for shares held by First Hawaiian or any of its subsidiaries in a fiduciary or custodial capacity on behalf of persons other than ANB or American National ("Trust Account Shares") and shares acquired by First Hawaiian or any of its subsidiaries in respect of debts previously contracted ("DPC Shares")), which will be cancelled, and Dissenting Shares (see "--Rights of Dissenting Shareholders" below), will be automatically converted into a number of fully paid and nonassessable shares of First Hawaiian Common Stock equal to the Exchange Ratio, which is defined as the quotient obtained by dividing (x) 2.2 times the Determination Date Book Value Per Share by (y) the Valuation Price, provided that such quotient is subject to adjustment in certain limited circumstances described below under "--Adjustment of Exchange Ratio".

          The "Determination Date Book Value Per Share" is defined in the Merger Agreement to mean (i) the consolidated shareholders' equity of ANB as of the thirtieth day prior to the scheduled Closing Date (the "Determination Date"), determined in accordance with generally accepted accounting principles, except that there shall be added to such shareholders' equity the aggregate of the per share exercise prices for all shares of ANB Common Stock issuable upon exercise of outstanding employee and other stock options, divided by (ii) the number of shares of ANB Common Stock outstanding on the Determination Date on a fully-diluted basis. As further described herein, ANB has agreed in the Merger Agreement to take certain actions prior to the Determination Date, including charging off certain loans, which may have an impact on the Determination Date Book Value (see "--Conduct of Business Pending Merger"). In addition, as further described herein, the Determination Date Book Value Per Share shall be subject to further adjustment in the event that ANB experiences a net loss during the period from the Determination Date through the Closing Date.

          The "Valuation Price" is defined in the Merger Agreement to mean the average of the closing prices per share of First Hawaiian Common Stock for the fifteen consecutive trading days commencing on the Determination Date, as reported in The Wall Street Journal (the "Average Closing Price"), provided that if the Average Closing Price is less than or equal to $25.50, the Valuation Price shall be $25.50, and if the Average Closing Price is more than or equal to $31.16, the Valuation Price shall be $31.16.

          Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully-paid and nonassessable share of common stock, par value $1 per share, of the Surviving Corporation.

          Determination and Adjustment of Determination Date Book Value Per Share. The Merger Agreement provides that the Determination Date Book Value Per Share shall be initially determined by ANB, which determination shall be subject to review and objection by First Hawaiian and its auditors in accordance with the procedures in the Merger Agreement. In the event that the parties are unable to agree on the Determination Date Book Value Per Share within two business days of any objection by First Hawaiian, the Determination Date Book Value Per Share shall be finally determined by a firm of nationally recognized public accountants selected by the parties.

          Adjustment of Exchange Ratio. The Merger Agreement provides that the Exchange Ratio is subject to adjustment in the following circumstances:

          (a) In the event that ANB experiences a net loss during the period from the Determination Date to the Closing Date, the Determination Date Book Value Per Share, as determined as described above, shall be reduced on the Closing Date by the amount of such net loss and the Exchange Ratio shall be recalculated after giving effect to such reduction.

          (b) If the Average Closing Price of First Hawaiian Common Stock is less than $25.50, and as a result thereof the Board of Directors of ANB notifies First Hawaiian of its intention to terminate the Merger Agreement (see "--Termination" below), First Hawaiian has the option to increase the Exchange Ratio to equal the quotient (rounded to the nearest one-thousandth) obtained by dividing (x) $25.50 times the Exchange Ratio then in effect by (y) the Average Closing Price. If First Hawaiian does not exercise this option, the Merger Agreement will terminate.

          (c) The Exchange Ratio is subject to customary anti-dilution adjustments in the event of the issuance by First Hawaiian of any stock dividends or the subdivision, combination or reclassification of the First Hawaiian Common Stock.

          The Exchange Ratio was determined through arm's-length negotiations between First Hawaiian and ANB.

          Treatment of Stock Options. At least sixty days prior to the Closing Date, each ANB Stock Option that is outstanding as of the date of the Merger Agreement shall become vested and fully exercisable. Shares of ANB Common Stock issued upon exercise of such ANB Stock Options will be converted into shares of First Hawaiian Common Stock as set forth above (except that any holder of such shares of ANB Common Stock who has taken the necessary steps under Chapter 23B.13 of the RCW to exercise dissenters' rights, as described under "--Rights of Dissenting Shareholders" below, will not have his or her shares converted). ANB Stock Options that are not exercised prior to the Effective Time will terminate at the Effective Time. See "--Effect on Employee Benefit and Stock Plans and Compensation".

Effective Time

          The Effective Time will be the time of the filing of properly executed articles of merger (the "Articles of Merger") with the Secretary of State of the State of Washington or at such later time as is specified in the Articles of Merger. The Merger Agreement may be terminated by either party if, among other reasons, the Merger shall not have been consummated on or before December 31, 1996. See "--Conditions to the Consummation of the Merger" and "--Termination" below.


Conversion of Shares; Procedures for Exchange of Certificates; Fractional
Shares

          The conversion of ANB Common Stock into First Hawaiian Common Stock will occur automatically at the Effective Time. As soon as practicable after the Effective Time, FHB or another bank or trust company designated by First Hawaiian, in its capacity as exchange agent (the "Exchange Agent"), will send a transmittal form to each former ANB shareholder whose shares have been converted. The transmittal form will contain instructions with respect to the surrender of certificates previously representing ANB Common Stock to be exchanged for First Hawaiian Common Stock.

          ANB SHAREHOLDERS SHOULD NOT FORWARD ANB COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. ANB SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

          After the Effective Time, each certificate that previously represented shares of ANB Common Stock will represent only the First Hawaiian Common Stock into which such shares were converted in the Merger and the right to receive cash in lieu of fractional shares of First Hawaiian Common Stock as described below.

          Holders of certificates previously representing ANB Common Stock will not be paid dividends or distributions declared following the Effective Time on the First Hawaiian Common Stock and paid prior to the time of surrender of such certificates or cash in lieu of fractional shares of First Hawaiian Common Stock, until such certificates are surrendered to the Exchange Agent for exchange. When such certificates are surrendered, any cash to be paid in lieu of fractional shares of First Hawaiian Common Stock or in respect of unpaid dividends will be paid without interest.

          Holders of record of shares of ANB Common Stock immediately prior to the Effective Time will be entitled, at and after the Effective Time, to vote the number of shares of First Hawaiian Common Stock into which their shares of ANB Common Stock were converted in the Merger, regardless of whether the certificates formerly representing such shares of ANB Common Stock have been surrendered in exchange for certificates evidencing First Hawaiian Common Stock.

          All shares of First Hawaiian Common Stock issued upon conversion of shares of ANB Common Stock (including any cash paid in lieu of any fractional shares of First Hawaiian Common Stock) will be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to such shares of ANB Common Stock.

          No fractional shares of First Hawaiian Common Stock will be issued to any ANB shareholder upon surrender of certificates previously representing ANB Common Stock. For each fractional share that would otherwise be issued, First Hawaiian will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Valuation Price.

Representations and Warranties

          The Merger Agreement contains customary mutual representations and warranties relating to, among other things, (a) corporate organization and similar corporate matters; (b) the capital structures of each of ANB and First Hawaiian; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) the absence of consents, approvals, orders, resolutions or forebearances required from a governmental authority or third party; (e) the accuracy of information contained in documents filed by First Hawaiian with the Commission, documents filed by ANB with certain regulatory bodies and documents provided by ANB to First Hawaiian; (f) the accuracy of information supplied by each of First Hawaiian and ANB in connection with the Registration Statement, this Proxy Statement/Prospectus and any applications submitted for regulatory approval;
(g) compliance with applicable laws; (h) the absence of material litigation;
(i) the absence of certain material changes or events since December 31, 1995; (j) required shareholder votes; and (k) brokers' and finders' fees. In addition, the Merger Agreement contains customary representations and warranties made by ANB relating to, among other things, (a) filing of tax returns and payment of taxes; (b) contracts relating to certain employment, consulting and benefits matters; (c) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (d) subsidiaries; (e) title to properties; (f) absence of certain material contracts; (g) absence of collective bargaining agreements and/or labor disputes; (h) environmental matters; (i) absence of damage to mortgaged properties; (j) deposit insurance; and (k) ownership of intellectual property rights and licenses.

Conduct of Business Pending Merger

          Pursuant to the Merger Agreement, First Hawaiian and ANB have each agreed to take certain actions and use their respective reasonable best efforts to cause the consummation of the Merger. In addition, ANB has agreed, among other things, to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement and that neither it nor any of its subsidiaries may, without the prior written consent of First Hawaiian and Merger Sub:

            (i) amend or propose to amend its articles of incorporation or bylaws;

           (ii) declare or pay any dividend or make any other distribution in respect of its capital stock, except that any wholly-owned subsidiary of ANB may declare and pay cash dividends, without restriction, to ANB or any of its wholly-owned subsidiaries;

          (iii) issue, reissue, sell or acquire shares of its capital stock, other equity securities or voting debt or rights, options or warrants to acquire any such securities, except that (a) ANB and its subsidiaries may issue shares pursuant to the terms of any employee stock options that were issued and outstanding as of the date of the Merger Agreement and (b) wholly-owned subsidiaries of ANB may issue shares of capital stock to ANB or any of its wholly-owned subsidiaries;

           (iv) subdivide, combine, aggregate in any way or reclassify any shares of its capital stock or redeem or repurchase any shares of such capital stock;

            (v) merge or consolidate with any other corporation, or convey to another person, firm or corporation or encumber a material part of its assets or capital stock or acquire all or substantially all the assets of another person, firm or corporation, except pursuant to the Merger;

           (vi) enter into, amend or terminate any material contract, arrangement or commitment, except as required by the Merger Agreement;

          (vii) enter into, adopt, amend (except as required by law or the Merger Agreement) or terminate any pension, retirement, profit sharing, bonus, incentive, welfare benefit or any other employee benefit or compensation plan or any agreement, arrangement, plan or policy between ANB or any of its subsidiaries and one or more of their respective directors, officers or employees;

         (viii) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any arrangement in effect on the date of the Merger Agreement;

           (ix) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of ANB or any of its subsidiaries of compensation or benefits contingent upon the occurrence of the transactions contemplated by the Merger Agreement;

            (x) incur any indebtedness for borrowed money in excess of $100,000, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual or entity, other than deposit liabilities and assumptions, endorsements and guarantees, letters of credit, Federal Home Loan Bank borrowings, and Fed Funds borrowings incurred or assumed in the ordinary course of American National's banking business consistent with past practice;

           (xi) make any investment in the capital stock or securities of any other person, except for obligations of, or guaranteed by, the United States of America and certain specified obligations set forth in the schedules attached to the Merger Agreement; or

          (xii) enter into any new line of business, materially change lending, investment, liability management and other material management policies, or incur or commit to incur any capital expenditures in excess of $100,000 in the aggregate.

          In addition, ANB agreed to take the following actions on or prior to the Closing Date:

          (i) amend the articles of association of American National to eliminate provisions limiting shareholder nominations to the Board of Directors of American National and provisions requiring ownership of shares of American National by directors of American National and to provide for board actions through telephonic meetings or by unanimous written consent;

         (ii) terminate deferred compensation agreements with Richard C. Emery and Richard L. Peenstra;

        (iii)  cause American National to charge off certain specified loans;

         (iv) cause American National's allowance for loan losses, as of the Determination Date and after giving effect to the foregoing actions, to be no less than 0.6% of the total loans of American National as of such date (or such higher percentage as may be required pursuant to the rules and regulations of the Office of the Comptroller of the Currency ("OCC")); and

          (v) engage a qualified consultant to examine certain loan files of American National, and make any increases to ANB's allowance for loan losses that are designated by such consultant (provided that such increases shall not exceed $136,000 in the aggregate).

No Solicitation

          ANB has agreed in the Merger Agreement that neither ANB nor any of its subsidiaries, officers or directors will solicit, initiate, endorse, encourage, facilitate or participate in any negotiation or other proposals or inquiries (including furnishing any nonpublic information concerning the business, properties or assets of ANB or its subsidiaries) regarding an acquisition of the shares or assets of ANB or its subsidiaries (an "Acquisition Proposal"); provided, however, that the foregoing will not prohibit ANB from taking the following actions to the extent that the Board of Directors of ANB has concluded in good faith, based on the written advice of counsel, that such actions are required to prevent the ANB Board from breaching its fiduciary duties to its shareholders under Washington law: (i) furnishing information concerning ANB or American National to a person who has made an unsolicited Acquisition Proposal pursuant to a confidentiality agreement substantially similar to the confidentiality agreement entered into with First Hawaiian, or (ii) engaging or entering into discussions or negotiations with such person. ANB further agreed that in the event of receiving such an Acquisition Proposal, it will furnish First Hawaiian with a copy of such written proposal and a summary of the terms and conditions by with such proposal was received.

Conditions to the Consummation of the Merger

          Each party's obligation to effect the Merger is subject to various conditions which include, in addition to other customary closing conditions, the following:

            (i) the truthfulness of representations and warranties, and compliance with covenants in the Merger Agreement;

           (ii) the Merger Agreement shall have been approved by the holders of ANB Common Stock;

          (iii) all necessary governmental approvals for the Merger, including that of the Federal Reserve Board, shall have been obtained, no proceedings challenging such approvals shall have been initiated, and any waiting periods imposed by any governmental entity with respect to the Merger shall have expired;

           (iv) there shall not be pending any injunction or restraining order, or proceedings for such injunction or restraining order, prohibiting the consummation of the Merger, nor shall the Merger be illegal under any applicable law;

            (v) the Registration Statement shall have become effective and no stop order suspending the Registration Statement shall have been initiated or threatened;

           (vi) all state securities laws and "blue sky" permits shall have been obtained; and

          (vii) such party shall have received an opinion of counsel to the other party with respect to certain customary legal matters and shall have received an opinion of its tax counsel dated as of the Closing Date that (A) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368 of the Code and (B) no gain or loss will be recognized for federal income tax purposes by shareholders of ANB upon the exchange in the Merger of shares of ANB Common Stock for shares of First Hawaiian Common Stock (except to the extent of any cash received in lieu of fractional shares) (see "-- Certain Federal Income Tax Consequences").

          In addition, First Hawaiian's obligation to effect the Merger is subject to the following additional conditions (any of which may be waived by First Hawaiian):

          (i) in approving the Merger, no governmental authority shall have imposed a condition which First Hawaiian reasonably determines to be materially burdensome to First Hawaiian or the Surviving Corporation or which First Hawaiian reasonably believes would so adversely impact the economic benefits of the Merger so as to render it inadvisable to proceed with the Merger;

         (ii) ANB shall have obtained the consent or approval of each person whose consent or approval is required in order to permit the succession of the Surviving Corporation, pursuant to the Merger, to certain obligations, rights or interests of ANB or its subsidiaries, and First Hawaiian shall have received certain third party consents specified in the Merger Agreement;

        (iii) ANB shall have delivered the resignations of all directors of ANB and American National, other than those directors designated by First Hawaiian to remain in office after the Effective Time; and

         (iv) the number of shares of ANB Common Stock which may in accordance with the RCW be Dissenting Shares shall be less than 10% of the total number of shares of ANB Common Stock.

Regulatory Approvals Required

          The Merger is subject to the prior approval of the Federal Reserve Board under Section 3 of the BHCA. First Hawaiian filed an application for such approval with the Federal Reserve Board on April 19, 1996.

          Under Section 3 of the BHCA, the Federal Reserve Board must withhold approval of the Merger if it finds that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. The Federal Reserve Board also may not approve the Merger if it finds that the effect thereof may be to lessen competition substantially, to tend to create a monopoly or to restrain trade in any other manner, unless it finds that any such anti-competitive effects are clearly outweighed in the public interest by the probable effects of the Merger in meeting the convenience and needs of the communities to be served. In each case, the Federal Reserve Board will consider the financial and managerial resources and future prospects of the banking subsidiaries of First Hawaiian and ANB following the Merger. The Federal Reserve Board has indicated that it will not approve a significant acquisition unless the resulting institution has sufficient capitalization, taking into account, among other things, asset quality.

          In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of First Hawaiian and ANB in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As part of the application review process, the Federal Reserve Board frequently receives and considers protests from community groups and others. All of the banking subsidiaries of First Hawaiian and ANB have received either an "outstanding" or a "satisfactory" CRA rating in their most recent CRA examinations by their respective federal regulators.

          Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), the Federal Reserve Board generally may not approve an application if the applicant (including all insured depository institutions which are affiliates of the applicant), upon consummation of the acquisition, would control more than 10% of the total deposits of all insured depository institutions in the United States or 30% or more of the total amount of deposits of all insured depository institutions in a particular state. After consummation of the Merger, First Hawaiian will not control deposits in excess of either limitation.

          The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the Office of the OCC, the FDIC and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application that First Hawaiian submitted for approval of the Merger and authorize the Federal Reserve Board to hold a public hearing in connection therewith if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

          Under Section 3 of the BHCA, the Merger may not be consummated for 30 days from the date of approval by the Federal Reserve Board, during which time the Merger could be challenged on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, however, this waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the Department of Justice could analyze the Merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the Merger's competitive effects.

          There can be no assurance as to whether or when the above-described regulatory approval required for consummation of the transactions contemplated by the Merger Agreement will be obtained or as to any conditions that may be imposed in connection with the granting of such approval. See "--Conditions to the Consummation of the Merger".

Certain Federal Income Tax Consequences

          The following describes the principal federal income tax consequences of the Merger under the Code, assuming that the Merger is consummated as contemplated herein. This discussion is based on current laws and interpretations thereof, which are subject to change. The discussion assumes that the ANB Common Stock exchanged by each holder in the Merger is held as a capital asset as of the Effective Time and does not take into account rules that may apply to holders of ANB Common Stock ("ANB Shareholders") that are subject to special treatment under the Code (including, without limitation, insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, shareholders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation or foreign persons). Moreover, the discussion does not address state, local or foreign tax consequences. Consequently, each ANB Shareholder should consult his or her own tax advisor as to the specific tax consequences of the Merger to that shareholder.

          Tax Opinions. The obligations of First Hawaiian and ANB to consummate the Merger are subject to the receipt of the opinions dated as of the Closing Date of tax counsel outlined below, unless waived. Neither First Hawaiian nor ANB has requested or will request an advance ruling from the Internal Revenue Service (the "IRS") as to the tax consequences of the Merger.

          As of the date of this Proxy Statement/Prospectus, Simpson Thacher & Bartlett, counsel to First Hawaiian, and Knight, Vale and Gregory, Inc., P.S., tax counsel to ANB, have advised First Hawaiian and ANB, respectively, that, in the opinion of each of Simpson Thacher & Bartlett and Knight, Vale and Gregory, Inc., P.S., based on certain customary representations and assumptions referred to in such opinions, (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of
Section 368 of the Code and (ii) no income, gain or loss will be recognized for federal income tax purposes by ANB Shareholders upon the exchange in the Merger of shares of ANB Common Stock for shares of First Hawaiian Common Stock (except to the extent of any cash received in lieu of fractional shares).

          Cash Received in Lieu of Fractional Shares. An ANB Shareholder who receives cash in the Merger in lieu of a fractional share interest in First Hawaiian Common Stock will be treated for federal income tax purposes as receiving such fractional share interest and then redeeming it for cash.
Such an ANB Shareholder will recognize gain or loss as of the Effective Time, in an amount equal to the difference between the amount of cash received and the portion of the shareholder's adjusted tax basis in the shares of ANB Common Stock allocable to the fractional share interest. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for the fractional share interest deemed to be received and then redeemed is more than one year.

          Cash Received by ANB Shareholders Who Exercise Dissenters' Rights. A holder of ANB Common Stock who exercises dissenters' rights and who receives cash in exchange for such holder's shares will be treated as having received such payment in redemption of such shares. In general, the holder will recognize capital gain or loss measured by the difference between the amount of cash received and the holder's adjusted tax basis for the shares. If, however, the holder owns (either actually or constructively under the constructive ownership rules of Section 318 of the Code) any First Hawaiian Common Stock immediately after the Merger, the cash payment made to such holder could, in certain circumstances, be treated as dividend income. Under the constructive ownership rules of the Code, a holder generally may be considered to own stock that is owned by certain related individuals or entities, as well as stock that the holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each holder who contemplates exercising dissenters' rights should consult such holder's own tax advisor as to the possibility that any payment to such holder will be treated as dividend income. See "-- Rights of Dissenting Shareholders".

          Tax Basis and Holding Period of First Hawaiian Common Stock. The tax basis of the shares of First Hawaiian Common Stock received by the ANB Shareholders will be the same as the tax basis of their ANB Common Stock exchanged therefor (reduced by any amount allocable to a fractional share interest for which cash is received). The holding period of the First Hawaiian Common Stock in the hands of the ANB Shareholders will include the holding period of their ANB Common Stock exchanged therefor.

Anticipated Accounting Treatment

          The Merger will be accounted for by First Hawaiian under the "purchase" method of accounting in accordance with generally accepted accounting principles. Accordingly, First Hawaiian will allocate the aggregate consideration paid in connection with the Merger to assets acquired from ANB based on the estimated net fair values of such assets at the Effective Time. Any portion of the purchase price that exceeds the estimated net fair value of the assets acquired will be recorded as goodwill, which will be amortized over no more than 25 years. The results of operations of ANB will be included in the results of operations of First Hawaiian only after the Effective Time.


Termination

          The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual consent of the parties; (ii) by either party if the Merger Agreement shall not have been approved by the holders of ANB Common Stock at the Annual Meeting; (iii) by either party if the consent of the Federal Reserve Board, or any other governmental authority having jurisdiction over the transactions set forth in the Merger Agreement, shall have been denied, unless First Hawaiian shall have timely elected to appeal such denial; (iv) by either party in the event of a material, uncured breach by the other party; or (v) by any party not in default under the Merger

Agreement if the Merger shall not have been consummated on or before December 31, 1996.

          In addition, if the Average Closing Price of First Hawaiian Common Stock for the fifteen trading-day period commencing on the Determination Date is less than $25.50, the ANB Board of Directors may elect to terminate the Merger Agreement, provided that such termination shall not become effective if First Hawaiian elects to increase the Exchange Ratio to the number specified in the Merger Agreement. See "--Merger Consideration". In determining whether to elect to terminate the Merger Agreement in these circumstances, the ANB Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for financial institution stocks in general, the relative value of First Hawaiian Common Stock in the market and the advice of its financial advisors and legal counsel. By approving the Merger Agreement, shareholders of ANB would be permitting ANB's Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the per-share consideration to be received by such shareholders would be less than 2.2 times the Determination Date Book Value Per Share because the Average Closing Price was less than $25.50.

          In the event of termination of the Merger Agreement by any party, the Merger Agreement will become void and there will be no liability or obligation on the part of First Hawaiian or ANB or their respective officers or directors, other than under certain specified provisions of the Merger Agreement dealing with brokers' and finders' fees, indemnification, confidentiality agreements, expenses, liabilities or damages incurred as a result of any intentional misrepresentation or intentional breach of the Merger Agreement by a party and certain termination payments as set forth below. See "--Fees and Expenses".

Amendment and Waiver

          The Merger Agreement may be amended by an instrument in writing signed on behalf of each party at any time (except that after the Merger Agreement shall have been approved by the shareholders of ANB, no amendment may be entered into that by law requires further approval by such shareholders unless such further approval is obtained). Any party may, by an instrument in writing signed on behalf of such party, waive compliance by any other party with any term or provision of the Merger Agreement that such other party was or is obligated to comply with or perform.


Fees and Expenses

          First Hawaiian and ANB will each pay their own expenses in connection with the Merger Agreement and the transaction contemplated thereby, except that (a) ANB will pay all expenses incurred in connection with obtaining the approval of the Merger Agreement by the shareholders of ANB, including the costs of distributing this Proxy Statement/Prospectus and of soliciting proxies and (b) First Hawaiian will pay all Commission filing fees and will bear the costs of obtaining approval of the Merger from banking regulators.

          If the Board of Directors of ANB (i) withdraws or modifies in a manner reasonably expected to be adverse to First Hawaiian its recommendation of the Merger, (ii) approves or recommends an alternative Acquisition Proposal or (iii) terminates the Merger Agreement (other than as a result of a breach by First Hawaiian or Merger Sub) after the receipt by ANB of an Acquisition Proposal but prior to issuing its recommendation of the Merger at the Annual Meeting, ANB will be required to pay First Hawaiian the greater of
(a) $150,000 or (b) one percent of the fair market value of the consideration offered by the acquiror in the transaction that is the subject of the Acquisition Proposal.

          If the Merger Agreement is terminated because required regulatory approval of the Merger is not obtained, First Hawaiian will be required to pay ANB $100,000.


Effect on Employee Benefit and Stock Plans and Compensation

          Early Vesting of Stock Options. At least sixty days prior to the Closing Date, ANB will cause each ANB Stock Option (i) to become fully vested and exercisable prior to the Closing Date and (ii) to terminate as of the Effective Time, so that no ANB Stock Options are outstanding at such time. Shares of ANB Common Stock acquired through the exercise of ANB Stock Options prior to the Effective Date will be converted into First Hawaiian Common Stock at the Exchange Ratio, unless the holder of such shares properly exercises his or her right to dissent from the Merger. See "--Merger Consideration" and "--Rights of Dissenting Shareholders".

          Termination of Certain Deferred Compensation Agreements. Prior to the Effective Time, ANB will terminate deferred compensation agreements between ANB and each of Richard C. Emery and Richard L. Peenstra.


Interests of Certain Persons in the Merger

          Certain members of the Boards of Directors and management of ANB may be deemed to have certain interests in the Merger in addition to their interests generally as shareholders of ANB. The Board of Directors of ANB was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

          Indemnification. The Merger Agreement provides that First Hawaiian will maintain all rights of indemnification existing in favor of the directors, officers and employees of ANB to the fullest extent that ANB would have been permitted to maintain such rights under Washington law and the ANB Charter and By-Laws with respect to any action or omission occurring at or prior to the Effective Time, including any actions or omissions which arise out of, or relate to, the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that First Hawaiian will obtain directors' and officers' liability insurance on such parties for a period of three years following the Effective Time, on terms no less advantageous than those contained in policies currently maintained by ANB; provided that if the annual premium payments for such insurance exceed 125% of the annual premiums paid by ANB as of the date of the Merger Agreement, First Hawaiian is required to use its best efforts to obtain the maximum coverage available at an annual premium equal to 125% of such annual premium.

          Directors. It is expected that the current Chairman of the Board and the current President and Chief Executive Officer, respectively, of ANB will become members of the Board of Directors of the Surviving Corporation as of the Effective Time. The remaining four members of the Board are expected to be current directors or members of senior management of First Hawaiian.
It also is expected that the current Chairman of ANB will be nominated and elected as a director of FHB by First Hawaiian. In addition, First Hawaiian has agreed with ANB that six of the ten directors of American National as of the Effective Time may be designated by American National from the current directors of American National. The remaining four directors of American National will be designated by First Hawaiian. See "Management and Operations After the Merger".

          Early Vesting of Stock Options. Pursuant to the Merger Agreement and the terms of the option agreements ANB Stock Options which were issued and outstanding as of the date of the Merger Agreement will become fully vested and exercisable prior to the Closing Date. See "--Effect on Employee Benefit and Stock Plans".

Shareholder Voting Agreements

          Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement thereto, certain shareholders of ANB entered into Shareholder Voting Agreements pursuant to which each such shareholder agreed to vote in favor of approving the Merger and approving and adopting the Merger Agreement at the Annual Meeting. The Shareholder Voting Agreements provide that if the shares that are the subject of any Shareholder Voting Agreement are sold, the shareholder will obtain from the purchaser of such shares an agreement in the same form as such Shareholder Voting Agreement. The Shareholder Voting Agreements provide that nothing contained therein shall limit the ability of any member of the Board of Directors of ANB to vote in such person's capacity as director of ANB or to exercise his or her fiduciary responsibilities in such capacity.

          Ten shareholders, including all directors and all holders of greater than 5% of the outstanding ANB Common Stock, owning in the aggregate 89,981 shares of ANB Common Stock, or 60% of the shares of ANB Common Stock issued and outstanding as of the Record Date, have executed Shareholder Voting Agreements.

Resale of First Hawaiian Common Stock

          The First Hawaiian Common Stock issued pursuant to the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any ANB Shareholder who may be deemed to be an "affiliate" of First Hawaiian or ANB for purposes of Rule 145 under the Securities Act. It is expected that each shareholder who may be deemed to be an affiliate will enter into an agreement with First Hawaiian providing that such affiliate will not transfer any First Hawaiian Common Stock received in the Merger except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover resales of First Hawaiian Common Stock received by any person who may be deemed to be such an affiliate of First Hawaiian or ANB.

Rights of Dissenting Shareholders

          Holders of ANB Common Stock who so desire are entitled to relief as dissenting shareholders under Chapter 23B.13 of the RCW ("Chapter 23B.13"). Failure to comply precisely with all of the provisions of Chapter 23B.13 will result in the loss of dissenters' rights. The following summary is qualified in its entirety by reference to Chapter 23B.13, the full text of which is reprinted in its entirety as Annex III to this Proxy Statement/Prospectus.

          An ANB shareholder who is entitled to vote at the Annual Meeting and who wishes to be eligible for payment for his or her shares pursuant to Chapter 23B.13 (a "Dissenting Payment") must:

          (a) deliver to ANB, before the vote on the Merger Agreement is taken at the Annual Meeting, written notice of such shareholder's intent to demand payment for his or her shares if the Merger is effected; and

          (b) not vote his or her shares in favor of the Merger and the Merger Agreement.

          A shareholder will be eligible for a Dissenting Payment only if he or she dissents with respect to all of the shares of ANB Common Stock beneficially owned by such shareholder.

          Any written notice of intent to demand payment pursuant to clause
(a) of the immediately preceding paragraph should be mailed or delivered to ANB Financial Corporation, 7525 West Canal Drive, Kennewick, Washington 99336, Attention: R. C. Emery. Because the written demand must be delivered before the shareholder vote on the Merger Agreement, it is recommended, although not required, that a shareholder using the mails use certified or registered mail, return receipt requested (to confirm that timely delivery has been made) and send such notice in a manner that ensures it will be received by ANB prior to the Annual Meeting.

          If the Merger Agreement is approved, ANB will send written notice of such approval (within 10 days after the Annual Meeting) to each of the shareholders who has satisfied the two conditions described above (a "Dissenters' Notice"). Such notice will include the following:

          (a)  an address to which shareholders must send demand for payment;

          (b) instructions as to where and when certificates for certificated shares of ANB Common Stock must be surrendered and deposited;

          (c) a statement to holders of uncertificated shares as to the extent that the transfer of such shares will be restricted after the holder's demand for payment is received by ANB;

          (d) a form for demanding payment that requires the shareholder to certify whether he or she acquired beneficial ownership of his or her shares of ANB Common Stock prior to February 27, 1996, which was the date on which the Merger was announced;

          (e) a date as to when the above-described payment demand must be received by ANB; and

          (f)  a copy of Chapter 23B.13.

          To retain eligibility for a Dissenting Payment, an ANB Shareholder that has complied with the requirements of Chapter 23B.13 must submit a demand for payment, provide the certificate of ownership described in paragraph (d) in the immediately preceding paragraph and deposit his or her share certificates in accordance with the Dissenters' Notice. If the shareholder fails to take each of these actions by the date specified in the Dissenters' Notice, he or she will not qualify for a Dissenting Payment.

          Within thirty days of the later of the Effective Time and timely receipt of a properly completed demand for payment, accompanied by all other required documents as set forth above, ANB will pay to each dissenter the amount that ANB estimates to be the fair value of the dissenter's shares, plus accrued interest from the effective date of the corporate action until the date of the payment. Such payment will be accompanied by the most recent interim and annual financial statements of ANB, a statement as to how ANB estimated the fair value of the shares and how interest was calculated, a statement describing the right to demand further payment if the dissenter disagrees with the estimate of fair value and another copy of Chapter 23B.13. With respect to shares acquired by a dissenting shareholder who was not a beneficial owner of shares of ANB Common Stock prior to February 27, 1996 ("After Acquired Shares"), ANB may condition payment upon such shareholder's acceptance of ANB's fair value determination.

          If a dissenter disagrees with ANB's estimate of fair value, he or she may notify ANB, within 30 days of the dissenter's receipt of ANB's payment or offer of payment of fair value, of his or her own estimate of fair value. A dissenting shareholder may retain ANB's fair value payment notwithstanding his or her provision of such notice (except in the case of holders of After Acquired Shares, if ANB chooses to condition payment as described above). Failure to provide such notice causes the dissenting shareholder to forfeit the right to any additional payment.

          If ANB and any dissenter fail to agree upon the fair value of shares of ANB Common Stock, ANB shall, within 60 days of ANB's receipt of any demand for payment, commence a court proceeding to fix the fair value of the dissenter's shares. The proceeding shall be commenced in the superior court of the county in which ANB's principal office is located. All dissenters whose demands remain unsettled shall be made parties to the action and shall be served with a copy of the petition by registered or certified mail or by publication. If ANB fails to institute such action, it must pay the amount specified in the dissenter's demand for additional payment.

          If an action is instituted by ANB, the court may appoint one or more appraisers to receive evidence and make a recommendation to the court on the question of fair value. Each dissenter made party to the proceeding shall be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenters' shares, plus interest, exceeds the amount paid by ANB. Costs of a dissenters' rights proceeding generally are assessed against ANB, but the court may assess costs against any dissenter whose demand for payment was arbitrary, vexatious or not in good faith. Attorneys' and experts' fees may be assessed in such amounts as the court finds equitable.

          Upon consummation of the Merger, dissenting shareholders will cease to have any of the rights of a shareholder of ANB except the right to be paid the "fair value" of their shares in accordance with Chapter 23B.13. The right of a dissenting shareholder to payment shall terminate if (a) the proposed transaction is abandoned or rescinded, (b) a court having jurisdiction permanently enjoins or sets aside the transaction or (c) such shareholder's demand for payment is withdrawn with the written consent of ANB.

          BECAUSE A PROXY CARD WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, AN ANB SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST EITHER (A) VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT AT THE ANNUAL MEETING, (B) NOT SIGN AND RETURN HIS OR HER PROXY CARD OR (C) VOTE AGAINST, OR ABSTAIN FROM VOTING ON, THE APPROVAL OF THE MERGER AGREEMENT IF HE OR SHE DOES SIGN AND RETURN THE PROXY CARD.

          It is a condition to the consummation of the Merger Agreement that less than 10 percent of the shares of ANB Common Stock shall have qualified for a Dissenting Payment under the provisions of Chapter 23B.13. See "-- Conditions to the Consummation of the Merger".


                  MANAGEMENT AND OPERATIONS AFTER THE MERGER

Directors After the Merger

          The Merger Agreement provides that from and after the Effective Time, the Board of Directors of the Surviving Corporation will consist of the directors of Merger Sub immediately prior to the Effective Time. It is expected that First Hawaiian, as sole shareholder of Merger Sub, will take all necessary action to cause the following persons to become directors of Merger Sub immediately prior to the Effective Time, so that such persons will become directors of the Surviving Corporation from and after the Effective
Time:

                               Current Title
          Name                 and Affiliation
     --------------------      --------------------------------------------

     Walter A. Dods, Jr.       Chairman and Chief Executive
                               Officer and director of First
                               Hawaiian

     Craig D. Eerkes           Chairman of the Board and director
                               of ANB

     Richard C. Emery          President and Chief Executive
                               Officer and director of ANB

     Howard H. Karr            Executive Vice President
                               and Treasurer of First
                               Hawaiian

     John K. Tsui              President and director of First Hawaiian

     Richard C. Williamson     President and Chief Executive
                               Officer of Pacific One Bank

          In addition, First Hawaiian and ANB have agreed that the initial Board of Directors of American National at the Effective Time will consist of ten directors, of which four will be designated by First Hawaiian and six will be current directors of American National designated by ANB. It is currently expected that Messrs. Dods, Karr, Tsui and Williamson will be the four directors designated by First Hawaiian and that the six directors designated by ANB will be Messrs. Eerkes and Emery, as well as Messrs. Russell J. Dean, Leonard Dietrich, Neal Smiley and George Yoshino.

          The Merger will have no effect on the composition of the Board of Directors of First Hawaiian or on the boards of directors of any of its existing subsidiaries, except that it is expected that upon consummation of the Merger Mr. Eerkes will be nominated and elected to the Board of Directors of FHB by First Hawaiian.

Management After the Merger

          The Merger Agreement provides that from and after the Effective Time, the officers of the Surviving Corporation will consist of the officers of Merger Sub immediately prior to the Effective Time. It is expected that First Hawaiian, as sole shareholder of Merger Sub, will take all necessary action to cause the following persons to become officers of Merger Sub immediately prior to the Effective Time, so that such persons will become officers of the Surviving Corporation from and after the Effective Time:

                                         Office of
          Name                      Surviving Corporation
     -----------------------        ---------------------------------------

     Walter A. Dods, Jr.            Chairman and Chief Executive
                                    Officer

     John K. Tsui                   Vice Chairman

     Richard C. Williamson          Vice Chairman

     Richard C. Emery               President

     Howard H. Karr                 Vice President, Treasurer
                                    and Chief Financial Officer


          As of the date hereof, neither First Hawaiian nor ANB is aware of any material relationship between First Hawaiian or its directors or executive officers and ANB or its directors or executive officers, except as contemplated by the Merger Agreement or as described herein or in the documents incorporated by reference herein. In the ordinary course of business and from time to time, First Hawaiian may do business with ANB, First Hawaiian may enter into banking transactions with certain of ANB's directors, executive officers and their affiliates, ANB may do business with First Hawaiian, and ANB may enter into banking transactions with certain of First Hawaiian's directors, officers and their affiliates.

Operations After the Merger

          First Hawaiian currently intends that for a period of time following the Merger, First Hawaiian will continue to operate ANB and American National as independent subsidiaries retaining their current respective names. First Hawaiian currently expects that some time after completion of the Merger and the Branch Purchase Transactions, the Washington Branches will be acquired by American National, which will then change its name to Pacific One Bank, N.A.


                  DESCRIPTION OF FIRST HAWAIIAN CAPITAL STOCK

          The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the DGCL, the First Hawaiian Charter and the Bylaws of First Hawaiian.

          The following description of the First Hawaiian capital stock should be read carefully by holders of ANB Common Stock since, at the Effective Time, each issued and outstanding share of ANB Common Stock will be converted into a number of fully paid and nonassessable shares of First Hawaiian Common Stock as determined by the Exchange Ratio. See "The Merger-- Merger Consideration".

          First Hawaiian is currently authorized to issue up to 50,000,000 shares of preferred stock, par value $5.00 per share (the "First Hawaiian Preferred Stock") and 100,000,000 shares of First Hawaiian Common Stock. As of the Record Date, 31,127,897 shares of First Hawaiian Common Stock were issued and outstanding and 1,414,900 were held in treasury. As of the Record Date, there were options outstanding under First Hawaiian's Stock Incentive Plan to purchase approximately 615,165 shares of First Hawaiian Common Stock, all of which shares were issuable solely out of First Hawaiian's treasury.
As of the Record Date, no shares of First Hawaiian Preferred Stock were issued or outstanding.

Preferred Stock

          Under the First Hawaiian Charter, the Board of Directors of First Hawaiian is authorized to fix, by resolution, the designation of each series of Preferred Stock and the voting rights, preferences as to dividends and in liquidation, conversion and other rights, qualifications, limitations and restrictions thereof.

          In connection with the initial authorization of the First Hawaiian Preferred Stock, the Board of Directors represented to stockholders of First Hawaiian that, without the prior approval of the stockholders, it will not issue shares of First Hawaiian Preferred Stock (i) for any defensive or antitakeover purpose; (ii) to implement any stockholder's rights plan; or
(iii) with features intended to make any attempted acquisition of First Hawaiian more difficult or costly, and that no First Hawaiian Preferred Stock will be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue. The determination of whether any particular Board action complies with the foregoing representations will involve questions of fact as to, among other things, the effect of and the Board's reasons for taking such action. Accordingly, a court's determination as to the applicability of the foregoing provisions to a particular Board action would be dependent upon the facts and circumstances relating to such action.


Common Stock

          Holders of First Hawaiian Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of First Hawaiian, out of funds legally available for dividends.

          Holders of shares of First Hawaiian Common Stock are entitled to one vote per share on each matter presented for a vote, including the election of directors. Holders of shares of First Hawaiian Common Stock have noncumulative voting rights.

          In the event of any liquidation, dissolution or winding up of First Hawaiian, whether voluntary or involuntary, the holders of First Hawaiian Common Stock are entitled to receive pro rata any assets distributable in respect of shares of First Hawaiian Common Stock held by them, after payment of all obligations of First Hawaiian and after satisfaction of the liquidation preferences of any First Hawaiian Preferred Stock that may be outstanding at the time of such liquidation, dissolution or winding up.

          Holders of First Hawaiian Preferred Stock and First Hawaiian Common Stock have preemptive rights to subscribe for additional authorized shares of any capital stock of First Hawaiian, unless the stockholders' action authorizing an additional issue otherwise provides or the stock is being issued pursuant to a merger with, or acquisition of, another corporation, bank or trust company, to the extent deemed proper by the Board of Directors of First Hawaiian. The current holders of First Hawaiian Common Stock have waived their preemptive rights to acquire 20,049 shares of First Hawaiian Common Stock reserved for issuance under First Hawaiian's Incentive Plan for Key Executives and 200,000 shares of First Hawaiian Common Stock which may be used in possible financing programs.

          The issued and outstanding shares of First Hawaiian Common Stock are, and the shares to be issued in the Merger will be, when so issued, fully paid and nonassessable. Shares of First Hawaiian Common Stock are not convertible into shares of any other class of capital stock, nor do they have any redemption provisions.

          American Stock Transfer and Trust Company is the transfer agent, registrar and dividend disbursement agent for the First Hawaiian Common Stock.


                       COMPARISON OF SHAREHOLDER RIGHTS

          The following is a summary of material differences between the rights of holders of First Hawaiian Common Stock and the rights of holders of ANB Common Stock. The rights of holders of ANB Common Stock are determined by reference to the laws of Washington (the state in which ANB is incorporated), the ANB Charter and ANB's Bylaws. Upon conversion of shares of ANB Common Stock into shares of First Hawaiian Common Stock pursuant to the Merger Agreement, the rights of former ANB shareholders in such First Hawaiian Common Stock will be determined by reference to the laws of Delaware (the state in which First Hawaiian is incorporated), the First Hawaiian Charter and First Hawaiian's Bylaws. The summary set forth below does not purport to be complete discussion of, and is qualified in its entirety by reference to, the governing law, charter and bylaws of each corporation.

Preemptive Rights

          Shareholders of ANB Common Stock do not have preemptive rights to acquire additional shares offered for sale by ANB. The First Hawaiian Charter provides holders of First Hawaiian Common Stock with such preemptive rights, as further described under "Description of First Hawaiian Capital Stock".

Voting Rights in Business Combinations

          The RCW provides that two-thirds of the outstanding voting shares entitled to vote must vote to approve mergers, consolidations, share exchanges, dissolutions and sales of all or substantially all of the corporation's assets. The DGCL requires the affirmative vote of a majority of the outstanding shares of the corporation entitled to vote to approve mergers, consolidations, dissolutions and sales of all or substantially all assets of a corporation.

          The RCW provides that no vote of the shareholders of a surviving corporation is required to approve a merger if (i) the articles of incorporation of the surviving corporation will not differ in any manner other than any such amendments which could be adopted by the Board of Directors without shareholder approval, (ii) each shareholder of the surviving corporation prior to the merger shall hold the same number of identical shares, (iii) the number of voting shares outstanding after the merger plus the shares issuable pursuant to the merger will not exceed the total number of voting shares authorized by the surviving corporation prior to the merger, and (iv) the number of participating shares immediately after the merger plus the number of participating shares issuable pursuant to the merger will not exceed the total number of participating shares prior to the merger.

          The DGCL provides that no vote of the stockholders of a surviving corporation is required to approve a merger if (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation, (ii) each outstanding share prior to the merger will be either an outstanding share or a treasury share after the merger and (iii) either no shares of common stock of the surviving corporation are to be issued in the merger or the number of shares so issued plus the number of shares of common stock into which any securities to be issued are to be converted does not exceed 20% of the surviving corporation's common stock outstanding prior to the merger.

Amendment of Articles/Certificate of Incorporation

          Pursuant to the RCW, and subject to certain limited exceptions, two-thirds of the voting shares of ANB must approve any amendment to the ANB Charter.

          Pursuant to the DGCL, a majority of the outstanding voting shares of First Hawaiian is required to approve any amendment to the First Hawaiian Charter.


Business Combinations with Interested Shareholders

          The ANB Charter provides that if a merger, consolidation, share exchange, dissolution or sale of all or substantially all of ANB's assets involves a transaction between ANB, or any subsidiary thereof, and an "interested shareholder" as defined below (an "Interested Shareholder

Transaction"), the Interested Shareholder Transaction generally must be approved as follows:

          (a) by approval of two-thirds of the outstanding shares, not including shares held by interested shareholders (except for purposes of determining a quorum);

          (b) by approval of a majority of ANB's Board of Directors, not including directors who are directors or officers of, or have a material financial interest in, or were nominated as a director in connection with certain arrangements with, an interested shareholder; or

          (c) by a determination of a majority of ANB's Board of Directors (not including those directors set forth in (b) above) that the fair market value of the consideration to be received by noninterested shareholders for shares of any class of which shares are owned by any interested shareholder is not less than the highest fair market value of the consideration paid by any interested shareholder in acquiring the shares of the same class within twenty-four months of the proposed transaction.

          The ANB Charter defines an "interested shareholder" as any person or group of affiliated persons who beneficially owns 20% or more of the outstanding voting shares of the corporation, provided that an interested shareholder shall not be a person who, in good faith, is an agent, bank, broker, nominee or trustee of another person who is not an interested shareholder.

           Section 203 of the DGCL provides that, subject to certain specified exceptions, a corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless

          (a) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

          (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (i) by persons who are directors and also officers and (ii) employee stock option plans in which employee participants do not have the right to determine confidentially whether shares held will be tendered in a tender or exchange offer; or

          (c) at or subsequent to the time on which the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the outstanding voting stock which is not owned by the interested stockholder.

          The DGCL defines an "interested stockholder" as any person that (i) is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is determined whether such stockholder is "interested", provided that the term interested stockholder generally shall not include any person (a) who owned shares in excess of the 15% limitation prior to December 23, 1987 and continued to own such shares or (b) whose ownership of shares in excess of the 15% limitation is the result of action taken by the corporation, so long as such person does not later acquire additional shares of the corporation except through further action of the corporation.


Shareholder Meetings; Action by Written Consent

          The RCW and ANB's Bylaws provide that special meetings of shareholders may be called by the Board of Directors or at least ten percent of the voting shares outstanding. ANB's Bylaws further provide that a special meeting may be called by any officer of ANB. The First Hawaiian Charter provides that a special meeting of stockholders may be called by the Board of Directors, the Chairman of the Board, the President or stockholders representing not less than 25% of the capital stock of First Hawaiian.

          The RCW requires unanimous consent for written consent in lieu of a
shareholder meeting.   Under each of the DGCL and the First Hawaiian Charter,
written consent in lieu of a stockholder meeting is authorized if the same number of consents as the number of votes necessary to authorize action at a meeting are obtained.


Dividends

          Under the RCW, a board of directors has the power to declare and pay dividends in property or securities unless (i) such corporation is or would be thereby made insolvent or (ii) the corporation's total assets would be less than the sum of its liabilities plus, unless the charter permits otherwise, the amount that would be needed to satisfy preferential rights of shareholders if the corporation were to be dissolved at the time of such distribution.

          Under the DGCL, a board of directors is generally permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of issued and outstanding stock having a preference upon the distribution of assets. Also, under the DGCL, a corporation may generally redeem or purchase its shares if such redemption or purchase would not impair the capital of the corporation.

Size and Classification of the Board of Directors

          The ANB Charter provides that the size of the ANB Board of Directors shall be determined by a resolution approved by at least two-thirds of the existing ANB Board, provided that the ANB Board shall consist of not fewer than six or more than twelve directors. Each of the First Hawaiian Charter and the First Hawaiian Bylaws provides that the size of the Board of Directors of First Hawaiian shall be fixed each year by the stockholders at their annual meeting, provided that the number of directors shall be (i) not less than three nor more than fifteen and (ii) an integral multiple of three.

          Both the ANB Charter and the First Hawaiian Charter provide that the Board of Directors may appoint candidates to fill vacancies on the Board of Directors.

          Each of the ANB Charter and the First Hawaiian Charter and First Hawaiian Bylaws provides for the classification of the Board of Directors into three classes, with directors serving staggered three-year terms.

          The provisions in the First Hawaiian Bylaws regarding the size and classification of the First Hawaiian Board may be amended only by the affirmative vote of shareholders holding three-fourths of the shares entitled to vote.

Removal of Directors

          The ANB Charter provides that no director may be removed from office without cause except by two-thirds vote of the shares then entitled to vote at an election of directors. "Cause" for removal exists if the ANB Board has reasonable ground to believe that ANB has suffered or will suffer substantial injury as a result of the gross negligence or dishonesty of the director whose removal is proposed.

          Under the DGCL, directors of First Hawaiian cannot be removed from office without cause. Pursuant to First Hawaiian's Bylaws, shareholders of First Hawaiian may, at any special meeting, remove any director for cause by majority vote. The First Hawaiian Bylaws define "cause" as malfeasance in office, harassment of other directors or of the officers or employees of First Hawaiian, or other conduct which, in the opinion of a majority of the First Hawaiian Board, is inimical or prejudicial to the interests of First Hawaiian.


Limitations on Liability and Indemnification

          The RCW authorizes a corporation to include provisions in its articles of incorporation that eliminate or limit the personal liability of its directors to the corporation or its shareholders for monetary damages regarding conduct as a director, provided that such provisions do not limit such liability for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for unlawful distributions or for any transaction in which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

          The RCW provides that, unless limited by the corporation's articles of incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because such person was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding. It also states that, unless the corporation's articles of incorporation provide otherwise, a director or officer may apply to a court for indemnification.

          A corporation may, pursuant to the RCW, indemnify an individual who was made party to a proceeding because the individual is or was a director, officer, employee or agent against liability incurred in the proceeding if
(a) the person acted in good faith, (b) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the corporation's best interests, or, in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (c) in the case of a criminal proceeding, the individual had no reason to believe his or her conduct was unlawful. However, a corporation may not indemnify such person in connection with a derivative action in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person, whether or not involving action in such person's official capacity, in which such person was adjudged liable on the basis that he or she improperly received a personal benefit. Moreover, the RCW limits indemnification in derivative proceedings to reasonable expenses incurred in connection with such proceeding.

          Pursuant to the RCW, indemnification (in such circumstances set forth above) must be approved by either (i) the board of directors by majority vote of a quorum consisting of directors not parties to the proceeding at issue, (ii) if a quorum cannot be obtained under "(i)", by majority vote of a committee designated by the board of directors, which shall consist of two or more directors who are not parties to the proceeding,
(iii) by special legal counsel or (iv) by a majority of disinterested shareholders. Alternatively, authorization for broader indemnification may be provided pursuant to the articles of incorporation, a bylaw adopted or ratified by the shareholders or a resolution adopted or ratified, before or after the event, by the shareholders.

          The RCW also provides that any indemnification of a director in a derivative action must be reported to the shareholders in writing.

          The RCW authorizes corporations to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of such corporation or who, while serving in such capacity with the corporation, is or was serving, at the request of the corporation, in a similar capacity with another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against, or incurred by, the individual in that capacity or arising from the individual's status in such capacity, whether or not the corporation would have the power to indemnify the individual for such liability.

          Pursuant to the ANB Charter, a director of ANB shall not be personally liable to ANB or its shareholders for monetary damages arising from any conduct as director, except that this limitation on liability shall not apply to (i) acts or omission involving intentional misconduct by the director or a knowing violation of law by the director, (ii) conduct that violates Section 23A.08.450 of the Washington Business Corporation Act (Section 23A.08.450, which addressed liability for unlawful distributions, has since been recodified at Section 23B.08.310 of the RCW) or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. These limitations are subject to further amendment of the Washington Business Corporation Act. Any repeal or modification of the indemnity provisions in the ANB Charter shall not adversely affect any right or protection of a director of ANB existing at the time of such repeal or modification.

          The Bylaws of ANB provide that its directors or officers have the right to contribution from ANB in actions where ANB is jointly liable. The amount that ANB must contribute is determined by the relative fault of the parties and certain equitable considerations. If a claim is made against ANB in connection with an action brought against a director or officer, ANB must be notified of the action and is entitled to participate in the action at its own expense. The ANB Bylaws provide that if ANB assumes its own defense in such proceedings, the officer or director must bear the expenses of retaining his or her own counsel unless a conflict of interest exists between the interests of ANB and the officer or director. Neither ANB nor the officer or director may settle such an action without the other's written consent to the settlement.

          The ANB Bylaws also set forth the procedural requirements for enforcing indemnification rights. A director or officer is presumed to be entitled to indemnification upon submitting a written claim to ANB. ANB must advance funds to cover certain expenses within 10 days of receiving the written claim. The Bylaws of ANB further provide that if ANB does not pay the claim within 60 days, the officer or director may bring suit against ANB to recover unpaid amounts of the claim.

          Pursuant to the ANB Bylaws, employees and agents of ANB may be indemnified to the same extent as officers and directors at the discretion of the ANB Board of Directors.

          Pursuant to the DGCL, a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          The DGCL also permits indemnification by a corporation under similar circumstances against expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          To the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth above or any claim, issue or matter therein, the DGCL requires the corporation to indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Furthermore, the DGCL provides that any indemnification to be made (unless ordered by the court) must be authorized by (i) a majority vote of the directors who are not parties to such action, suit or proceeding, even if such majority constitutes less than a quorum, (ii) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

          The DGCL also provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its Bylaws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

          In addition, the DGCL provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against, and incurred by, him or her in any such capacity, or arising out of his or her status as such, whether or not such corporation would have the power to indemnify him or her against such liability as described above.

          The First Hawaiian Charter provides that, to the fullest extent permitted by the DGCL as from time to time in effect, no director of First Hawaiian shall be personally liable to First Hawaiian or its stockholders for monetary damages for breach of fiduciary duty as a director.

          The First Hawaiian Bylaws provide that, to the extent permitted by Delaware law as from time to time in effect, First Hawaiian shall indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not a derivative action by or in the right of First Hawaiian) by reason of the fact that such person is or was a director, officer, employee or agent of First Hawaiian, or is serving at the request of First Hawaiian in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of First Hawaiian, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          First Hawaiian's Bylaws require indemnification under circumstances similar to those set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of First Hawaiian, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          Pursuant to First Hawaiian's Bylaws, any indemnification made pursuant to the indemnification provisions of First Hawaiian's Bylaws shall be made only upon the authorization of (i) the Board of Directors of First Hawaiian by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if such a quorum is obtainable, if a quorum of disinterested directors so directs, by independent legal counsel or (iii) by the stockholders.

          First Hawaiian's Bylaws also provide that indemnification specifically provided for shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of disinterested directors, vote of the stockholders or otherwise, both as to such person's official capacity and as to action in another capacity while holding office. Moreover, First Hawaiian's Bylaws provide that indemnification generally shall continue as to a person who has ceased to be a director, officer, employee or agent and shall enure to the benefit of the heirs, executors and administrators of such a person.

          In addition, First Hawaiian's Bylaws provide that First Hawaiian may purchase and maintain insurance on behalf of any person who is or was an director, officer, employee or agent of First Hawaiian, or is serving at the request of First Hawaiian in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against, and incurred by, such person in such capacity or arising out of such capacity, whether or not First Hawaiian would have the power to indemnify such person against liability under the provisions of Article 11 of First Hawaiian's Bylaws or of Section 145 of the DGCL, as amended.

Dissenters' Rights

          Under Washington law, dissenters' rights are generally available in the case of mergers, consolidations, share exchanges, the sale of all or substantially all of the assets of the corporation, reverse stock splits or any other transaction set forth in the corporation's articles of incorporation or bylaws or board resolutions. For a further description of dissenters' rights available to shareholders of ANB, see "The Merger-Rights of Dissenting Shareholders" and Annex VI.

          The DGCL provides for appraisal rights only in the case of mergers and consolidations. In addition, the DGCL does not provide for appraisal rights in a stock-for-stock merger if the stock received is listed on a national securities exchange, held by more than 2,000 shareholders or if stockholders are not entitled to vote on such a merger pursuant to the certificate of incorporation.


                      CERTAIN INFORMATION RELATING TO ANB

Management's Discussion and Analysis of Financial Condition and Results of Operations of ANB

          The following discussion of ANB's consolidated financial condition and results of operations is intended to be read in conjunction with, and is qualified in its entirety by reference to, the selected consolidated financial and other data, the consolidated financial statements and related notes included elsewhere in this Prospectus/Proxy Statement.

          Quarters ended March 31, 1996 and 1995

          Overview. ANB had total assets of $69.4 million as of March 31, 1996, representing a 1.84% decrease over total assets of $70.7 million as of March 31, 1995. This decrease in part was a result of the Hanford Federal Reservation and Department of Energy work force reductions which had a negative effect on the Tri-Cities economy, reducing the growth opportunity of American National during that period, and generally reducing commercial bank deposits in the Tri-Cities area by over $6 million. American National's bank deposits declined $2,482,000 from March 31, 1995 to the same date in 1996. In addition, expenses incurred in connection with the Merger during the first quarter totaled $35,000 after tax, which decreased ANB's after-tax earnings. Noninterest bearing deposits increased by more than $967,000 and earning assets decreased by approximately $840,000 at March 31, 1996 compared to the same date in 1995.

          Net Income. For the quarters ended March 31, 1996 and 1995, ANB's net income was $173,000 and $192,000 respectively. This decrease of $19,000 is attributed primarily to the expenses associated with the Merger.

Operating income before expenses relating to the Merger increased 8.97% from the first quarter of 1996 compared to the same period in 1995.

          Net Interest Income. For the quarter ended March 31, 1996, total interest income increased by $103,000 from $1,319,000 for the quarter ended March 31, 1995 to $1,422,000 for the quarter ended March 31, 1996 and net interest income increased $35,000 from $973,000 to $1,008,000. For the same period, yields on loans decreased by .54%, yields on investments increased by .20%, the overall yield on earning assets increased by .38%, and the interest cost of deposits which funded earning assets increased by .33%. The net interest margin in the first quarter of 1996 remained at the same percentage (6.32%) and increased in dollars by $35,700 over the comparable period in 1995.

          Noninterest Income and Expense. Noninterest income increased in the first quarter of 1996 by $72,000 from $130,000 for the quarter ended March 31, 1995 to $202,000 for the quarter ended March 31, 1996. During the first quarter of 1995, losses were taken in the investment portfolio totaling $58,000 which increased the spread as compared to the same period in 1996. Noninterest expense for the quarter ended March 31, 1996 increased $98,000 compared to the quarter ended March 31, 1995.

     Years Ended December 31, 1995 and 1994

          Overview. ANB's 1995 results demonstrated an improved trend of profitability over 1994, with net income reaching $933,000 for the year ended December 31, 1995. Total assets increased 2.16% to $73,642,000 at December 31, 1995 compared to $72,087,000 at December 31, 1994.

          Net Income. For the years ended December 31, 1995 and 1994, ANB's net income was $933,000 and $698,000, respectively. Income increased $235,000, or 33%, in 1995 compared to 1994. ANB's increased net income in 1995 was due largely to several events, one of which was the opening of the Richland Branch in January of 1994. Although the Richland Branch had negative earnings in 1994, by December 31, 1995 it had grown to a deposit base of over $9 million which allowed it to be a positive contributor to profits in 1995. In addition, in 1995, American National also concentrated on an internal restructuring, which included the closing of the West Richland Branch, the deposits of which are now serviced by the new Richland Branch, and the reduction of staff by almost 20%. The results of these efforts increased earnings per share from $4.66 per share in 1994 to $6.23 in 1995.

          Net Interest Income. For the year ended December 31, 1995, total interest income increased $1,149,000 over 1994. For the same period, yields on loans increased by .2%, yields on investments increased by 1.02%, the overall yield on earning assets increased by 1.0%, and the interest cost of deposits which funded earning assets increased by .78%. The net interest margin for the year ended December 31, 1995 increased 1.22% from 1994 to 6.14% and increased in dollars by $526,000 over the comparable period in 1994.

          Noninterest Income and Expense. Noninterest income decreased at December 31, 1995 by $30,000 from $824,000 at December 31, 1994 to $794,000 at December 31, 1995.  Noninterest expense for the year ended December 31,

1995 increased $78,000 to $3,229,000 at December 31, 1995 compared to $3,151,000 at December 31, 1994.

     Loan Portfolio

          Types of Loans. The following table sets forth the composition of American National's loan portfolio by type of loan as of the date indicated. The composition of loans at March 31, 1996 and at December 31, 1995 and 1994, respectively, was as follows:

                                                                                                At December 31,
                                                                          --------------------------------------------------------
                                                  At March 31, 1996                   1995                          1994
                                             --------------------------   --------------------------    ---------------------------
                                                 Amount      % of Total       Amount       % of Total      Amount       % of Total
                                             ------------   ------------  ------------   ------------   ------------   ------------
                                                                             (dollars in thousands)
Commercial & Agricultural  . . . . . . . .      $  8,552        17.87%       $  7,722        17.06%       $   6,357        18.27%
Construction-Real Estate   . . . . . . . .           230         0.48           1,138         2.51              685         1.97
1-4 Family Real Estate   . . . . . . . . .        16,802        35.10          16,508        36.47           12,004        34.51
Non Residential Real Estate  . . . . . . .        11,022        23.03           8,992        19.87            7,981        22.94
Consumer   . . . . . . . . . . . . . . . .        11,259        23.52          10,905        24.09            7,760        22.31
                                                --------       ------        --------       ------         --------       ------
Total Loans  . . . . . . . . . . . . . . .      $ 47,865       100.00%       $ 45,265       100.00%       $  34,787       100.00%
                                                ========       ======        ========       ======         ========       ======


          Risk Elements. The following table states, at March 31, 1996 and at December 31, 1995 and 1994, non-accrual and past due loans:

                                                                                 At December 31,
                                                                       ----------------------------------
                                                   At March 31, 1996         1995               1994
                                                   -----------------   ----------------  ----------------
                                                                        (in thousands)
Non-accrual loans  . . . . . . . . . . . . . . . .         $36                $51                $6
Accruing loans past due 90 days or more  . . . . .         $11                $41                $0


          Non-Performing Loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the collectibility of the loan or the unpaid interest, or when payment of principal or interest is contractually 90 days past due, unless the loan is well secured and in the process of collection. Upon such discontinuance, the loan is placed on nonaccrual status and any accrued but unpaid interest is charged against income in that period. Accrual of interest is resumed only when the borrower demonstrates an ability to make scheduled payments of both principal and interest.

          Interest income on non-accrual loans that would have been recorded in the period ended March 31, 1996 and for the period ended December 31, 1995, had those loans performed in accordance with their original terms, was insignificant.

          At March 31, 1996, there were no commitments to lend additional funds to borrowers whose loans were classified as non-accrual. ANB is not aware of any loans that continue to accrue interest at March 31, 1996 that management reasonably expects will have a materially negative impact on future operating results, or any material credits as to which management is aware of any information which causes it to have doubts as to the ability of the borrowers to comply with the terms of such credits.

          Summary of Loan Loss Experience

          Analysis of Allowance for Loan Losses. American National maintains its allowance for loan losses at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in its loan portfolio. Management determines the adequacy of the allowance based on reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of classified loans, and other pertinent factors. Credits deemed uncollectible are charged to the allowance.
Provisions for credit losses and recoveries on loans previously charged off are added to the allowance. The following is an analysis of the activity in the allowance for loan losses for the period ended March 31, 1996 and the years ended December 31, 1995 and 1994:

                                                                       For the Three
                                                                       Months Ended
                                                                         March 31,             For the Year Ended December 31,
                                                                                         -----------------------------------------
                                                                           1996                   1995                  1994
                                                                    -------------------   -------------------   ------------------
                                                                                            (in thousands)
Balance at beginning of period   . . . . . . . . . . . . . . . . .        $   272               $   200               $   175

Chargeoffs:
     Commercial and Agricultural . . . . . . . . . . . . . . . . .             27                    49                    35
     Consumer  . . . . . . . . . . . . . . . . . . . . . . . . . .             15                    58                    73
                                                                          -------               -------               -------
                                                                               42                   107                   108
                                                                          -------               -------               -------
Recoveries:
     Commercial and Agricultural . . . . . . . . . . . . . . . . .              3                    18                    44
     Consumer  . . . . . . . . . . . . . . . . . . . . . . . . . .             --                     4                    31
                                                                          -------               -------               -------
                                                                                3                    22                    75
                                                                          -------               -------               -------

Net (charge-offs) recoveries   . . . . . . . . . . . . . . . . . .            (39)                  (85)                  (33)
Provision charged to operations  . . . . . . . . . . . . . . . . .             53                   157                    58
                                                                          -------               -------               -------

Balance at end of period   . . . . . . . . . . . . . . . . . . . .        $   286               $   272               $   200
                                                                          -------               -------               -------
Ratio of net (charge-offs) recoveries to average outstanding
   during period   . . . . . . . . . . . . . . . . . . . . . . . .            .08%                  .22%                  .11%

Average loans outstanding during the period  . . . . . . . . . . .        $46,553               $39,500               $30,393


          Allocation of the Allowance for Loan Losses. The following is a breakdown of the allowance for loan losses for March 31, 1996 and for December 31, 1995 and 1994:

                                                                                        At December 31,
                                                                          --------------------------------------------------------
                                                    At March 31, 1996                 1995                          1994
                                             --------------------------   --------------------------    ---------------------------
                                                             % of Total                    % of Total                   % of Total
                                                 Amount      Allowances       Amount       Allowances       Amount      Allowances
                                             ------------   ------------  ------------   ------------   ------------   ------------
                                                                             (dollars in thousands)
Commercial & Agricultural  . . . . . . . .        $115          40.00%         $108          40.00%          $ 80          40.00%
Construction-Real Estate   . . . . . . . .          14           5.00            14           5.00             10           5.00
1-4 Family Real Estate   . . . . . . . . .          14           5.00            14           5.00             10           5.00
Non Residential Real Estate  . . . . . . .          14           5.00            14           5.00             10           5.00
Consumer   . . . . . . . . . . . . . . . .         129          45.00           122          45.00             90          45.00
                                                  ----         ------          ----         ------           ----         ------
Total Allowance  . . . . . . . . . . . . .        $286         100.00%         $272         100.00%          $200         100.00%
                                                  ====         ======          ====         ======           ====         ======


          Historical net charge-offs are not necessarily accurate predictors of future losses since net charge-offs vary from period to period due to economic conditions and other factors that cannot be accurately measured. Therefore, an evaluation based on historical loss experience of individual loan categories is only one of the many factors considered by management in evaluating the adequacy of the overall allocation and in determining the amount of the provision for possible credit losses. The relative percentage of the allowance allocated to specific loan types is based on management's judgment and is not materially different from prior periods. At March 31, 1996 and December 31, 1995, the total of the allocation for possible credit losses was, in management's opinion, adequate to provide for future losses.


Supervision and Regulation of ANB

          General. As a bank holding company, ANB is subject to the BHCA, which places ANB under the supervision of the Federal Reserve Board. In general, the BHCA limits the business of bank holding companies to owning or controlling banks and engaging in other activities related to banking. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking will continue to be phased in over the next two years and may expand opportunities for bank holding companies. See "--Supervision and Regulation of American National--Interstate Banking and Branching".

          Holding Company Structure.

          Federal Reserve Board Regulation. ANB must obtain the approval of the Federal Reserve Board: (1) before acquiring direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than 5 percent of the voting shares of such bank; (2) before merging or consolidating with another bank holding company; and (3) before acquiring substantially all of the assets of any additional banks. Until September 1995, the BHCA also prohibited the acquisition by ANB of any such interest in any bank or bank holding company located in a state other than Washington unless the laws of the state in which such bank was located expressly authorized such acquisition. Now, subject to certain state laws, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of an out-of-state bank without regard to whether such transaction is prohibited by the laws of any state.

          ANB is required by the BHCA to file annual and quarterly reports and such other reports as may be required from time to time by the Federal Reserve Board. In addition, the Federal Reserve Board performs periodic examinations of ANB and American National.

          Holding Company Control of Nonbanks. With certain exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company which is not a bank or a bank holding company unless the Federal Reserve Board determines that the activities of such company are so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board considers whether the performance of such activities by a bank holding company would offer advantages to the public that would outweigh possible adverse effects. For example, the Federal Reserve Board has by regulation determined activities such as operating an industrial loan company, industrial bank, savings association, mortgage company, finance company, trust company, credit card company or factoring company, performing certain data processing operations and providing investment and financial advice are so closely related to banking as to be a proper incident thereto within the meaning of the BHCA. On the other hand, activities such as real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions are not so closely related to banking as to be a proper incident thereto within the meaning of the BHCA. In the future, the Federal Reserve Board may from time to time add to or delete from the list of activities permissible for bank holding companies.

          Transactions With Affiliates. ANB and American National are affiliates within the meaning of the Federal Reserve Act and "covered transactions" between affiliates are subject to certain restrictions.
Covered transactions include, subject to specific exceptions, loans by banks to nonbank affiliates, investments by banks in securities issued by such an affiliate, the taking of such securities as collateral and the purchase of assets by a bank from such an affiliate. ANB and American National are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities.

          Tie-In Arrangements. ANB and American National are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither ANB nor American National may condition an extension of credit to a customer on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services provided by a competitor.

          State Law Restrictions. As a corporation chartered under the laws of the State of Washington, ANB is also subject to certain limitations and restrictions as provided under applicable Washington law.

          Control Transactions. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of the proposed acquisition and, within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made before the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10 percent or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

          In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (5 percent if the company is a bank holding company) or more of the outstanding shares of ANB, or otherwise obtain control over ANB.

Supervision and Regulation of American National

          General. Despite some recent legislative initiatives to reduce regulatory burdens, banking remains a highly regulated industry. Legislation enacted from time to time may increase the cost of doing business, limit or expand permissible activities or affect the competitive balance between banks and other financial and nonfinancial institutions.

          Some of the significant areas of bank regulation are generally discussed below.

          Regulation of National Banks. American National, as a national banking association, is subject to primary regulation and examination by the OCC. It is also subject to regulation by the Federal Reserve Board and by the FDIC. Federal statutes and regulations which govern American National's operations relate to matters such as required reserves against deposits, investments, loans, mergers and consolidations, borrowings, issuance of securities, payment of dividends, establishment of branches and other aspects of operations. In addition, the National Bank Act restricts American National to performing commercial banking business and engaging in activities deemed to be incidental to the business of banking and provides that American National may not invest in equity securities, except in its fiduciary capacity. Moreover, the OCC has authority to prohibit a national bank from engaging in what is considered to be an unsafe and unsound business practice.

          Regulation of Management. Federal law: (1) sets forth circumstances under which officers or directors of a bank may be removed by the institution's primary federal supervisory agency, (2) places restraints on lending by a bank to its executive officers, directors, principal shareholders and their related interests and (3) prohibits management personnel of a bank from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

          Interstate Banking and Branching. The Interstate Act will, over the next two years, permit nationwide interstate banking and branching. This legislation generally authorizes interstate banking and relaxes federal law restrictions on interstate branching. Individual states have the authority to "opt out" of certain of these provisions. The Interstate Act currently allows states to enact "opting-in" legislation that (1) permits interstate mergers within their own borders before June 1, 1997 and (2) permits out-of-state banks to establish de novo branches within the state. As of September 29, 1995, bank holding companies may purchase banks in any state and states may not prohibit such purchases. Additionally, beginning June 1, 1997, banks will be permitted to merge with banks in other states as long as the home state of each merging bank has not opted out. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

          Effective June 6, 1996, the State of Washington enacted "opting-in" legislation generally permitting interstate mergers, subject to certain restrictions. Given that Washington State has permitted interstate banking for a number of years, this legislation is not expected to have a profound impact on banking in Washington.

          Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). As required by FDICIA, numerous regulations have been adopted by federal bank regulatory agencies, including the following: (1) federal bank regulatory authorities have established five different capital levels for banks and, as a general matter, enable banks with higher capital levels to engage in a broader range of activities; (2) the Federal Reserve Board has issued regulations requiring standardized disclosures with respect to interest paid on deposits; (3) the FDIC has imposed restrictions on the acceptance of brokered deposits by weaker banks; (4) the FDIC has implemented risk-based deposit insurance premiums; and (5) the FDIC has issued regulations requiring state chartered banks to comply with certain restrictions with respect to equity investments and activities in which the banks act as a principal.

          FDICIA recapitalized the BIF and required the FDIC to maintain the BIF and SAIF at 1.25% of insured deposits by increasing deposit insurance premiums as necessary to maintain such ratio. FDICIA also required federal bank regulatory authorities to prescribe, by December 1, 1993, (1) non-capital standards of safety and soundness; (2) operational and managerial standards for banks; (3) asset and earnings standards for banks and bank holding companies addressing such areas as classified assets, capital and stock price; and (4) standards for compensation of executive officers and directors of banks. However, this provision was later modified to allow federal regulatory agencies to implement these standards through either guidelines or regulations.

          Capital Adequacy Requirements. The Federal Reserve Board, the FDIC, and the OCC (collectively, the "Federal Banking Agencies") have established uniform capital requirements for all commercial banks. Bank holding companies, such as ANB, are subject to similar capital requirements. Failure to achieve and maintain adequate capital levels may give rise to supervisory action through the issuance of a capital directive to ensure the maintenance of required capital levels. In addition, banks are required to meet certain guidelines concerning the maintenance of an adequate allowance for loan and lease losses.

          The Federal Banking Agencies' "risk-based" capital guidelines are intended to make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into several categories, with more capital being required for the categories perceived as representing greater risk. The risk weights assigned to assets and credit equivalent amounts of off-balance sheet items are based primarily on credit risk. Other types of exposure, such as interest rate, liquidity and funding risks, as well as asset quality problems, are not factored into the risk-based ratio. Such risks, however, are taken into account in determining a final assessment of an organization's capital adequacy. Banks and bank holding companies are required to achieve a minimum total risk-based capital ratio of 8% and a minimum Tier 1 risk-based capital ratio of 4%.

          The Federal Banking Agencies also have adopted leverage ratio standards that require commercial banks to maintain a minimum ratio of core capital to total assets (the "Leverage Ratio") of 3%. Any institution operating at or near this level is expected to have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings, and in general, to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institution experiencing or anticipating significant growth is expected to maintain capital ratios, including tangible capital positions, well above the minimum levels (e.g., an additional cushion of at least 100 to 200 basis points, depending upon the particular circumstances and risk profile).

          Regulations adopted by the Federal Banking Agencies pursuant to FDICIA require the OCC and other Federal Banking Agencies to take "prompt corrective action" when a bank fails to meet its capital requirements. The regulations establish and define five capital levels at which an institution is deemed to be "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In order to be "well-capitalized," an institution must maintain at least 10% total risk-based capital, 6% Tier 1 risk-based capital, and a 5% Leverage Ratio. In order to be "adequately capitalized" an institution must have at least 8% total risk-based capital, 4% Tier 1 risk-based capital and a 4% Leverage Ratio. Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of being adequately capitalized. Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate Federal Banking Agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the plan until it is adequately capitalized. As of December 31, 1995, neither ANB nor American National were subject to any regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

          In August of 1995, each of the Federal Banking Agencies adopted a final rule implementing the portion of Section 305 of FDICIA that requires the banking agencies to revise their risk-based capital standards to ensure that those standards take adequate account of interest rate risk. Effective September 1, 1995, when evaluating the capital adequacy of a bank, the Federal Banking Agencies' examiners will consider exposure to declines in the economic value of the bank's capital due to changes in interest rates. A bank may be required to hold additional capital for interest rate risk if it has a significant exposure or a weak interest rate risk management process. Concurrent with the publication of this final rule, the Federal Banking Agencies proposed for comment a joint policy statement describing the process the Federal Banking Agencies will use to measure and assess a bank's interest rate risk. As indicated by both the final rule and the joint policy statement, the Federal Banking Agencies intend, through a future proposed rule, to incorporate explicit minimum requirements for interest rate risk into their risk-based capital standards. Although the Federal Banking Agencies have indicated that they anticipate any proposed capital requirement would be based on the measurement framework described in the joint policy statement, neither the likelihood that the Federal Banking Agencies will in fact propose such a rule nor the actual requirements or standards established by any such rule can be predicted at this time. Furthermore, any impact the Federal Banking Agency activities discussed above may have on ANB or American National cannot be predicted at this time.

          FDIC Insurance. Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system. Under this system, depository institutions (such as American National) with BIF-insured deposits are required to pay an assessment to the BIF ranging from $0 to $.27 per $100 of deposits based on the institution's risk classification. Banks at the zero assessment rate will pay the statutory minimum of $2,000 per year for deposit insurance. The assessment range is significantly higher for SAIF-insured deposits.

          The risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized", "adequately capitalized", and "undercapitalized". The three supervisory subgroups are Group "A" (for financially sound institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increases risk to the deposit insurance fund) and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action).

Dividend History

          American National first paid dividends in 1989 in the amount of $1.00 per share. A dividend in the amount of $1.25 per share was paid in 1990. ANB was formed in 1990 and it paid a dividend in 1991 in the amount of $1.25 per share. In May of 1992, American National acquired the two local branches of First Interstate Bank. That transaction required additional capital and, to meet that need, ANB suspended dividends until sufficient capital was raised through a limited stock offering and retained profits to meet regulatory and internal guidelines. The most recent dividend paid by ANB was in 1995 in the amount of $2.00 per share.


Market Prices of ANB Common Stock

          The most recent significant volume of transactions in ANB Common Stock took place in the second quarter of 1993. At that time, ANB conducted an intrastate stock offering of 37,500 shares of ANB Common Stock at a purchase price of $40.00 per share. That offering was completely subscribed for within a 60-day period and was structured at a multiple of 1.146 of the resulting book value upon completion of the sale. Since the offering, relatively few shares of ANB Common Stock have been sold. ANB has recorded stock transactions in the aggregate of 775 shares of ANB Common Stock since May 30, 1993. The individual sale prices ranged from 1.08 times the prior year-end book value to 1.2 times prior year-end book value. During the last half of 1993, 300 shares were traded at prices ranging from $36.00 to $40.00; four sales were recorded in 1994 at prices ranging from $43.00 to $46.00; and two sales occurred in February, 1995 at prices ranging from $48.00 to $52.00. The ANB Common Stock is neither listed on an established exchange or quoted on the Nasdaq National Market and trades of ANB Common Stock are generally undertaken in private transactions. The foregoing information regarding the trading prices for ANB Common Stock is based on information provided to management of ANB and has not necessarily been verified with both parties to the applicable transactions.

Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth information concerning beneficial owners of ANB Common Stock as of March 31, 1996 by (i) the only persons known to ANB to have beneficial ownership of more than five percent of the outstanding shares of ANB Common Stock and (ii) all executive officers and directors of ANB as a group.


5% Shareholders

Russell J. Dean                           14,970          9.99%
7525 West Canal Dr. Kennewick, WA
99336


Leonard Dietrich                          11,259          7.51%
7525 West Canal Dr. Kennewick, WA
99336

Craig D. Eerkes                           12,271          8.19%
7525 West Canal Dr. Kennewick, WA
99336

Richard C. Emery                          10,155<F1>      6.55%
7525 West Canal Dr. Kennewick, WA
99336

George Grant                              14,970          9.99%
4220 W. Riverhaven
Pasco, WA 99301

Neal Smiley                                9,235          6.16%
7525 West Canal Dr. Kennewick, WA
99336

George Yoshino                            14,970          9.99%
7525 West Canal Dr.
Kennewick, WA 99336

All directors and executive officers
as a group (11 persons)                   84,611<F2>      53.48%

____________________

<F1>   Includes 155 shares held in an IRA account for the benefit of Mr.
       Emery and 5,000 shares which may be acquired within 60 days by the exercise of stock options.
<F2>   Includes 8,400 shares which may be acquired within 60 days by the exercise of stock options.

                             ELECTION OF DIRECTORS

          In addition to approving the Merger, ANB's shareholders will be asked to elect three directors to serve for a three-year term and until their successors are elected and qualified, or until the Merger is consummated.

General

          The ANB Charter provides that the number of directors must fall within a range of six and twelve, the exact number to be determined by an affirmative vote of at least two-thirds of the total number of directors then in office. The Articles also provide that the Board of Directors may fill vacancies created on the Board, provided that the number of directors increased between shareholder meetings shall not exceed two.

          Directors are elected for a term of three years and until their successors have been elected and qualified. The ANB Charter requires that the terms of the directors be staggered such that approximately one-third of the directors are elected each year. Accordingly, the Board of Directors has nominated Messrs. Eerkes, Faurholt and Grant for election as directors for three-year terms to expire in 1999. If either Messrs. Eerkes, Faurholt or Grant should refuse or be unable to serve, proxies will be voted for such persons as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

          Other nominations, if any, may be made only in accordance with the prior notice provisions contained in ANB's Bylaws.


Information With Respect to Nominees and Directors
Whose Terms Continue

          The following tables set forth certain information with respect to the nominees for director and for directors whose terms continue. The table includes their ages, their principal occupations during the past five years, and the year first elected or appointed a director of ANB or its predecessor. The table also indicates the number of shares of ANB Common Stock beneficially owned by each individual on March 31, 1996 and the percentage of ANB Common Stock outstanding on that date that the individual's holdings represented.


          Nominees for Director for Three Year Term Expiring 1999

                                                                           Shares of ANB Common Stock and
                                      Principal Occupation of Director    Percentage of Class Beneficially
 Name, Age and Tenure as Director          During Last Five Years              Owned on March 31, 1996
 --------------------------------     --------------------------------    --------------------------------


Craig D. Eerkes (45), director       President, Tri-City Oil Company                   12,271
since 1982                                                                             (8.19%)

Harvey Faurholt (54), director       Attorney                                         3,200<F1>
since 1982                                                                             (2.14%)

Ron Grant (47), director since       Vice President, George Grant                      2,320<F2>
1992                                 Construction Company                              (1.55%)
____________________

<F1>   Includes 1,900 shares held in the Horton Wilkins profit sharing trust for the benefit of Mr. Faurholt.
<F2>   Includes 820 shares held by Sirejab Partnership, of which Mr. Grant is the managing partner.

          The Board of Directors recommends that you vote FOR the nominees to be elected as directors.

          Directors With Term Expiring in 1997


                                                                           Shares of ANB Common Stock and
                                      Principal Occupation of Director    Percentage of Class Beneficially
 Name, Age and Tenure as Director          During Last Five Years              Owned on March 31, 1996
 --------------------------------     -------------------------------     --------------------------------


Richard C. Emery (55), director      President and CEO ANB and                       10,155<F1>
since 1982                           American National                                 (6.55%)

Neal Smiley (69), director since     Vice President, Conover Insurance                  9,235
1982                                                                                   (6.16%)

George Yoshino (67), director        President, Century 21 Products,                   14,950
since 1982                           Inc.                                              (9.98%)
____________________

<F1>   Includes 155 shares held in an IRA account for the benefit of Mr.
       Emery and 5,000 shares which may be acquired within 60 days by the exercise of stock options.

          Directors With Term Expiring in 1998


                                                                           Shares of ANB Common Stock and
                                      Principal Occupation of Director    Percentage of Class Beneficially
 Name, Age and Tenure as Director          During Last Five Years              Owned on March 31, 1996
 --------------------------------     --------------------------------    --------------------------------


Russell J. Dean (54), director       President, Russ Dean Ford, Inc.                   14,970
since 1982                                                                             (9.99%)

Leonard Dietrich (49), director      President, Basin Disposal, Inc.                   11,259
since 1991                                                                             (7.51%)

Joe G. Vincent (66), director        Retired                                            1,651
since 1982                                                                             (1.10%)

Information Regarding the Board of Directors and its Committees

          The following sets forth information concerning the Board of Directors and Committees of ANB during the fiscal year ended December 31, 1995.

          Board of Directors. ANB held 14 Board meetings in 1995. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he served.

          Certain Committees of the Board of Directors. ANB's Board of Directors has established an Audit Committee and a Compensation Committee. The full ANB Board performs those functions typically performed by a nominating committee.

          Audit Committee. The main function of the Audit Committee includes reviewing the plan, scope and audit results of the independent auditors, as well as reviewing and approving the services of the independent auditors.
The Audit Committee reviews or causes to be reviewed the reports of bank regulatory authorities and reports its conclusions to the Board of Directors. The Audit Committee also reviews procedures with respect to ANB's records and business practices, and reviews the adequacy and implementation of the internal auditing, accounting and financial controls. The Audit Committee held one meeting in 1995. For fiscal 1995, the Audit Committee consisted of Messrs. Eerkes (Chairman), Emery, Faurholt, Grant and Smiley.

          Compensation Committee. The Compensation Committee met once during 1995 for the purpose of setting executive officer compensation and reviewing other officer and employee compensation and benefits, and for reviewing and recommending to the full Board stock option grants for executive officers. The Compensation Committee consisted of Messrs. Eerkes (Chairman), Dean, Emery, Vincent and Yoshino. Mr. Emery did not participate in any actions taken by the Compensation Committee or the Board regarding his compensation.

          Compensation of Directors. ANB and American National have established a program by which each director receives $400 compensation for each meeting attended and each non-employee director receives $150 compensation for each committee meeting attended.

                            EXECUTIVE COMPENSATION

          The following table sets forth a summary of certain information concerning compensation awarded to or paid by ANB for services rendered in all capacities during the year ended 1995 to ANB's Chief Executive Officer, the only employee of ANB whose annual salary and bonus exceeded $100,000 during those periods.


                                                                                            Long Term
                                                 Annual Compensation                       Compensation
                                    --------------------------------------------   --------------------------
                                                                                       Awards        Payouts
                                                                   Other Annual    ------------   ------------
 Name and                               Salary         Bonus       Compensation                       LTIP            All Other
 Principal Position           Year       <F1>          <F2>            <F3>           Options        Payouts        Compensation
 ------------------          -----  -------------   ---------   ----------------   ------------   ------------  ------------------
 Richard C. Emery,            1995     $101,600       $11,001           $0                0             0              $3,131<F4>
 President and CEO of ANB
 and American National
____________________

<F1>   Includes directors fees paid to Mr. Emery in the fiscal year 1995 in the amount of $5,600.
<F2>   The amount appearing in this column reflects the bonus paid pursuant to ANB incentive programs described below.
<F3>   The named executive did not receive any perquisites or other personal benefits in an aggregate amount equal to or exceeding the lesser of
       (i) $50,000 or (ii) 10 percent of the executive's annual salary and bonus for the year.
<F4>   Includes contributions and credits paid by ANB for the benefit of Mr.
       Emery under the combined 401(k) Profit Sharing Plan in the amount of $56,927 for the fiscal year 1995.



Stock Options

          Options Granted in the Last Fiscal Year. No stock options were granted during the 1995 fiscal year to the executive officer named in the Summary Compensation Table.

          Aggregated Option Exercises and Fiscal Year-End Value Table. The following table sets forth certain information concerning exercises of stock options pursuant to stock option plans by the named executive officer during the year ended December 31, 1995 and stock options held at year end.

                Aggregated Option Exercises in Last Fiscal Year
                          and Year End Option Values

                                                                            Number of                    Value of Unexercised
                                                                           Unexercised                  In-the-Money Options at
                                      Shares                       Options at December 31, 1995          December 31, 1995 <F1>
                                    Acquired on       Value       ------------------------------   --------------------------------
               Name                  Exercise       Realized      Exercisable     Unexercisable     Exercisable      Unexercisable
- --------------------------------   ------------   ------------   ------------    ----------------   ------------   -----------------
Richard C. Emery                        N/A            N/A           2,000            3,000         $154,980<F2>      $232,470<F2>

____________________

<F1>   According to the terms of the option agreement, all unexercised options vest upon a change of control. In accordance with the Merger Agreement, Mr. Emery intends to exercise all 5,000 options before the consummation of the Merger.
<F2>   Calculated based on an assumed per share value of ANB Common Stock equal to the assumed pro forma equivalent per share value as of June 7, 1996 of $107.49 (see "Summary--Stock Price and Dividend Information") less the per share exercise price of Mr. Emery's options of $30.00.



Employment Agreements

          Neither ANB nor American National has entered into employment agreements with any of their respective executive officers.


Employee Benefit Plans

          ANB Stock Option Plan. The directors of ANB adopted and the shareholders approved the ANB Financial Corporation Employee Incentive Stock Option Plan (the "Plan") for the purpose of providing additional incentives to key employees of ANB, American National and any future subsidiaries. An aggregate of 15,000 shares of authorized but unissued ANB Common Stock have been reserved under the Plan for grant to such key employees.

          The Plan provides for the issuance of options which qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code. The exercise price of incentive options granted thereunder shall not be less than 100% of the fair market value of the shares on the date of grant of the options. All options granted under the Plan will expire not more than ten years from the date of the grant.

          On December 19, 1991, the Board of Directors of ANB approved the grant of options to purchase a total of 5,000 shares to the President and Chief Executive Officer, Richard C. Emery. On that and subsequent dates, an additional 3,900 options have been granted to other key employees of ANB or American National.

          ANB Employee Benefit Plan (401(k)). ANB and American National have adopted a Profit Sharing Savings 401(k) Plan (the "401(k) Plan") which is intended to qualify under the provisions of Section 401(k) of the Code. Participants may elect to contribute, through salary deferrals, up to 15% of their compensation. In addition, voluntary contributions may be made by a participant until the participant's retirement date in an amount not to exceed 10% of the participant's total earnings from ANB or American National for the period of time the participant actually participated in the 401(k) Plan. Contributions in the case of each individual may be subject to limitations contained in the Code. Annually, ANB and American National approve a profit sharing contribution on a discretionary basis which is added to the 401(k) Plan.

          ANB Incentive and Bonus Plans. ANB annually provides incentive programs to individual participating employees. A participating employee may be awarded incentive compensation if he or she meets individual targets or goals or certain corporate targets are achieved.

Certain Transactions and Relationships

          Most of ANB's directors and executive officers and their immediate families are also customers of American National. It is anticipated that such individuals will continue to be customers of American National in the future. All customer and deposit transactions between American National and its directors or executive officers and immediate family members were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than normal risk of collectibility or present other unfavorable features.


                                   AUDITORS

          The financial statements included in First Hawaiian's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Coopers & Lybrand, L.L.P., independent public accountants, whose report thereon is incorporated herein by reference to First Hawaiian's Annual Report on Form 10-K for the year ended December 31, 1995.

          Knight, Vale and Gregory, Inc., P.S., independent auditors, performed the audit of the consolidated financial statements for ANB and its wholly-owned subsidiary, American National, for the year ended December 31, 1995. Representatives of Knight, Vale and Gregory will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.


                                OTHER BUSINESS

          The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendation of management on such matters.

          At the Annual Meeting, management will report on ANB's business and ANB's shareholders will have the opportunity to ask questions.

                  AVAILABILITY OF ANNUAL DISCLOSURE STATEMENT

          The OCC has adopted regulations requiring all national banks (or their parent holding companies) to prepare and make available to shareholders, depositors and the general public an Annual Financial Disclosure Statement, which contains certain specified information concerning the financial condition of America National and ANB. All requests for the disclosure statement should be directed to John Monroe, Secretary, ANB Financial Corporation, 7525 West Canal Drive, Kennewick, Washington 99336;
(509) 735-0451.


                                LEGAL OPINIONS

          The legality of the shares of First Hawaiian Common Stock to be issued to holders of ANB Common Stock pursuant to the Merger will be passed upon for First Hawaiian by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

          Certain federal income tax matters related to the Merger will be passed upon for First Hawaiian by Simpson Thacher & Bartlett, New York, New York, and for ANB by Knight, Vale and Gregory, Inc., P.S.

                          INDEX TO FINANCIAL STATEMENTS
                   OF ANB FINANCIAL CORPORATION AND SUBSIDIARY

Independent Auditor's Report                                           F-2

Consolidated Balance Sheets                                            F-3

Consolidated Statements of Income                                      F-5

Consolidated Statements of Changes in Shareholders'
  Equity                                                               F-7

Consolidated Statements of Cash Flows                                  F-9

Notes to Financial Statements                                          F-13

                          Independent Auditors' Report



The Board of Directors
ANB Financial Corporation and Subsidiary
Kennewick, Washington


We have audited the accompanying consolidated balance sheets of ANB Financial Corporation and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ANB Financial Corporation and Subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the method of accounting for impaired loans was changed effective January 1, 1995, to conform with Statement of Financial Accounting Standards Nos. 114 and 118.




/s/ KNIGHT, VALE & GREGORY, INC., P.S.

Tacoma, Washington
January 19, 1996

Consolidated Balance Sheets

(Dollars in Thousands)

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994

                                       March 31,    December 31,
                                          1996          1995           1994
                                      -----------   ------------   ------------
                                      (Unaudited)
Assets
  Cash and due from banks (Note 3)     $ 1,749         $ 4,338        $ 5,067
  Interest bearing deposits in banks     5,658             --             480
  Securities available for sale
    (Note 4)                            10,899          20,738         11,532
  Securities held to maturity
    (Note 4)                                --              --         16,474

  Loans (Note 5)                        47,865          45,265         34,787
  Less allowance for possible
    credit losses (Note 5)                 286             272            200
  Net loans                             47,579          44,993         34,587

  Premises and equipment (Note 6)        2,137           2,132          2,334
  Foreclosed real estate                    --              --            121
  Accrued interest receivable              430             505            487
  Intangible assets                        745             762            829
  Other assets                             166             174            176

  Total assets                         $69,363         $73,642        $72,087

Liabilities and Shareholders' Equity

Liabilities
  Deposits:
    Demand                             $18,687         $20,626        $19,756
    Savings, NOW and money market       23,197          22,568         28,553
    Time (Note 7)                       19,392          22,264         14,027
  Total deposits                        61,276          65,458         62,336

  Short-term borrowings (Note 8)            --             140          2,900
  Accrued interest payable                 323             293            123
  Other liabilities                        298             418            179

  Total liabilities                     61,897          66,309         65,538
Commitments and Contingencies
  (Note 11)                                 --              --             --

Shareholders' Equity
  Preferred stock, no par value;
    100,000 shares authorized;
    none issued                             --              --             --
  Common stock, par value
    $1; 500,000 shares authorized;
      149,824 shares issued
      and outstanding                      150             150            150
  Surplus                                3,769           3,769          3,769
  Retained earnings (Note 14)            3,574           3,401          2,768
  Unrealized gains (losses) on
  securities for sale, net
  of tax of ($14) in 1996, $7
  in 1995 and ($71) in 1994                (27)             13           (138)
  Total shareholders' equity             7,466           7,333          6,549

    Total liabilities and
    shareholders' equity               $69,363         $73,642        $72,087


See notes to consolidated financial statements.

Consolidated Statements of Income

(Dollars in Thousands, Except Per Share Amounts)

ANB Financial Corporation and Subsidiary
Three Months Ended March 31, 1996 and 1995
and Years Ended December 31, 1995 and 1994

                                 Three Months Ended           Years Ended
                                      March 31,               December 31,
                                 --------------------    ---------------------
                                   1996        1995         1995        1994
                                 ---------  ----------   ----------  ---------
                                    (Unaudited)

Interest Income
    Loans                         $ 1,164      $  936     $  4,117    $  3,087
    Federal funds sold and
      deposits in banks                32          14           45         133
    Securities available for sale     226         140          522         509
    Securities held to maturity        --         229          942         748
    Total interest income           1,422       1,319        5,626       4,477

Interest Expense
    Deposits                          413         339        1,625       1,032
    Short-term borrowings               1           7           32           2
    Total interest expense            414         346        1,657       1,034

    Net interest income             1,008         973        3,969       3,443

Provision for Possible Credit
  Losses (Note 5)                      53          12          157          58

  Net interest income after
    provision for possible
    credit losses                     955         961        3,812       3,385

Non-Interest Income
    Service charges on deposit
      accounts                        115         132          517         518
    Origination fees on mortgage
      loans brokered                   --           8           21          90
    Gain (loss) on sale of
      securities                        7         (58)         (51)        (32)

    Gain on sale of loans              25          --           38          96
    Gain (loss) on sale of
      fixed assets                     --          (1)          71          --
    Other non-interest income          55          49          198         152
             Total non-interest
             income                   202         130          794         824

Non-Interest Expenses
    Salaries                          355         336        1,381       1,324
    Employee benefits (Note 9)         59          59          206         197
    Occupancy                          46          48          180         181
    Furniture and equipment            59          65          289         278
    Other non-interest expenses       378         291        1,173       1,171
    Total non-interest expenses       897         799        3,229       3,151

    Income before income taxes        260         292        1,377       1,058

Income Taxes (Note 10)                 87         100          444         360

Net Income                        $   173     $   192      $   933     $   698

Earnings Per Share Data
   Average number of common
     shares outstanding           149,824     149,824      149,824     149,824

   Net income per  common share  $   1.15    $   1.28     $   6.23    $   4.66

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
(Dollars in Thousands)

ANB Financial Corporation and Subsidiary
Three Months Ended March 31, 1996 and 1995
and Years Ended December 31, 1995 and 1994

                                                            Unrealized
                                                              Gains
                                                            (Losses)
                                                               on
                                                            Securities
                                Common           Retained    Available
                                Stock   Surplus  Earnings    for Sale    Total
                               -------  -------  --------  ----------  --------

Balance at January 1, 1994      $150    $3,769    $2,070     $    --     $5,989

Net income                        --        --       698          --        698

Change in unrealized gains
  (losses) on securities
  available for sale,
  net of tax                      --        --       --         (138)      (138)

  Balance at December 31,
    1994                          150    3,769     2,768        (138)     6,549


Net income                         --       --       933          --        933

Dividends paid ($2.00 per
  share)                           --       --      (300)         --       (300)

Change in unrealized gains
  (losses) on securities
  available for sale,
  net of tax                       --       --        --         151        151

  Balance at December 31, 1995    150     3,769    3,401          13      7,333

Net income (unaudited)             --        --      173          --        173

Change in unrealized gains
  (losses) on securities
  available for sale,
  net of tax (unaudited)           --        --       --          (40)      (40)

  Balance at March 31, 1996
  (unaudited)                    $150    $3,769   $3,574         ($27)   $7,466

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(Dollars in Thousands)

ANB Financial Corporation and Subsidiary
Three Months Ended March 31, 1996 and 1995
and Years Ended December 31, 1995 and 1994


                                    Three Months Ended       Years Ended
                                         March 31,            December 31,
                                    ------------------    ---------------------
                                      1996      1995        1995       1994
                                    --------  --------    ---------  ---------
                                       (Unaudited)
Cash Flows From Operating
  Activities
   Net income                      $  173     $  192       $  933     $  698
   Adjustments to reconcile net
     income to net cash provided
     by operating activities:
       Provision for loan losses       53         12          157         58
       Depreciation and
         amortization                  57         56          223        210
       Deferred Federal income
         taxes                          4         10           40         60
       Amortization of
         intangible assets             17         17           67         67
       Gain on sale of loans          (25)        --          (38)       (96)
       Gain on sale of premises
         and equipment                 --         --          (71)        --
       (Gain) loss on sale of
          investments                  (7)        58           51         32
       (Increase) decrease in
         accrued interest
         receivable                    75        (23)         (18)       (97)
       Increase in accrued
         interest payable              30         38          170         30
       Other                           67        115           74        132
   Net cash provided by
     operating activities             444        475        1,588      1,094

Cash Flows From Investing Activities
   Net (increase) decrease in
     interest bearing deposits
     in banks                      (5,658)       380          480       1,682
   Net (increase) decrease in
     Federal funds sold                --     (2,920)          --       2,500
     Purchases of securities
       available for sale              --     (2,000)      (6,945)     (7,589)
     Purchases of securities
       held to maturity                --         --           --      (5,382)
     Proceeds from maturities
       of securities available
       for sale and held to
       maturity                     1,100        500        6,421       5,459
     Proceeds from sales
       of securities available
       for sale                     8,516      4,492        7,989       3,871
     Net increase in loans         (2,896)    (2,212)     (10,950)     (9,825)
     Proceeds from sales of
       loans                          279         --          524       1,927
     Proceeds from sales of
       premises and equipment          --         --          258         --
     Additions to premises and
       equipment                      (55)       (80)        (178)       (602)
     Additions to foreclosed
        real estate                    --         --           --        (121)
     Other                              3         14           22          80
     Net cash provided by
       (used in) investing
       activities                   1,289     (1,826)      (2,379)     (8,000)

Cash Flows from Financing
  Activities
  Net increase (decrease)
    in deposits                    (4,182)     1,313        3,122       6,056
  Increase (decrease)
    in short-term borrowings         (140)    (2,900)      (2,760)      2,900
  Dividends paid                       --       (300)        (300)         --
  Net cash provided by
    (used in) financial
    activities                     (4,322)    (1,887)          62       8,956

    Net change in cash and
      due from banks               (2,589)    (3,238)        (729)      2,050

Cash and Due from Banks
   Beginning of period              4,338      5,067        5,067       3,017

   End of period                   $1,749     $1,829       $4,338      $5,067

(continued)
See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(concluded) (Dollars in Thousands)

ANB Financial Corporation and Subsidiary
Three Months Ended March 31, 1996 and 1995
and Years Ended December 31, 1995 and 1994


                                 Three Months Ended        Years Ended
                                      March 31,            December 31,
                                 ------------------    -------------------
                                   1996        1995     1995        1994
                                 --------   --------   -------    --------
                                     (Unaudited)
Supplemental Disclosures of Cash
Flow Information
   Cash payments for:
    Interest                      $  384     $  308     $ 1,487    $ 1,004
    Income taxes                     137         72         340        205

Supplemental Disclosures of
  Non-Cash Investing Activities
    Unrealized gains (losses) on
      securities available for
      sale, net of tax            ($ 40)     $  103     $   151    ($  138)
    Financed sale of foreclosed
      real estate                    --         121         121         --

See notes to consolidated financial statements.

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


All amounts shown as of and for the periods ended March 31, 1996 and 1995 are unaudited.


Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of ANB Financial Corporation (the Company) and its wholly owned subsidiary, American National Bank (the Bank). All significant intercompany transactions and balances have been eliminated.

Nature of Operations

The Bank operates four branches in the greater Tri-Cities area. Its primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

Financial Statement Presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Securities Held to Maturity

Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income over the period to maturity.

Securities Available for Sale

Securities classified as available for sale consist of debt and certain equity securities the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Securities available for sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.

Declines in the fair value of individual securities held to maturity and available for sale below their cost that are other than temporary result in writedowns of the individual securities to their fair value. Such writedowns are included in earnings as realized losses.


(continued)

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 1 - Summary of Significant Accounting Policies (continued)

Loans

Loans are stated at the amount of unpaid principal, reduced by an allowance for possible credit losses. Interest on loans is accrued daily based on the principal amount outstanding.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. Interest income is subsequently recognized only to the extent cash payments are received.

It is the Company's policy to defer loan origination and commitment fees and certain direct loan origination costs, and to amortize the net amount as an adjustment of the related loan's yield over the contractual life of the loan.

Allowance for Possible Credit Losses

The allowance for possible credit losses is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, economic conditions, and other risks inherent in the portfolio.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation, which is computed on a straight-line method over the estimated useful lives of the assets. Gains or losses on dispositions are reflected in earnings.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and recorded at the lower of the recorded amount of the loan, or the fair value of the properties less estimated costs of disposal. Any writedown to fair value at the time of transfer to foreclosed real estate is charged to the allowance for possible credit losses. Properties are evaluated regularly to ensure that the recorded amounts are supported by their current fair values, and that valuation allowances to reduce the carrying amounts to fair value less estimated costs to dispose are recorded as necessary. Additions to or reductions from valuation allowances are recorded in income.

(continued)

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 1 - Summary of Significant Accounting Policies (continued)

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Bank provides for income taxes on a separate return basis and remits to the Company amounts currently payable.

Cash and Cash Equivalents

The Company considers all amounts due from depository institutions to be cash equivalents.

Net Income Per Share

Net income per share of common stock has been computed on the basis of the weighted average number of shares of common stock outstanding.

Fair Values of Financial Instruments

The following methods and assumptions were used in estimating the fair values of financial instruments as disclosed herein:

         Cash and Short-Term Instruments
         The carrying amounts of cash and short-term instruments approximate their fair value.

         Securities Available for Sale and Held to Maturity
         Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

         Loans
         For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of loans held for sale are based on their estimated market prices. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.


(continued)

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 1 - Summary of Significant Accounting Policies (concluded)

Fair Values of Financial Instruments (concluded)

         Deposit Liabilities
         The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation based on interest rates currently being offered on similar certificates.

         Short-Term Borrowings
         The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the current incremental borrowing rates for similar types of borrowing arrangements.

         Accrued Interest
         The carrying amounts of accrued interest approximate their fair values.

         Off-Balance-Sheet Instruments
         The fair value of off-balance-sheet lending commitments approximates the recorded amounts of the related fees charged for similar agreements.


Note 2 - Accounting Changes

Effective January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118. Under these standards, impairment occurs when it is probable a creditor will not be able to collect all amounts due under a loan agreement. Impaired loans are to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Changes in these values will be reflected in income and as adjustments to the allowance for possible credit losses. The effect of adoption on the Company's 1995 financial position and results of operations was insignificant.

In November 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation, which established financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 specifies a fair value based method of accounting for stock-based compensation plans and encourages (but does not require) entities to adopt that method in place of the provisions of APB Opinion 25, Accounting for Stock

Issued to Employees. The Company has not yet determined which method of accounting will be used, or what impact the adoption of the accounting requirements of SFAS No. 123 might have on the Company's results of operations.

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 3 - Restricted Assets

Federal Reserve Board regulations require that the Company maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. The average amounts of such balances for the three months ended March 31, 1996 and for the years ended December 31, 1995 and 1994 were approximately $668,000, $577,000, and $633,000, respectively.


Note 4 - Debt and Equity Securities

In December 1995, the Company transferred securities with an amortized cost of $13,304,000 from the held to maturity category to the available for sale category under one-time reassessment guidelines issued by the FASB. The related unrealized loss associated with this transfer was $81,000, which is included in the "unrealized gains (losses) on securities available for sale, net of tax" component of shareholders' equity.

Debt and equity securities have been classified according to management's intent. The carrying amount of securities and the approximate fair values at March 31, 1996, December 31, 1995 and 1994 are as follows (dollars in thousands):

                                                Gross        Gross
                                 Amortized    Unrealized   Unrealized    Fair
                                   Cost         Gains        Losses     Values
                                 ---------    ----------   ----------   ------

Securities Available for Sale

March 31, 1996
   U.S. Government and agency
     securities                   $ 9,207      $   17      ($  60)     $ 9,164
   Other securities                 1,256           4          (2)       1,258
   Equity securities                  477          --          --          477

                                  $10,940      $   21      ($  62)      10,899

December 31, 1995
   U.S. Government and
     agency securities            $17,096       $ 147      ($ 173)     $17,070
   State and municipal
     securities                     1,887          51          (4)       1,934
   Other securities                 1,258           7          (8)       1,257
   Equity securities                  477          --          --          477

                                  $20,718        $205      ($ 185)     $20,738

December 31, 1994
   U.S. Government and
     agency securities            $10,727        $ --      ($ 209)     $10,518

   Other securities                   556          --          --          556
   Equity securities                  458          --          --          458

                                  $11,741        $ --      ($ 209)      11,532


(continued)

Notes to Financial Statements
ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 4 - Debt and Equity Securities (concluded)


                                              Gross       Gross
                               Amortized   Unrealized   Unrealized      Fair
                                 Cost         Gains      Losses        Values
                               ---------   ----------   ----------   ---------

Securities Held to Maturity

December 31, 1994
   U.S. Government and
     agency securities         $11,761      $     2      ($  564)     $11,199
   State and municipal
     securities                  1,887            8         (142)       1,753
   Other securities              2,826            1          (26)       2,801

                               $16,474      $    11        ($732)      15,753

Gross realized gains and gross realized losses on sales of securities available for sale for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995 and 1994 were (dollars in thousands):

                                  Three Months Ended     Years Ended
                                       March 31,         December 31,
                                  ------------------   -------------------
                                    1996       1995       1995      1994
                                  --------   -------    -------   --------

Gross Realized Gains
   U.S. Government and agency
   securities                      $    82    $   --     $    6    $    8
   State and municipal
   securities                           32        --         --        --

Gross Realized Losses
   U.S. Government and
   agency securities                $   82     $  58     $   57    $   40
   State and municipal
   securities                           25        --         --        --


The scheduled maturities of debt securities available for sale at March 31, 1996 and December 31, 1995 are as follows (dollars in thousands):

                            March 31, 1996           December 31, 1995
                              Amortized       Fair      Amortized        Fair
                                Cost         Value        Cost          Value
                            --------------  ------   ----------------- -------

Due in one year or less        $2,104       $ 2,100     $ 2,106        $ 2,100
Due from one year to five
  years                         4,846         4,856      10,967         11,015
Due from five to ten years        606           594       2,524          2,550
Due after ten years             2,907         2,872       4,644          4,596

                               $10,463      $10,422     $20,241        $20,261


Securities carried at approximately $1,490,000 at March 31, 1996, $1,250,000 at December 31, 1995, and $783,000 at December 31, 1994 were pledged to secure public deposits and for other purposes required or permitted by law.

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 5 - Loans

Loans at March 31, 1996 and December 31, 1995 and 1994 consist of the following (dollars in thousands):



                                  March 31,           December 31, 1996
                              -----------------  -----------------------------
                                   1996                1995            1994
                              -----------------  -----------------  ----------

Commercial and agricultural      $  8,552          $  7,722          $ 6,357
Real estate:
  Construction                        230             1,138              685
  1-4 family residential           16,802            16,508           12,004
  Nonresidential                   11,022             8,992            7,981
Consumer                           11,259            10,905            7,760

  Total loans                    $ 47,865          $ 45,265           34,787

Changes in the allowance for possible credit losses for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995 and 1994 are as follows (dollars in thousands):

                                      Three Months Ended         Years Ended
                                           March 31,             December 31,
                                     -------------------   --------------------
                                       1996       1995       1995        1994
                                     --------  ---------   ---------  ---------
                                         (Unaudited)

Balance at beginning of period       $   272    $   200     $   200    $   175
Provision for possible credit
  losses                                  53         12         157         58

Charge-offs                              (42)        (6)       (107)      (108)
Recoveries                                 3         14          22         75
   Net (charge-offs) recoveries          (39)         8         (85)       (33)

   Balance at end of period          $   286    $   220      $  272    $   200


The recorded investment in impaired loans was $36,000 at March 31, 1996 and $51,000 at December 31, 1995. No allocation of the allowance for possible credit losses was considered necessary. The average recorded investment in impaired loans during the three months ended March 31, 1996 was $44,000 and during the year ended December 31, 1995 was $18,000. Interest income recognized on impaired loans, which was collected in cash, was insignificant in 1996 and 1995.

Loans on which the accrual of interest had been discontinued totaled $6,000 at December 31, 1994. The difference between the interest income which would have been accrued if such loans had performed in accordance with original terms and the interest income recognized on these loans is immaterial.

At March 31, 1996 and December 31, 1995, there were no commitments to lend additional funds to borrowers whose loans were impaired. Loans over 90 days past due and still accruing interest were $11,000 at March 31, 1996 and $41,000 at December 31, 1995. There were no loans over 90 days past due still accruing interest at December 31, 1994.

(continued)

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 5 - Loans (concluded)

Maturity and repricing for the Company's portfolio at March 31, 1996 and December 31, 1995 are as follows (dollars in thousands):


                               Fixed Rate          Floating Rate
                              Maturing In           Repricing In          Total
                            ----------------    -------------------   -------------
March 31, 1996
   0 - 91 days                $    356            $ 12,462            $ 12,818
   91 - 365 days                 1,692                  --               1,692
   1 year through 5 years       12,729                  --              12,729
   Over 5 years                 20,590                  --              20,590

                              $ 35,367            $ 12,462            $ 47,829

Loans on which the accrual
  of interest has been
  discontinued                                                              36

                                                                      $ 47,865
December 31, 1995
   0 - 90 days                $    370           $ 11,347             $ 11,717
   91 - 365 days                 1,340                --                 1,340
   1 year through 5 years       12,338                --                12,338
   Over 5 years                 19,819                --                19,819

                              $ 33,867           $ 11,347             $ 45,214

Loans on which the accrual
  of interest has been
  discontinued                                                              51

                                                                      $ 45,265


Certain related parties of the Company, principally directors of the Company and their associates, were loan customers of the Company in the ordinary course of business during 1996, 1995, and 1994. Total loans outstanding at March 31, 1996, December 31, 1995, and December 31, 1994 to key officers and directors were $188,000, $332,000, and $381,000, respectively. New loans made and repayments received in 1996 were $419,000 and $563,000, respectively, and in 1995 were $469,000 and $518,000, respectively.

Government guaranteed loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of guaranteed loans serviced for others were $3,097,000, $2,592,000, and $2,916,000 at March 31,
1996, December 31, 1995 and December 31, 1994, respectively.

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 6 - Premises and Equipment

The components of premises and equipment at March 31, 1996 and December 31, 1995 and 1994 are as follows (dollars in thousands):

                                      March 31,        December 31, 1996
                                     ----------   ------------------------------
                                        1996            1995             1994
                                     ----------   ------------------   ---------

Land                                   $  214         $  214            $  266
Premises and improvements               1,755          1,723             1,887
Equipment, furniture and fixtures       1,105          1,140               998

             Total cost                 3,074          3,077             3,151
Less accumulated depreciation
  and amortization                        937            945               817


  Total premises and equipment         $2,137         $2,132            $2,334


Certain equipment and premises are leased under operating leases. Rental expense for leased premises and equipment was $8,000 and $9,000 for the three months ended March 31, 1996 and 1995, respectively, and $75,000 and $60,000 for the years ended December 31, 1995 and 1994, respectively.

Minimum net rental commitments under noncancelable leases having an original or remaining term of more than one year were as follows at December 31, 1995 (dollars in thousands):

                                    Premises     Equipment      Total
                                   ----------    ---------    ----------
1996                                   $10           $22          $32
1997                                    10            22           32
1998                                    10            22           32
1999                                    10            10           20
2000                                    10            --           10
Thereafter                              18            --           18

Total minimum payments required        $68           $76          $144


Certain leases contain renewal options from five to ten years and escalation clauses based on increases in property taxes and other costs.

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 7 - Deposits

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $6,583,000 at March 31, 1996, and $9,456,000 and $4,748,000 at December 31, 1995 and 1994,
respectively.

At March 31, 1996 and December 31, 1995, the scheduled maturities of certificates of deposit are as follows (dollars in thousands):

                                   March 31,              December 31,
                                --------------         ------------------
                                     1996                     1995
                                --------------         ------------------
0 - 90 days                        $ 9,706                 $10,165
91 - 365 days                        8,216                  10,330
1 year through 5 years               1,470                   1,769

                                   $19,392                 $22,264

Note 8 - Short-Term Borrowings

The Company has borrowing lines available of $2,000,000 with Key Bank (unsecured) and $7,200,000 with the Federal Home Loan Bank of Seattle (secured by assets of the Company). Overnight borrowings under the Federal Home Loan Bank line totaled $140,000 at December 31, 1995 and $2,900,000 at December 31, 1994. There were no borrowings at March 31, 1996.


Note 9 - Employee Benefits

The Company has a combined 401(k) and Profit Sharing Plan which covers substantially all employees who have completed one year or more of service. Contributions to the Profit Sharing Plan are made at the discretion of the Board of Directors. Contributions for the combined 401(k) and Profit Sharing Plan for the three months ended March 31, 1996 and 1995 were $16,000 and $14,000, respectively, and for the years ended December 31, 1995 and 1994 were $57,000 and $36,000, respectively.


Note 10 - Income Taxes

Income taxes are comprised of the following for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995 and 1994 (dollars in thousands):

                          Three Months Ended           Years Ended
                               March 31,               December 31,
                          --------------------    ---------------------
                            1996        1995         1995        1994
                          ---------  ---------    ---------  -----------
Current                      $83       $90          $404       $300
Deferred                       4        10            40         60

  Total income taxes         $87      $100          $444       $360

(continued)

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 10 - Income Taxes (continued)

The following is a reconciliation between the statutory and the effective federal income tax rate for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995 and 1994 (dollars in thousands):

   Three Months Ended March 31

                                               Percent                Percent
                                   1996      of Pre-tax     1995     of Pre-tax
                                  Amount       Income      Amount      Income
                                ----------  ------------  ---------  ----------
Income tax at statutory rates      $ 88         34.0%       $ 99       34.0%
Increase (decrease) resulting
from:
   Tax-exempt income                 (7)        (2.7)         (9)      (3.1)
   Other                              6          2.2          10        3.4

   Total income tax expense        $ 87         33.5        $100       34.3%

   Years Ended December 31

                                              Percent                Percent
                                   1995     of Pre-tax     1994    of Pre-tax
                                  Amount      Income      Amount      Income
                                ----------  -----------   ------  -------------
Income tax at statutory rates     $468         34.0        $360         34.0%
Increase (decrease) resulting
from:
   Tax-exempt income               (32)        (2.4)        (24)        (2.3)
   Other                             8          0.6          24          2.3

   Total income tax expense       $444         32.2        $360         34.0%

Net deferred tax liabilities consist of the following components at March 31, 1996 and December 31, 1995 and 1994 (dollars in thousands):


                                        March 31,   December 31,
                                          1996         1995          1994
                                     -------------  ------------   --------
Deferred Tax Assets
   Allowance for possible credit
     losses                               $72           $67          $42
   Unrealized depreciation on
    securities available for sale          14            --           71
   Total deferred tax assets               86            67          113


(continued)

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 10 - Income Taxes (concluded)


                                        March 31,   December 31,
                                          1996         1995          1994
                                     -------------  ------------  ----------
Deferred Tax Liabilities
  Accumulated Depreciation                $ 93          $ 88         $ 61
  Deferred income                          122           118           80
  Unrealized appreciation
    on securities available
    for sale                                --             7           --
  Total deferred tax
    liabilities                            215           213          141

  Net deferred tax liabilities            $129          $146         $ 28


Note 11 - Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the commitments is as follows (dollars in thousands):


                                      March 31,   December 31,
                                        1996         1995           1994
                                   -------------  ------------  ------------
Commitments to extend credit:
  Real estate secured                  $  576        $  314        $  509
  Credit card lines                     2,652         2,654         2,804
  Other                                 2,380         1,948         2,671

  Total commitments to
    extend credit                       5,608         4,916         5,984

Standby letters of credit                 170           170           150

                                       $5,778        $5,086        $6,134


(continued)

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 11 - Commitments and Contingencies (concluded)

Financial Instruments with Off-Balance-Sheet Risk (concluded)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company's experience has been that approximately 65% of loan commitments are drawn upon by customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Company deems necessary.

Concentrations of Credit Risk

All of the Company's loans and commitments to extend credit have been granted to customers in the Company's market area. The concentrations of credit by type of loan are set forth in Note 5.

Investments in state and municipal securities involve governmental entities within Washington State. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Company, as a matter of practice, generally does not extend credit to any single borrower or group of related borrowers in excess of $650,000.


Note 12 - Stock Options

The Company has granted to certain key employees options to purchase shares of its common stock. During 1995, options to purchase 500 shares were granted at $55 per share. At March 31, 1996 and December 31, 1995, options to purchase a total of 8,900 shares were outstanding with 3,300 exercisable at March 31, 1996 and 3,100 exercisable at December 31, 1995 at prices ranging from $30 to $55. The options expire December 2001 to September 2005. At December 31, 1994, options to purchase 2,150 shares were exercisable at prices ranging from $30 to $40. During 1996, 1995 and 1994, no options were exercised.

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 13 - Condensed Financial Information - Parent Company Only


Condensed Balance Sheets
(Dollars in Thousands)
                                       March 31,   December 31,
                                         1996         1995          1994
                                     ------------  ------------  ----------
Assets
   Cash                                $   56       $  110         $  109
   Investment in subsidiary             7,436        7,255          6,479
   Receivable from subsidiary             --            --             72

   Total assets                        $7,492       $7,365         $6,660

Liabilities and Shareholders' Equity
    Other liabilities                  $   26       $   45         $  111
    Shareholders' equity                7,466        7,320          6,549

   Total liabilities and
     shareholders' equity              $7,492       $7,365         $6,660




Condensed Statements of Income
(Dollars in Thousands)

                                    Three Months Ended        Years Ended
                                         March 31,            December 31,
                                    ------------------     -----------------
                                     1996        1995        1995      1994
                                    --------  --------     -------  --------

Dividend from Subsidiary             $  --      $300        $300     $ --

Operating Expenses                     (56)       --          (4)      (5)

Income Tax Benefit                      21       300         --         2

   Income (loss) before equity
     in undistributed income of
     subsidiary                        (35)       --         296       (3)

Equity in Undistributed Income
  of Subsidiary                        208      (108)        637       701

   Net income                         $173      $192        $933      $698


(continued)

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 13 - Condensed Financial Information - Parent Company Only (concluded)

Condensed Statements of Cash Flows
(Dollars in Thousands)

                                    Three Months Ended         Years Ended
                                         March 31,            December 31,
                                    -------------------     ------------------
                                      1996        1995        1995      1994
                                    --------   --------     -------- ---------

Cash Flows from Operating
  Activities
  Net income                        $173        $192        $933         $698
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
      Amortization                   --          --          --            4
      Equity in undistributed
        income of subsidiary        (208)        108        (637)        (701)
      (Increase) decrease in
         receivable from
         subsidiary                  --          --           71          (52)
      Increase (decrease) in
         other liabilities           (19)        --          (66)          66
      Decrease in other assets       --          --           --           28
   Net cash provided by (used in)
     operating activities            (54)       300          301           43

Cash Flows from Financing
  Activities
  Dividends paid                     --        (300)        (300)          --

  Net change in cash                 (54)        --            1           43

Cash
   Beginning of period               110        109          109           66

   End of periods                  $  56       $109         $110         $109

Note 14 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines on the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

(continued)

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 14 - Regulatory Matters (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

As of March 31, 1996 and December 31, 1995, the most recent notification from the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands).


                                                                  To be Well
                                                                 Capitalized
                                                                 Under Prompt
                                                                  Corrective
                                             Capital Adequacy        Action
                                                 Purposes         Provisions
                           Actual            ----------------  ---------------
                           Amount    Ratio   Amount    Ratio   Amount    Ratio
                         ---------  -------  ------   ------- --------  ------

March 31, 1996
  Tier 1 capital
    (to average assets)    $6,719    9.68%   $2,775     4.00    $3,469    5.00%
  Tier 1 capital
    (to risk-weighted
     assets)                6,719    14.16    1,899     4.00     2,848    6.00
  Total capital
     (to risk-weighted
      assets)               6,991    14.73    3,797     8.00     4,747   10.00

December 31, 1995
  Tier 1 capital
    (to average assets)    $6,493     9.06%  $2,867     4.00%    $3,584   5.00%
  Tier 1 capital
     (to risk-weighted
        assets)             6,493    13.52    1,920     4.00      2,880   6.00
  Total capital
     (to risk-weighted
        assets)             6,765    14.09    3,841     8.00      4,801  10.00

December 31, 1994
  Tier 1 capital
     (to average assets)   $5,858     8.71%  $2,801     4.00%    $3,501   5.00%
  Tier 1 capital
    (to risk-weighted
       assets)              5,858    13.52    1,732     4.00      2,598   6.00
  Total capital
    (to risk-weighted
       assets)              6,058    13.99    3,464     8.00      4,330  10.00

(continued)

Notes to Financial Statements

ANB Financial Corporation and Subsidiary
March 31, 1996 and December 31, 1995 and 1994


Note 14 - Regulatory Matters (concluded)

Management believes, as of March 31, 1996 and December 31, 1995, that the Bank meets all capital requirements to which it is subject.

The Bank, as a National Bank, is subject to dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without prior approval, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends that the Bank could declare without regulatory approval amounted to approximately $2,001,000 as of December 31, 1995.


Note 15 - Fair Values of Financial Instruments

The estimated fair values of the Bank's financial instruments at December 31, 1995 were as follows (dollars in thousands):

                                                   Carrying          Fair
                                                    Amount           Value
                                                -------------    ------------
  Financial Assets
    Cash and due from banks                        $ 4,338         $ 4,338
    Securities available for sale                   20,738          20,738
    Loans receivable, net                           44,993          45,296
    Accrued interest receivable                        505             505

Financial Liabilities
    Deposits                                       $65,458         $65,498
    Short-term borrowings                              140             140
    Accrued interest payable                           293             293

Note 16-Potential Merger (Unaudited)

On February 26, 1996, the Board of Directors approved a merger agreement with First Hawaiian, Inc. under which First Hawaiian would acquire the shares of the Company's common stock in exchange for shares of its common stock. The merger is subject to the approval of the Company's shareholders and banking regulators, and is expected to close in the last half of 1996.

                              FIRST HAWAIIAN, INC.

                                       AND

                            ANB FINANCIAL CORPORATION


                                Annexes to Proxy
                              Statement/Prospectus




  I.        Agreement and Plan of Merger

 II.        Opinion of Ragen MacKenzie Incorporated

III.        Chapter 23B.13 of the Revised Code of
            Washington (Rights of Dissenting
            Shareholders)

                                                               ANNEX I















                          AGREEMENT AND PLAN OF MERGER



                          dated as of February 26, 1996



                                      among



                              FIRST HAWAIIAN, INC.,



                           ANB ACQUISITION CORPORATION



                                       and



                            ANB FINANCIAL CORPORATION

                                TABLE OF CONTENTS

                                                                        Page

                                    ARTICLE I

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

          1.1         The Merger  . . . . . . . . . . . . . . . . . . .   1

          1.2         Effective Time of the Merger  . . . . . . . . . .   2

          1.3         Corporate Organization  . . . . . . . . . . . . .   2

                      (a)      Articles of Incorporation  . . . . . . .   2
                      (b)      By-Laws  . . . . . . . . . . . . . . . .   2
                      (c)      Board of Directors and Officers of
                                 Surviving Corporation  . . . . . . . .   2

          1.4         Effect of the Merger on the Securities of the
                        Constituent Corporations  . . . . . . . . . . .   2

                      (a)      Company Common Stock . . . . . . . . . .   2
                      (b)      Certain Definitions  . . . . . . . . . .   3
                      (c)      Cancellation of Treasury Stock and
                                 FHI-Owned Stock, etc.  . . . . . . . .   3
                      (d)      Options. . . . . . . . . . . . . . . . .   3
                      (e)      Sub Common Stock . . . . . . . . . . . .   4
                      (f)      FHI Common Stock . . . . . . . . . . . .   4
                      (g)      Anti-Dilution  . . . . . . . . . . . . .   4
                      (h)      Dissenting Stock . . . . . . . . . . . .   4
                      (i)      Determination of Determination Date
                                 Book Value Per Share  . . . . . . . .    4
                      (j)      Adjustment of Determination Date Book
                                 Value Per Share  . . . . . . . . . . .   5

          1.5         Exchange of Certificates  . . . . . . . . . . . .   5

                      (a)  Exchange Agent   . . . . . . . . . . . . . .   5
                      (b)  Exchange Procedures  . . . . . . . . . . . .   5
                      (c)  Distributions with Respect to Unexchanged
                             Shares; Voting . . . . . . . . . . . . . .   6
                      (d)  No Further Ownership Rights in Company
                               Common Stock . . . . . . . . . . . . . .   6
                      (e)  No Fractional Shares   . . . . . . . . . . .   6
                      (f)  Termination of Exchange Fund   . . . . . . .   7
                      (g)  No Liability   . . . . . . . . . . . . . . .   7

                                   ARTICLE II

THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

          2.1         Closing Date  . . . . . . . . . . . . . . . . . .   7
          2.2         Procedure   . . . . . . . . . . . . . . . . . . .   7

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY . . . . . . . . . . . . . . .   8

          3.1         Organization, Etc.    . . . . . . . . . . . . . .   8
          3.2         Non-Contravention; Binding Effect   . . . . . . .   8
          3.3         No Consent  . . . . . . . . . . . . . . . . . . .   8
          3.4         Compliance with Laws  . . . . . . . . . . . . . .   9
          3.5         Capitalization  . . . . . . . . . . . . . . . . .   9
          3.6         Subsidiaries  . . . . . . . . . . . . . . . . . .  10
          3.7         Charter Documents; Management   . . . . . . . . .  10
          3.8         Financial Statements and Reports  . . . . . . . .  11
          3.9         Properties  . . . . . . . . . . . . . . . . . . .  11
          3.10        Absence of Certain Changes  . . . . . . . . . . .  12
          3.11        Material Contracts  . . . . . . . . . . . . . . .  13
          3.12        Litigation  . . . . . . . . . . . . . . . . . . .  14
          3.13        Regulatory Applications   . . . . . . . . . . . .  14
          3.14        Taxes   . . . . . . . . . . . . . . . . . . . . .  14
          3.15        Employee Benefit Plans; ERISA   . . . . . . . . .  15
          3.16        Labor Relations   . . . . . . . . . . . . . . . .  17
          3.17        Employment and Similar Agreements;
                      Obligations Upon Change in Control  . . . . . . .  17
          3.18        Broker's and Finder's Fees  . . . . . . . . . . .  18
          3.19        Hazardous Materials   . . . . . . . . . . . . . .  18
          3.20        Damage to Mortgaged Properties . . . . . . . . . . 18
          3.21        Shareholder Approval  . . . . . . . . . . . . . .  19
          3.22        Deposit Accounts  . . . . . . . . . . . . . . . .  19
          3.23        Trademarks, Etc.    . . . . . . . . . . . . . . .  19
          3.24        Disclosure  . . . . . . . . . . . . . . . . . . .  19

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FHI AND SUB . . . . . . . . . . . . .  19

          4.1         Organization, Etc.    . . . . . . . . . . . . . .  19
          4.2         Non-Contravention; Binding Effect   . . . . . . .  20
          4.3         No Consent  . . . . . . . . . . . . . . . . . . .  20
          4.4         Compliance with Laws  . . . . . . . . . . . . . .  21
          4.5         Capitalization  . . . . . . . . . . . . . . . . .  21
          4.6         Charter Documents   . . . . . . . . . . . . . . .  22
          4.7         SEC Documents   . . . . . . . . . . . . . . . . .  22
          4.8         Absence of Certain Changes  . . . . . . . . . . .  23
          4.9         Litigation  . . . . . . . . . . . . . . . . . . .  23
          4.10        Regulatory Applications   . . . . . . . . . . . .  23
          4.11        Broker's and Finder's Fees  . . . . . . . . . . .  23
          4.12        Shareholder Approval  . . . . . . . . . . . . . .  23

                                    ARTICLE V

COVENANTS OF FHI, SUB AND COMPANY . . . . . . . . . . . . . . . . . .    23

          5.1         Covenants by FHI, Sub and Company   . . . . . .    23

                      (a)      Filings and Approvals  . . . . . . . .    23
                      (b)      Registration Statement . . . . . . . .    24
                      (c)      Reasonable Best Efforts  . . . . . . .    24
                      (d)      Access . . . . . . . . . . . . . . . .    25

          5.2         Affirmative Covenants of Company  . . . . . . .    25

                      (a)      Conduct of Business  . . . . . . . . .    25
                      (b)      Delivery of Financial Statements . . .    25
                      (c)      Meeting of Shareholders  . . . . . . .    25
                      (d)      Proxy Statement  . . . . . . . . . . .    25

          5.3         Negative Covenants of Company   . . . . . . . .    26

                      (a)      Charter  . . . . . . . . . . . . . . .    26
                      (b)      Dividends  . . . . . . . . . . . . . .    26
                      (c)      Issuance of Securities . . . . . . . .    26
                      (d)      Reclassifications or Repurchases . . .    26
                      (e)      Business Combinations  . . . . . . . .    26
                      (f)      Contracts; Employee Matters  . . . . .    26
                      (g)      Indebtedness . . . . . . . . . . . . .    27
                      (h)      Investments  . . . . . . . . . . . . .    27
                      (i)      Business Practices . . . . . . . . . .    27

          5.4         Notification  . . . . . . . . . . . . . . . . .    27

          5.5         No Shopping   . . . . . . . . . . . . . . . . .    27

          5.6         Indemnification   . . . . . . . . . . . . . . .    28

          5.7         Employees   . . . . . . . . . . . . . . . . . .    29

          5.8         Affiliates  . . . . . . . . . . . . . . . . . .    29

          5.9         Additional Covenants of Company   . . . . . . .    30

                                   ARTICLE VI

CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . .    31

          6.1         Conditions to Company's Obligation to Close . . .  31

                      (a)      Continued Accuracy of Representations
                                 and Warranties; Performance of
                                 Covenants . . . . . . . . . . . . . .   31
                      (b)      Regulatory Approvals . . . . . . . . .    31
                      (c)      Shareholder Approval . . . . . . . . . .  31
                      (d)      No Injunction  . . . . . . . . . . . . .  31
                      (e)      Opinions of Counsel  . . . . . . . . . .  31
                      (f)      No Resolution Amendments . . . . . . . .  32
                      (g)      Effectiveness of Registration
                                 Statement  . . . . . . . . . . . . . .  32
                      (h)      Blue-Sky Permits   . . . . . . . . . . .  32
                      (i)      Tax Opinion  . . . . . . . . . . . . . .  32

          6.2         Conditions to FHI's and Sub's Obligation to
                        Close   . . . . . . . . . . . . . . . . . . . .  32

                      (a)      Continued Accuracy of Representations
                                and Warranties; Performance of
                                Covenants . . . . . . . . . . . . . .    32
                      (b)      Regulatory Approvals . . . . . . . . .    33
                      (c)      Shareholder Approval . . . . . . . . .    33
                      (d)      No Injunction  . . . . . . . . . . . .    33
                      (e)      Opinions of Counsel  . . . . . . . . .    33

                      (f)      No Resolution Amendments . . . . . . .    33
                      (g)      Consents Under Agreements  . . . . . .    33
                      (h)      Good Standing and Tax Certificates . .    33
                      (i)      Resignation of Certain Directors   . .    33
                      (j)      Effectiveness of Registration
                                 Statement . . . . . . . . . . . . . .   34
                      (k)      Blue-Sky Permits   . . . . . . . . . .    34
                      (l)      Tax Opinion  . . . . . . . . . . . . .    34
                      (m)      Dissenting Stock . . . . . . . . . . .    34

                                   ARTICLE VII

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

          7.1         Termination   . . . . . . . . . . . . . . . . . .  34

                      (a)      Mutual Consent . . . . . . . . . . . . .  34
                      (b)      No Shareholder Approval  . . . . . . . .  34
                      (c)      Regulatory Denials or Refusals . . . . .  34
                      (d)      Company Breach . . . . . . . . . . . . .  35
                      (e)      FHI or Sub Breach  . . . . . . . . . . .  35
                      (f)      Delay  . . . . . . . . . . . . . . . . .  35
                      (g)      Possible Adjustment  . . . . . . . . . .  35

          7.2         Effect of Termination   . . . . . . . . . . . . .  35

                                  ARTICLE VIII

GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  36

          8.1         Notices   . . . . . . . . . . . . . . . . . . . .  36
          8.2         Governing Law   . . . . . . . . . . . . . . . . .  37
          8.3         Entire Agreement  . . . . . . . . . . . . . . . .  37
          8.4         Amendments and Waivers  . . . . . . . . . . . . .  37
          8.5         Counterparts  . . . . . . . . . . . . . . . . . .  37
          8.6         Interpretation of Agreement   . . . . . . . . . .  38
          8.7         Nonsurvival of Representations and Covenants  . .  38
          8.8         Fees and Expenses   . . . . . . . . . . . . . . .  38
          8.9         Definitions   . . . . . . . . . . . . . . . . . .  39
          8.10        Attorneys' Fees   . . . . . . . . . . . . . . . .  39
          8.11        Publicity   . . . . . . . . . . . . . . . . . . .  39
          8.12        Assignment  . . . . . . . . . . . . . . . . . . .  39
          8.13        Further Action  . . . . . . . . . . . . . . . . .  40
          8.14        Third Party   . . . . . . . . . . . . . . . . . .  40
          8.15        Gender; Number  . . . . . . . . . . . . . . . . .  40
          8.16        Schedules   . . . . . . . . . . . . . . . . . . .  40

EXHIBITS<F1>

          Exhibit A-1   . . . . . . . . . . . . .  Parties to Voting Agreement
          Exhibit A-2   . . . . . . . . . . . . . . . Form of Voting Agreement
          Exhibit B   . . . . . . . . . . . . . . . . . .  Affiliate Agreement
          Exhibit C   . . . . . . . . . Form of Opinion of FHI General Counsel
          Exhibit D   . . . . . . . . . . .  Form of Opinion of Counsel to FHI
          Exhibit E   . . . . . . . . .  Form of Opinion of Counsel to Company

____________________
[FN]
<F1>      The Exhibits to the Merger Agreement are excluded here and are included in the copy of the Merger Agreement attached as an Exhibit to the Registration Statement of which this Proxy
          Statement/Prospectus is a part.

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of the 26th day of February, 1996 (this "Agreement"), among FIRST HAWAIIAN, INC., a Delaware corporation ("FHI"), ANB ACQUISITION CORPORATION, a Washington corporation and a direct wholly-owned subsidiary of FHI ("Sub"), and ANB FINANCIAL CORPORATION, a Washington corporation ("Company").

          WHEREAS the board of directors of each of FHI, Sub and Company has adopted resolutions approving this Agreement pursuant to which Sub shall be merged with and into Company and Company shall become a wholly-owned direct subsidiary of FHI (the "Merger");

          WHEREAS the board of directors of each of FHI, Sub and Company has determined that the Merger is consistent with, and in furtherance of, their respective business strategies and goals;

          WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for using the "purchase" accounting method;

          WHEREAS, concurrently with the execution and delivery of this Agreement, each of the shareholders of Company listed in Exhibit A-1 hereto has entered into a Shareholder Voting Agreement in the form attached as Exhibit A-2 hereto pursuant to which such shareholder agreed to vote the shares of capital stock of Company such shareholder owns or otherwise has the power to vote in favor of approval of this Agreement and the Merger at any meeting of the shareholders of Company held to consider and vote on such matters; and

          WHEREAS FHI, Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

          1.1 The Merger. Upon the terms and subject to the conditions set forth herein, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into Company in accordance with Title 23B of the Revised Code of Washington (the "RCW"). The separate existence of Sub shall thereupon cease and Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects set forth in RCW
Section 23B.11.060.

          1.2 Effective Time of the Merger. The Merger shall become effective when properly executed articles of merger (the "Articles of Merger") are duly filed with the Secretary of State of the State of Washington in accordance with RCW Title 23B; provided, however, that, by mutual consent, the Articles of Merger may provide for a later time of effectiveness of the Merger. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are so filed (or such later time as is so provided in the Articles of Merger).

          1.3  Corporate Organization.

          (a) Articles of Incorporation. The articles of incorporation of Company, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation after the Effective Time unless and until amended in accordance with its terms and as provided by law.

          (b) By-Laws. The by-laws of Company, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation unless and until amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by law.

          (c) Board of Directors and Officers of Surviving Corporation. The board of directors of the Surviving Corporation shall consist of the directors of Sub immediately prior to the Effective Time, who shall serve until their respective successors are duly elected and qualified. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and/or appointed and qualified in the manner provided in the articles of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

          1.4 Effect of the Merger on the Securities of the Constituent Corporations. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of (i) any shares of common stock, par value $1.00 per share, of Company ("Company Common Stock") or any other shares of capital stock of Company or (ii) any shares of capital stock of Sub:

          (a) Company Common Stock. Subject to Sections 1.5(e) and 7.1(g), each share of Company Common Stock issued and outstanding at the Effective Time (other than (i) shares of Company Common Stock to be cancelled pursuant to Section 1.4(c) and (ii) shares of Company Common Stock held by any holder who shall have taken the necessary steps under RCW Title 23B to exercise dissenters' rights with respect to the Merger and demand payment for such shares of Company Common Stock and who is otherwise entitled to such payment under RCW Title 23B ("Dissenting Stock")) shall be converted into the number of shares of Common Stock, par value $5.00 per share, of FHI ("FHI Common Stock") determined by dividing (x) the product of (A) the Determination Date Book Value Per Share and (B) 2.2 by (y) the Valuation Price (the quotient, as adjusted, if applicable, pursuant to Sections 1.4(g), 1.4(j) and 7.1(g), being referred to herein as the "Exchange Ratio"). The shares of FHI Common Stock so issuable and any cash in lieu of fractional shares payable pursuant to Section 1.5(e) shall be hereinafter referred to as the "Merger Consideration." From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of FHI Common Stock into which such shares of Company Common Stock have been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of FHI Common Stock issued in consideration therefor upon the surrender of such Company Common Stock certificates in accordance with Section 1.5, without interest.

          (b) Certain Definitions. For purposes of this Agreement, the following terms shall have the definitions indicated:

          (i) "Average Closing Price" shall mean the average of the closing prices per share of the FHI Common Stock reported on the NASDAQ National Market System for the fifteen consecutive trading days commencing on (and including) the Determination Date, as such closing prices are reported in The Wall Street Journal.

          (ii) "Determination Date" shall mean the 30th day preceding the scheduled Closing Date.

          (iii) "Determination Date Book Value Per Share" shall mean (A) the consolidated stockholders' equity of Company as of the Determination Date, which shall be determined in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the accounting principles and practices (including the application of fiscal year-end procedures) used by Company in determining the consolidated stockholders' equity of Company as of December 31, 1995, as reflected on the audited consolidated balance sheet of Company referred to in Section 3.8, provided that there shall be added to such stockholders' equity the aggregate of the per share exercise prices for all shares of Company Common Stock issuable upon exercise of Company Stock Options (as defined in Section 1.4(d)) outstanding as of the Determination Date divided by (B) the number of shares of Company Common Stock outstanding as of the Determination Date on a fully diluted basis. The Determination Date Book Value shall be finally determined by the parties in accordance with the procedures set forth in Section 1.4(i) and shall be subject to adjustment pursuant to
     Section 1.4(j).

          (iv) "Valuation Price" shall mean the Average Closing Price; provided, however, that if the Average Closing Price is less than or equal to $25.50, the Valuation Price shall be $25.50, and if the Average Closing Price is more than or equal to $31.16, the Valuation Price shall be $31.16.

          (c) Cancellation of Treasury Stock and FHI-Owned Stock, etc. Except as otherwise provided herein, each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time and owned by FHI or any direct or indirect wholly-owned subsidiary (as defined in Section 8.9) of FHI (other than shares held by FHI or any such subsidiary in a fiduciary or custodial capacity on behalf of persons other than Company or its subsidiaries and other than shares acquired by FHI or any subsidiary of FHI in respect of debts previously contracted), or which is held in the treasury of Company or by any of its wholly-owned subsidiaries, shall be cancelled and retired and no FHI Common Stock or other consideration shall be delivered in exchange therefor.

          (d) Options. At least sixty days prior to the Closing Date, Company shall cause the Board of Directors or Committee administering the ANB Financial Corporation Employee Incentive Plan (i) to cause each outstanding stock option to purchase shares of Company Common Stock (each, a "Company Stock Option") issued thereunder that is not vested and fully exercisable to become vested and become fully exercisable prior to the Closing Date and (ii) to cause each

Company Stock Option to terminate prior to the Effective Time, so that as of the Effective Time no Company Stock Options are outstanding.

          (e) Sub Common Stock. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully-paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (f) FHI Common Stock. Each share of FHI Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding and shall not be altered or changed by the Merger.

          (g) Anti-Dilution. If FHI shall, at any time before the Effective Time, (i) issue a dividend in shares of FHI Common Stock, (ii) combine the outstanding shares of FHI Common Stock into a smaller number of shares, (iii) subdivide the outstanding shares of FHI Common Stock or (iv) reclassify the FHI Common Stock, then, in any such event (each, an "Adjustment Event"), the number of shares of FHI Common Stock to be delivered to Company shareholders who are entitled to receive shares of FHI Common Stock in exchange for shares of Company Common Stock pursuant to this Article I shall be adjusted so that each shareholder shall be entitled to receive such number of shares of FHI Common Stock as such shareholder would have been entitled to receive as a result of the Adjustment Event if the Effective Time had occurred immediately prior to the happening of such Adjustment Event and appropriate and proportionate adjustment shall be made to the calculations and number of shares of FHI Common Stock to be issued as set forth in Section 1.4(a) and as set forth in
Section 1.4(d).

          (h) Dissenting Stock. Notwithstanding the foregoing provisions or any other provision of this Agreement to the contrary, Dissenting Stock shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Dissenting Stock withdraws his or her assertion of dissenters' rights and demand for payment with the consent of Company, if required, or becomes ineligible for payment for such shares. If a holder of Dissenting Stock shall withdraw in writing his or her demand for such payment with the consent of Company, if required, or shall become ineligible for such payment (through failure to comply with the applicable provisions of RCW Title 23B or otherwise), then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Stock shall be automatically converted into and represent the right to receive the Merger Consideration (without interest thereon). Company shall give FHI prompt notice of any demands for payment, withdrawals of such demands and any other instruments served pursuant to RCW Ch. 23B.13 that are received by Company. Company shall not voluntarily make any payment with respect to any demands for payments and shall not, except with the prior written consent of FHI, settle or offer to settle any such demands. Each holder of Dissenting Stock shall have only such rights and remedies as are granted to such holder under RCW Ch. 23B.13. Dissenting Stock shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time).

          (i) Determination of Determination Date Book Value Per Share. Within five business days after the Determination Date, Company shall deliver to FHI its determination of the Determination Date Book Value Per Share. FHI and its independent accountants, Coopers & Lybrand, shall have access to the workpapers of Company and its independent accountants, Knight Vale and Gregory

Inc., P.S., relating to the determination of the Determination Date Book Value Per Share. Unless FHI notifies Company in writing within five business days after receipt of Company's determination of the Determination Date Book Value Per Share that it objects to such determination, specifying the basis for such objection, Company's determination, as so delivered to FHI, shall be binding upon the parties. If Company and FHI are unable to agree upon the Determination Date Book Value Per Share within two business days after FHI's written objection to Company's determination, the controversy shall be referred to a nationally recognized independent public accounting firm selected by FHI and reasonably acceptable to Company for a final determination thereof. Such determination shall be binding upon the parties absent manifest error.

          (j) Adjustment of Determination Date Book Value Per Share. To the extent that Company experiences a net loss (as determined in accordance with GAAP applied on a basis consistent with the accounting principles and practices used by Company in preparing its audited consolidated income statement for the fiscal year ended December 31, 1995 and as reasonably agreed to by FHI) during the period commencing on the Determination Date and ending on the Closing Date, the Determination Date Book Value Per Share as determined pursuant to Section 1.4(i) shall be reduced by the amount of such net loss and the Exchange Ratio shall be recalculated after giving effect to such reduction. During the period from the Determination Date through the Closing Date, Company shall provide FHI and its independent accountants with such access to its financial records and the workpapers of Company and its independent accountants as shall be reasonably requested by FHI in order to review and agree with Company's determination of net loss.

          1.5  Exchange of Certificates.

          (a) Exchange Agent. From and after the Effective Time, FHI shall deposit, or shall cause to be deposited, with First Hawaiian Bank or such other bank or trust company to be designated by FHI (the "Exchange Agent"), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the "Company Certificates"), for exchange in accordance with this Article I, certificates representing the shares of FHI Common Stock and cash in lieu of fractional shares (such cash and certificates for shares of FHI Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Sections 1.4 and 1.5(e), respectively, in exchange for such shares of Company Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted into shares of FHI Common Stock pursuant to Section 1.4,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as FHI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of FHI Common Stock. Upon surrender of a Company Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FHI Common Stock that such holder has the right to receive in respect of the Company Certificate surrendered pursuant to the provisions of this Article I (after taking into account all shares of Company Common Stock then held by such holder), and the Company Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the proper number of shares of FHI Common Stock may be issued to a transferee if the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 1.5, each Company Certificate shall be deemed at any time after the Effective Time to represent only the shares of FHI Common Stock into which the shares of Company Common Stock represented by such Company Certificate have been converted as provided in this Article I and the right to receive upon such surrender cash in lieu of any fractional shares of FHI Common Stock as contemplated by this Section 1.5.

          (c) Distributions with Respect to Unexchanged Shares; Voting. No dividends or other distributions declared or made following the Effective Time with respect to shares of FHI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of FHI Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(e), until the holder of such Company Certificate shall surrender such Company Certificate in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the certificates representing whole shares of FHI Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of any cash payable with respect to a fractional share of FHI Common Stock to which such holder is entitled pursuant to Section 1.5(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of FHI Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FHI Common Stock.

          (d) No Further Ownership Rights in Company Common Stock. All shares of FHI Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 1.5(c) or 1.5(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to FHI's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of FHI of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to FHI for any reason, they shall be cancelled and exchanged as provided herein.

          (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of FHI Common Stock shall be issued upon the surrender for exchange of Company Certificates evidencing shares of Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of FHI.

         (ii) Notwithstanding anything to the contrary contained in this Agreement, each holder of shares of Company Common Stock exchanged pursuant to this Article I who would otherwise have been entitled to receive a fraction of a share of FHI Common Stock (after taking into account all shares of Company Common Stock of such holder) shall receive, in lieu thereof, a cash payment determined by multiplying the Valuation Price by the fraction of a share of FHI Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Company for six months after the Effective Time shall be delivered to FHI, upon demand, and any shareholders of Company who have not theretofore complied with this Article I shall thereafter look only to FHI for payment of their claim for shares of FHI Common Stock, any cash in lieu of fractional shares of FHI Common Stock and any dividends or distributions with respect to shares of FHI Common Stock.

          (g) No Liability. Neither FHI, Sub, Company, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Company Certificates for shares of FHI Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares thereof delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any shares of FHI Common Stock, any cash in lieu of fractional shares of FHI Common Stock or any dividends or distributions with respect to FHI Common Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Authority (as defined below)), any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of FHI, free and clear of all claims or interest of any person previously entitled thereto.


                                   ARTICLE II

                                   THE CLOSING

          2.1 Closing Date. Subject to Article VII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place on a date to which FHI, Sub and Company may agree (the "Closing Date"); provided, however, that in the absence of an agreement by the parties to the contrary such Closing Date shall be the thirtieth business day after the later to occur of satisfaction or waiver of the conditions to Closing set forth in
Article VI (excluding such conditions that by their terms cannot be satisfied until the Closing Date).

          2.2 Procedure. The Closing shall be held at the offices of FHI in Honolulu, Hawaii, or at such other place as to which the parties hereto shall agree. On the Closing Date and subject to the terms and conditions provided herein, the Articles of Merger shall be filed with the Secretary of State of the State of Washington.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

          Except as otherwise disclosed to FHI in a schedule dated as of the date hereof and delivered concurrently with the execution of this Agreement (the "Company Schedule"), Company represents and warrants to FHI as follows:

          3.1  Organization, Etc.

          (a) Company is duly incorporated, validly existing and in good standing under the laws of the State of Washington. Company has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which such qualification is necessary under applicable law, except to the extent that the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.9).

          (b) Company is a duly registered bank holding company under the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder (the "BHC Act"). American National Bank, a national banking association ("Company Bank"), is duly organized, validly existing and in good standing under the National Bank Act, as amended. Company has no subsidiaries other than Company Bank. Company Bank has no subsidiaries.

          3.2 Non-Contravention; Binding Effect. Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the shareholders of Company, to consummate the transactions contemplated hereby and to perform its obligations hereunder.
This Agreement has been duly and validly authorized, executed and delivered by Company and constitutes the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or general equitable principles. Neither the execution and delivery of this Agreement by Company, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Company's articles of incorporation or by-laws or the charter or organizational documents of any of its subsidiaries; or (ii) subject to obtaining the approvals of third parties referred to in Section 3.3, conflict with or constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the loss of any material benefit under, or the creation of any lien, charge or encumbrance upon any property or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument, contract or obligation to which Company or any of its subsidiaries is a party or by which any of their properties or assets may be bound, except for such breaches, defaults, rights of termination, cancellation or acceleration, losses of benefits, liens, charges or encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (iii) subject to obtaining the requisite Regulatory Approvals (as defined in Section 5.1), violate any order, writ, injunction, decree, permit, statute, law, ordinance, rule or regulation applicable to Company or any of its subsidiaries or any of their respective properties or assets.

          3.3 No Consent. Except as set forth in Section 3.3 of the Company Schedule, no consents, approvals, orders, resolutions or forebearances, by or from, and no registrations, declarations or filings with, any governmental or regulatory agency, authority, corporation, board, commission, department or other governmental instrumentality (a "Governmental Authority") or any other third party, are required in order for Company or its subsidiaries to enter into this Agreement, to consummate the transactions contemplated hereby or to perform their obligations hereunder.

          3.4  Compliance with Laws.

          (a) Company and each of its subsidiaries has conducted its business in compliance with all statutes, laws, rules, regulations, ordinances, permits, reporting and licensing requirements and orders applicable to its business or properties or any of its employees, the breach or violation of which could, individually or in the aggregate, have a Material Adverse Effect. Company holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Authorities which are material to the business of Company and its subsidiaries taken as a whole, and all such permits, authorizations, licenses, variances, exemptions, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is pending or threatened.

          (b) Neither Company nor any subsidiary thereof has received any notification from any Governmental Authority asserting that Company or such subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, except for such noncompliance as would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect. Neither Company nor any subsidiary thereof is party to or the subject of any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or any similar agreement or arrangement with any Governmental Authority with respect to its assets, capital, operations or business (nor has Company or any of its subsidiaries adopted any board resolutions or made any written commitments with respect to any of the foregoing at the request of any Governmental Authority), and neither Company nor any of its subsidiaries has been advised by any Governmental Authority that it contemplates issuing or requesting (or is considering the appropriateness of issuing or requesting) any such supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any such board resolutions or written commitments. Except for routine examinations by federal or state Governmental Authorities charged with the supervision or regulation of bank holding companies and national banking associations, to the best knowledge of Company, no investigation by any Governmental Authority is pending or threatened against Company or any subsidiary or, in the reasonable judgment of Company, probable of assertion after the date hereof which would reasonably be expected to have a Material Adverse Effect.

          3.5  Capitalization.

          (a) As of the date hereof, the authorized capital of Company consists of 100,000 shares of preferred stock, no par value, and 500,000 shares of Company Common Stock. As of the date hereof, no shares of preferred stock of Company are issued and outstanding, 149,824 shares of Company Common Stock are issued and outstanding and 14,900 shares of Company Common Stock are reserved for issuance pursuant to Company Stock Options, of which Company Stock Options 8,900 have been granted and are outstanding on the date hereof. As of the date hereof, no shares of Company Common Stock are owned beneficially or of record by Company as treasury stock or by its subsidiaries.

          (b) As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote ("Voting Debt") are issued or outstanding with respect to Company.

          (c) All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights of shareholders of Company. Except as set forth in Section 3.5(a) or in Section
3.5 of the Company Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Company to issue, transfer from the treasury, deliver or sell any additional shares of Company's capital stock or Voting Debt or to grant, extend or enter into any such option, right, warrant, convertible security, commitment or agreement, and no unissued shares of Company Common Stock are subject to any preemptive rights of shareholders of Company. There are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in Company. Except as set forth in Section 3.5 of the Company Schedule, as of the date of this Agreement, no person held of record, or to the best knowledge of Company, beneficially, 5% or more of the outstanding shares of Company Common Stock.

          3.6 Subsidiaries. Section 3.6 of the Company Schedule shows all of the authorized, issued and outstanding shares of capital stock of, and other equity and ownership interests in, Company Bank. Except as shown in Section
3.6 of the Company Schedule, Company owns directly or indirectly all of the outstanding capital stock of, and all other equity or ownership interests in, Company Bank, free and clear of all liens, charges and encumbrances, and no Voting Debt of Company Bank is outstanding. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements, commitments or rights to subscribe for or purchase from Company, or any plans, contracts or commitments providing for the issuance of, or the granting or extending of rights to acquire, (i) any capital stock of or other ownership interest in, or Voting Debt of Company Bank, or (ii) any securities, options, rights, warrants, convertible securities or other such security convertible into or exchangeable for any capital stock of or other ownership interest in or Voting Debt of Company Bank. There are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in Company Bank. All of the outstanding shares of the capital stock of Company Bank have been duly and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Company has no direct or indirect equity interest in any other firm, corporation, savings association, partnership, joint venture or business enterprise other than as are listed in Section 3.6 of the Company Schedule.

          3.7  Charter Documents; Management.

          (a) The copies of the articles of incorporation and by-laws of Company, and the charter and by-laws or other organizational documents of Company Bank (and any amendments thereto), delivered to FHI prior to the date of this Agreement are true and complete copies, and such articles of incorporation, charters, by-laws and other organizational documents are in full force and effect.

          (b) The name and title or position of each officer or director as of the date hereof of Company and Company Bank are disclosed in Section 3.7(b) of the Company Schedule.

          3.8  Financial Statements and Reports.

          (a) Company has previously furnished to FHI true and complete copies of the audited consolidated balance sheets of Company and its subsidiaries as of December 31, 1994 and 1995 and the related statements of income, changes in stockholders' equity and cash flows for the fiscal years ended December 31, 1993 through 1995 inclusive, accompanied by the audit report of Knight Vale and Gregory Inc., P.S., independent public accountants of Company.

          (b) All of the financial statements of Company referred to above were (and in the case of financial statements provided to FHI after the date hereof pursuant to Section 5.2(b) will be) prepared in accordance with GAAP applied on a consistent basis for the periods involved and fairly present (or will fairly present) the financial condition of Company and its subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders' equity and cash flows for the periods then ended, subject in the case of interim statements to normal recurring year-end adjustments none of which are expected to be material. Company and its subsidiaries have no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not fully reflected or reserved against in the balance sheet as of December 31, 1995 included in such financial statements, except for liabilities and obligations disclosed in Section 3.8(b) of the Company Schedule or incurred after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement.

          (c) No report or other document filed by Company or any subsidiary since January 1, 1992 with the Office of the Comptroller of the Currency ("OCC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or the Federal Deposit Insurance Corporation (the "FDIC") under applicable federal, state, territorial or foreign laws or regulations, as of the date thereof, contained or, in the case of filings made after the date hereof, will contain any untrue statement of a material fact or omitted, or in the case of filings made after the date hereof will omit, to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1992 each of Company and its subsidiaries has filed and after the date of this Agreement will file in a timely manner all required filings with the OCC, the Federal Reserve Board, the FDIC and all other appropriate Governmental Authorities, and all such filings complied and will comply as to form in all material respects with the regulatory requirements applicable thereto.

          3.9  Properties.

          (a) Company or a subsidiary thereof has good and marketable title to all properties and assets owned and used in the business of Company and its subsidiaries, including the real properties reflected in Company's audited consolidated balance sheet for the year ended December 31, 1995 (except to the extent any such owned properties or assets have been disposed of since such date in the ordinary course of business and such dispositions, individually or in the aggregate, are not material), free and clear of all liens, claims, charges, security interests or other encumbrances, other than liens, claims, charges, security interests and encumbrances which do not individually or in the aggregate materially and adversely affect the use and enjoyment of the properties or assets subject thereto or business operations at such properties.

          (b) Section 3.9(b) of the Company Schedule lists all of the offices and branches maintained and operated by Company and its subsidiaries, including the address or description thereof and whether it is held in fee or leasehold. Except as shown in Section 3.9(b) of the Company Schedule, neither Company nor any of its subsidiaries maintains any other office or conducts business at any other location.

          (c) All properties and assets held by Company or a subsidiary thereof under lease are held under valid instruments, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or general equitable principles. As of the date hereof, there is no default (or event or circumstance which, with the giving of notice or lapse of time, would constitute such a default) by the lessee or, to the knowledge of Company, the lessor under any such lease.

          (d) Company and its subsidiaries are insured with reputable insurers, in such amounts as have been disclosed to FHI and against all risks normally insured against by corporations or organizations in similar lines of business, and all insurance policies and bonds maintained by Company and each of its subsidiaries as of the date hereof are listed in Section 3.9(d) of the Company Schedule and are in full force and effect. As of the date hereof, neither Company nor any of its subsidiaries has received any notice of cancellation or material amendment of any insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed, and all claims thereunder have been filed in timely fashion.

          (e) Neither Company nor any subsidiary has outstanding any commitment for capital expenditures, except as disclosed in Section 3.9(e) of the Company Schedule.

          3.10  Absence of Certain Changes.  Except as set forth in Section
3.10 of the Company Schedule, since December 31, 1995, Company and its subsidiaries have conducted their businesses in the ordinary course, consistent with past practice (except as expressly required to perform their obligations under this Agreement), and there has not been since December 31, 1995:

          (a) Any change or event that has had or could reasonably be expected to have, together with all other such changes and events, a Material Adverse Effect; or

          (b) Any amendment to the articles of incorporation or by-laws or organizational documents of Company or of any of its subsidiaries; or

          (c) Any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or any other distribution in respect of the capital stock of Company or its subsidiaries (other than dividends paid on the capital stock of wholly-owned subsidiaries of Company); or

          (d) Any issuance, reissuance, sale or acquisition of (or agreement to issue, reissue, sell or acquire) shares of capital stock, other equity securities or rights, options or warrants to acquire any such shares of stock or other equity securities of Company or any of its subsidiaries; or

          (e) Any subdivision, combination, aggregation or reclassification of any shares of capital stock or redemption or repurchase of any shares of such capital stock of Company or any of its subsidiaries; or

          (f) Any merger or consolidation (or agreement to merge or consolidate) with any other corporation, or conveyance to any other person, firm or corporation, or encumbrance of (or agreement to convey or encumber) a material part of Company's assets or the assets of any of its subsidiaries, or the acquisition (or agreement to acquire) of all or substantially all of the assets of another person, firm or corporation; or

          (g) Entry into any material contract, arrangement or commitment except in the ordinary course of the respective businesses of Company and its subsidiaries consistent with their past practices; or

          (h) Implementation of any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement or the material amendment of any existing plan or arrangement, other than as required by law; or

          (i) Incurrence of any indebtedness for borrowed money in excess of $100,000, whether or not in the ordinary course of business, or any assumption, guarantee or endorsement of any obligation of any other individual or entity, except, in any such case, for deposit liabilities and assumptions, guarantees, letters of credit, endorsements, Federal Home Loan Bank borrowings, and Fed Funds borrowings incurred or entered into by Company Bank in the ordinary course of its banking business consistent with past practice; or

          (j) Any change by Company or its subsidiaries in accounting principles or methods, except as required by the Financial Accounting Standards Board ("FASB") or regulations promulgated by the OCC with respect to financial statements filed with it; or

          (k) Any increase in compensation payable or any agreement to increase compensation payable by Company or any of its subsidiaries to any of their respective directors, officers, employees or agents, other than normal cost-of-living and regularly scheduled increases to non-executive employees of Company and its subsidiaries; or

          (l) Entry into any agreement to (i) do any of the foregoing other than as expressly provided herein or (ii) take any action which, if taken prior to the date hereof, would have made any representation or warranty contained in this Article III untrue or incorrect.

          3.11  Material Contracts.

          (a) Except as disclosed in Section 3.11 of the Company Schedule, neither Company nor any of its subsidiaries is a party to any oral or written
(i) agreement not terminable on 60 days' or less notice involving the payment of more than $100,000 per annum, (ii) joint venture agreement, or (iii) noncompetition or similar agreement that restricts Company or its subsidiaries from engaging in a line of business.

          (b) Neither Company nor any subsidiary is in default under any contract, agreement, indenture, mortgage, deed of trust, loan instrument, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective properties or assets may be bound or subject or under which it or its respective business, properties or assets receive benefits, except for any such defaults which would not, individually or in the aggregate for all such defaults, have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

          3.12 Litigation. There are no suits, claims, actions or proceedings against or affecting Company or any of its subsidiaries pending or, to the best of knowledge of Company, threatened, or, in the reasonable judgment of Company, probable of assertion, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which could restrict Company or any subsidiary thereof from engaging in a line of business, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Company or any subsidiary which could have a Material Adverse Effect or which could restrict Company or any subsidiary from engaging in a line of business.

          3.13 Regulatory Applications. The information relating to Company and its subsidiaries provided by Company for inclusion in any applications filed for Regulatory Approvals, and in the proxy statement relating to the approval of this Agreement and the Merger by Company's shareholders and any amendment or supplement thereto (the "Proxy Statement"), shall comply in all material respects with relevant laws and regulations and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          3.14  Taxes.

          (a) Definitions. For purposes of this Section 3.14, the following definitions shall apply:

          (i) The term "Group" shall mean, individually and collectively, Company and each other corporation that is a member of the affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), of which Company is the common parent.

         (ii) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state franchise and income taxes), payroll and employee withholding taxes, unemployment insurance taxes and social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation (the "PBGC") premiums and other governmental charges, backup withholding taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Group, Company or any of its subsidiaries is required to pay, withhold or collect.

        (iii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

          (b) Company and each of its subsidiaries is, has been and will be a member of the Group for all taxable periods before the Closing Date. The Group has timely filed all Returns required to be filed, and the information contained in each such Return is complete and accurate, except in such respects as would not have a Material Adverse Effect.

          (c) The Group has paid all Taxes required to be paid in respect of the periods covered by such Returns, and the Group has no liability for such Taxes (and, to the best knowledge of Company, there is no potential liability in respect of deductions, costs or other allowances taken for federal income tax purposes likely to be disallowed in any audit by the Internal Revenue Service) in excess of the amounts so paid or reserves so established.

          (d) The Group is not delinquent in the payment of any Taxes, and it has not requested any extension of time within which to file any Returns that have not since been filed, with the exception of the 1995 consolidated federal income tax return Form 1120, and no deficiencies for any Taxes have been claimed, proposed or assessed. There are no outstanding extensions of time for the assessment of any Taxes payable by the Group.

          (e) There are no pending or, to the best of Company's knowledge, threatened, tax audits, investigations, or claims for or relating to any liability in respect of Taxes, except any such audits, investigations or claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and there are no matters under discussion with any taxing authorities with respect to Taxes that are likely to result in a tax liability, except such as could not reasonably be expected to have a Material Adverse Effect.

          (f) As of the date hereof, the Group's federal income tax Returns have been audited and closed by the Internal Revenue Service or the applicable statute of limitations has expired for all taxable periods through the year ended December 31, 1991 and its State of Washington franchise and income tax Returns have been audited and closed by the Department of Revenue of the State of Washington or the applicable statute of limitations has expired for all taxable periods through the period ended December 31, 1992.

          (g) The Group is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. No member of the Group is a "consenting corporation" under Section 341(f) of the Code.

          3.15  Employee Benefit Plans; ERISA.

          (a) Except as set forth in Section 3.15(a) of the Company Schedule and as of the date hereof, neither Company nor any subsidiary is a party to or has or could have any liability or obligation with respect to (i) any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, health, welfare or incentive plan or agreement, including any post-employment benefits, (iii) any material plan or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs or (iv) any employment agreement (individually a "Benefit Plan", and collectively the "Benefit Plans").

          (b) Company has heretofore delivered to FHI correct and complete copies of (A) the Benefit Plans, (B) any employment, consulting or termination agreements with respect to current or former employees of Company or any subsidiary to the extent any liability or obligation remains thereunder, (C) the two most recent Internal Revenue Service determination letters relating to each of its employee pension benefit plans, as defined in Section 3(2) of ERISA (the "Employee Pension Benefit Plans") for which such letters of determination were obtained, (D) to the extent required to be filed, the two most recent Annual Reports (Form 5500 Series) and accompanying schedules of each Benefit Plan, as filed with the Internal Revenue Service, (E) any summary plan descriptions relating to any Benefit Plan, (F) if applicable, the most recent audited financial statements of each of its Employee Pension Benefit Plans and
(G) the two most recent actuarial valuation reports for each of its Employee Pension Benefit Plans for which such reports were prepared.

          (c) Company and each subsidiary has received, with respect to each of the Employee Pension Benefit Plans which is intended to qualify under
Section 401(a) of the Code, a favorable determination letter issued by the Internal Revenue Service, and no events, actions or failures to act have occurred which would adversely affect the qualification of any such Employee Pension Benefit Plan. Neither Company, any subsidiary nor any entity which is part of a group which includes Company or any subsidiary and which is treated as a single employer under Section 414 of the Code (a "Controlled Group Member") contributes to a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA, or had a complete or partial withdrawal from any such multiemployer plan, the liability for which remains unsatisfied. Each of the Benefit Plans has been administered in all material respects in accordance with its terms, the requirements of ERISA and any other applicable law.

          (d) All reports and information required to be filed with the United States Department of Labor, Internal Revenue Service or PBGC or distributed to plan participants and their beneficiaries, which if not timely filed or distributed would result in any liability to Company or any subsidiary with respect to any Benefit Plan, have been timely filed or distributed. With respect to each Benefit Plan for which an Annual Report had been filed, no change has occurred with respect to the matters covered by the most recent Annual Report since the date thereof which would result in any liability to Company or any subsidiary.

          (e) None of the Employee Pension Benefit Plans (or any pension plan maintained by a Controlled Group Member) which is subject to Title IV of ERISA have (A) completely or partially terminated or (B) been the subject of a "reportable event" as defined in Section 4043 of ERISA, if any such event would result in any liability to Company or any subsidiary.

          (f) No proceedings by the PBGC to terminate pursuant to Subtitle C of Title IV of ERISA any Employee Pension Benefit Plan of Company (or any pension plan maintained by a Controlled Group Member) have been instituted or threatened. No material liability under Title IV of ERISA has been incurred by Company or any subsidiary with respect to an Employee Pension Benefit Plan (or any pension plan maintained by a Controlled Group Member). None of the Employee Pension Benefit Plans (or any pension plan of a Controlled Group Member) which is a defined benefit pension plan has incurred any "accumulated funding deficiency" (whether or not waived), as that term is defined in Section 412 of the Code, and the fair market value of the assets held to fund each such plan equals or exceeds the actuarial present value (based on the actuarial assumptions used by the actuary of the plan for purposes of determining the contributions for such plan) of all accrued benefits, both vested and nonvested, under such plan.

          (g) All contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by Company or one of its subsidiaries, as applicable, in accordance with past practice.

          (h) There have been no "prohibited transactions" (as such term is defined in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Benefit Plan as to which Company or any subsidiary may have any liability. No penalty or tax for which Company or any of its subsidiaries may be liable has been imposed under Section 502(i) of ERISA or
Section 4975 of the Code.

          (i) There are no pending, or to the best knowledge of Company threatened, claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan which allege a breach of fiduciary duties or violations of other applicable state or federal law which may result in liability on the part of Company or any subsidiary or result in any decrease in the assets of any Benefit Plan under ERISA or any other law, nor, to Company's best knowledge, is there any basis for any such claim. Company will notify FHI in writing of any such threatened or pending claims arising after the date hereof but before the Effective Time.

          (j) Neither Company nor any subsidiary has any obligation to provide, or liability with respect to, any post-retirement benefits for any current or former employee under any "welfare benefit plan" as defined in
Section 3(1) of ERISA.

          (k) All expenses and liabilities relating to all of the Benefit Plans described in Section 3.16(k) of the Company Schedule have been, and will on the Closing Date be, fully and properly accrued on Company's books and records, to the extent required by GAAP.

          3.16 Labor Relations. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement. Since December 31, 1990, no material labor dispute, strike or other work stoppage has occurred, is continuing or, to the knowledge of Company, has been threatened with respect to Company or any of its subsidiaries, and, to the knowledge of Company, no union organizing, certification or election activities have taken place with respect to Company or any of its subsidiaries.

          3.17 Employment and Similar Agreements; Obligations Upon Change in Control. Except as disclosed in Section 3.17 of the Company Schedule, there are no employment, consulting, severance or indemnification agreements or understandings of legal effect ("Employee Agreements") between Company or any of its subsidiaries, on the one hand, and any director, officer or employee of Company or of any of its subsidiaries or any other party, on the other hand. Except as set forth in Section 3.17 of the Company Schedule, there are no such Employee Agreements (i) under which any of the transactions contemplated by this Agreement will require any payment by Company or any of its subsidiaries, or by FHI, Sub or Surviving Corporation, to any director, officer or employee of Company or of any of its subsidiaries, or any other party, or (ii) under which there will occur any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of Company or any of its subsidiaries in favor of any such parties, or under which the value of any benefits will be calculated on the basis of any of the transactions contemplated by this Agreement.

          3.18 Broker's and Finder's Fees. Except for payments to Ragen MacKenzie Incorporated, which has been engaged by Company as its financial advisor and investment banker (pursuant to an agreement, a copy of which has been delivered to FHI), neither Company nor any of its subsidiaries has any liability to any broker, finder or similar agent, nor has any of them agreed to pay any brokerage fee, finder's fee or commission with respect hereto or to the transactions contemplated hereby.

          3.19  Hazardous Materials.

          (a) Except as shown in Section 3.19 of the Company Schedule, Hazardous Materials have not been deposited or disposed of in, on or under, or released, emitted or discharged from, any of Company's or any of its subsidiaries' properties during the time when Company or such subsidiary owned the property. Except as shown in Section 3.19 of the Company Schedule, neither Company nor any of its subsidiaries has any knowledge or information that any prior owners, occupants or operators of any such properties ever deposited, disposed of, or allowed to be deposited or disposed of in, on or under or released, emitted or discharged from, such properties, any Hazardous Material, or that any prior or present owners, occupants or operators of any properties in which any of Company or Company's subsidiaries hold a security interest, mortgage or other lien or interest, deposited or disposed of in, on or under or handled or processed on, or released, emitted or discharged from, such properties, any Hazardous Material. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law, regulation or order of any Governmental Authority, as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1985, 42 U.S.C. Section 3011 et seq.

          (b) Neither Company nor any of its subsidiaries nor, to the best knowledge of Company, any of its or their borrowers is in violation (either directly, including as a successor-in-interest in connection with the realization of properties serving as collateral, or indirectly, as a collateral interest holder) of any judgment, decree, order, law, license, rule or regulation pertaining to environmental laws, except to the extent that such violations, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect, nor has Company or any of its subsidiaries or, to the best knowledge of Company, any of its or their borrowers, received notice from any Governmental Authority of any such violation or of any remedial investigation or action which could reasonably be expected to have a Material Adverse Effect.

          3.20   Damage to Mortgaged Properties.  Except as set forth in
Section 3.20 of the Company Schedule, none of the properties securing outstanding loans held or serviced by Company or any of its subsidiaries has suffered material damage or casualty loss not covered in full by an insurance policy written by a reputable insurer whose claims paying capacity has not been impaired, nor has Company or any of its subsidiaries funded any loan commitments or granted any forebearances with respect to loans secured by properties that are not fully insured against casualty losses on customary terms by a reputable insurer whose claims paying capacity has not been impaired. Except as set forth in Section 3.20 of the Company Schedule, all outstanding single-family residential mortgage loans originated or serviced by Company are insured in amounts and by insurers that meet the requirements of the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association for resale in secondary market transactions, and none of the mortgagors for such loans has advised Company or any of its subsidiaries that the hazard or casualty insurance policy on such mortgaged property has not been or will not be renewed and that such mortgagor is unable to obtain a substitute or replacement policy in accordance with the terms of such mortgage.

          3.21 Shareholder Approval. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is required to approve this Agreement and approve the Merger. No other vote of the shareholders of Company is required by law, the articles of incorporation or by-laws of Company or otherwise to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

          3.22 Deposit Accounts. The deposits of Company Bank are insured by the Bank Insurance Fund ("BIF") of the FDIC in accordance with the provisions of the Federal Deposit Insurance Act, as amended (the "FDI Act"). Company Bank has paid all regular premiums and special assessments and filed all reports required under the FDI Act and its predecessor statutes, except where any such failures to do so, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          3.23 Trademarks, Etc. Each of Company and its subsidiaries owns or possesses the right, free of the claims of any third party, to use all trademarks, service marks, trade names, copyrights, patents and licenses currently used by it in the conduct of its business, except where the failure to so own or possess the right would not, individually or in the aggregate, cause a Material Adverse Effect. To the knowledge of Company, no product or service offered by Company or its subsidiaries infringes any rights of any other person, and neither Company nor any subsidiary has received written or oral notice of any claim of such infringement.

          3.24 Disclosure. No written statement, certificate, schedule, list or other written information furnished by or on behalf of Company or any subsidiary to FHI prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF FHI AND SUB

          Except as otherwise disclosed to Company in a schedule dated as of the date hereof and delivered concurrently with the execution of this Agreement (the "FHI Schedule"), each of FHI and Sub represents and warrants to Company as follows:

          4.1  Organization, Etc.

          (a) Each of FHI and its subsidiaries, including Sub, is duly incorporated or organized, validly existing and in good standing under the jurisdiction of its incorporation or organization. Each of FHI and its subsidiaries, including Sub, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which such qualification is necessary under applicable law, except to the extent that the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) FHI is a duly registered bank holding company pursuant to the BHC Act and a duly registered savings and loan holding company under Section 10 of the Home Owners' Loan Act, as amended. First Hawaiian Bank, a wholly-owned subsidiary of FHI, is a banking corporation duly incorporated, validly existing, and in good standing under the laws of the State of Hawaii. Pioneer Federal Savings Bank ("Pioneer"), a wholly-owned subsidiary of FHI, is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of First Hawaiian Bank and Pioneer are insured by the BIF and the Savings Association Insurance Fund of the FDIC, respectively, to the fullest extent permitted under applicable law.

          4.2 Non-Contravention; Binding Effect. Each of FHI and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by each of FHI and Sub and constitutes the valid and legally binding obligation of each of FHI and Sub, enforceable against each of FHI and Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, or general equitable principles. Neither the execution and delivery of this Agreement nor the consummation by each of FHI and Sub of the transactions contemplated hereby, nor compliance by each of FHI and Sub with any of the provisions hereof will (i) conflict with or result in a breach of any provision of FHI's or Sub's articles of incorporation or by-laws or the charter or organization documents of any of FHI's subsidiaries, or (ii) subject to obtaining the approvals of third parties referred to in Section 4.3, conflict with or constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the loss of any material benefit under, or the creation of any lien, charge or encumbrance upon any property or assets each of FHI or any of its subsidiaries, including Sub, pursuant to, any note, bond, mortgage or indenture, or license, agreement, lease or other instrument or obligation to which FHI or any of its subsidiaries, including Sub, is a party or by which any of their properties or assets may be bound, except for such breaches, defaults, rights of termination, cancellation or acceleration or losses of benefit and such liens, charges and encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) subject to obtaining the requisite Regulatory Approvals (as defined in Section 5.1), violate any order, writ, injunction, decree, statute, rule or regulation applicable to FHI or any of its subsidiaries, including Sub, or any of their respective properties or assets.

          4.3 No Consent. Except as set forth in Section 4.3 of the FHI Schedule, no consents, approvals, orders, resolutions or forebearances by or from any Governmental Authority or any other third party are required in order for FHI or its subsidiaries, including Sub, to enter into this Agreement, to consummate the transactions contemplated hereby and to perform their obligations hereunder.

          4.4  Compliance with Laws.

          (a) Each of FHI and its subsidiaries has conducted its business in compliance with all statutes, laws, rules, regulations, ordinances, permits, reporting and licensing requirements and orders applicable to its business or properties or any of its employees, the breach or violation of which could, individually or in the aggregate, have a Material Adverse Effect. Each of FHI and its subsidiaries holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Authorities which are material to the business of FHI and its subsidiaries taken as a whole, and all such permits, authorizations, licenses, variances, exemptions, orders and approvals are in full force and effect and, to the best of FHI's knowledge, no suspension or cancellation of any of them is pending or threatened.

          (b) Neither FHI nor any subsidiary thereof has received any notification from any Governmental Authority asserting that FHI or such subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, except for such noncompliance as would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect. Except as set forth in Section 4.4 of the FHI Schedule, neither FHI nor any subsidiary thereof is party to or the subject of any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or any similar agreement or arrangement with any Governmental Authority with respect to its assets, capital, operations or business (nor has FHI or any of its subsidiaries adopted any board resolutions or made any written commitments with respect to any of the foregoing at the request of any Governmental Authority), and neither FHI nor any of its subsidiaries has been advised by any Governmental Authority that it contemplates issuing or requesting (or is considering the appropriateness of issuing or requesting) any such supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any such board resolutions or written commitments. Except for routine examinations by federal or state Governmental Authorities charged with the supervision or regulation of bank holding companies, banks and savings associations, to the best knowledge of FHI, no investigation by any Governmental Authority is pending or threatened against FHI or any subsidiary or, in the reasonable judgment of FHI, probable of assertion after the date hereof which would reasonably be expected to have a Material Adverse Effect.

          4.5  Capitalization.

          (a) As of the date hereof, the authorized capital of FHI consists of 100,000,000 shares of FHI Common Stock. As of the date hereof, 31,117,863 shares of FHI Common Stock are issued and outstanding and 997,825 shares of FHI Common Stock are reserved for issuance pursuant to employee stock options, of which options 481,156 have been granted and are outstanding on the date of this Agreement. As of the date hereof, 1,424,934 shares of FHI Common Stock are held by FHI as treasury stock.

          (b) As of the date hereof, no Voting Debt of FHI is issued or outstanding.

          (c) All of the issued and outstanding shares of FHI Common Stock have been, and all of the shares of FHI Common Stock issued upon conversion of shares of Company Common Stock pursuant to Article I, when issued, will be, duly and validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights of shareholders of FHI. Except as set forth in Section 4.5(a) or in Section 4.5 of the FHI Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating FHI to issue, transfer from the treasury, deliver or sell any additional shares of FHI's capital stock or Voting Debt or to grant, extend or enter into any such option, right, warrant, convertible security, commitment or agreement, and no unissued shares of FHI Common Stock are subject to any preemptive rights of shareholders of FHI other than the preemptive rights set forth in Article Ninth of the certificate of incorporation of FHI. There are no outstanding contractual obligations of FHI to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in FHI.

          4.6  Charter Documents.   The copies of the certificate of
incorporation and by-laws of FHI delivered to Company prior to the date of this Agreement, are true and complete copies, and such certificate of incorporation and by-laws are in full force and effect.

          4.7 SEC Documents. FHI has made available to Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by FHI with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1994 (as such documents have since the time of their filing been amended, the "FHI SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act")) that FHI was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the FHI SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FHI SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of FHI included in the FHI SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of FHI and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the FHI SEC Documents have been so filed. FHI and its subsidiaries have no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the balance sheet as of December 31, 1994 included in the FHI SEC Filings, except for liabilities and obligations incurred since such date in the ordinary course of business consistent with past practice and not in violation of this Agreement.

          4.8 Absence of Certain Changes. Except as set forth in Section 4.8 of the FHI Schedule, since December 31, 1994, FHI and its subsidiaries have conducted their businesses in the ordinary course, consistent with past practice (except as expressly required to perform their obligations under this Agreement), and there has not been since December 31, 1994 any change or event that has had or could reasonably be expected to have, together with all other such changes and events, a Material Adverse Effect.

          4.9 Litigation. There are no suits, claims, actions or proceedings against or affecting FHI or any of its subsidiaries pending or, to the best of knowledge of FHI, threatened, or, in the reasonable judgment of FHI, probable of assertion, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which could restrict FHI or any subsidiary thereof from engaging in a line of business, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against FHI or any subsidiary which could have a Material Adverse Effect or which could restrict FHI or any subsidiary from engaging in a line of business.

          4.10 Regulatory Applications. The information relating to FHI and its subsidiaries, including Sub, provided by FHI and Sub for inclusion in any applications filed for Regulatory Approvals and in the Proxy Statement (as hereinafter defined) shall comply in all material respects with relevant laws and regulations and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          4.11 Broker's and Finder's Fees. Neither FHI nor any of its subsidiaries, including Sub, has any liability to any broker, finder or similar agent, nor has any of them agreed to pay any brokerage fee, finder's fee or commission, with respect hereto or to the transactions contemplated hereby.

          4.12 Shareholder Approval. No vote of the shareholders of FHI is required by the General Corporation Law of the State of Delaware, the certificate of incorporation or by-laws of FHI or otherwise to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. Sub has obtained all required corporate and shareholder approvals of this Agreement and the Merger.


                                    ARTICLE V

                        COVENANTS OF FHI, SUB AND COMPANY

          5.1 Covenants by FHI, Sub and Company. FHI, Sub and Company shall each:

          (a) Filings and Approvals. Cooperate with the other parties in the preparation and filing, as soon as practicable, of (i) all applications necessary to obtain all consents, approvals, orders, resolutions or forebearances by or from any Governmental Authorities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement (collectively, the "Regulatory Approvals") and (ii) all other documents necessary to obtain any other approvals and consents required to consummate the Merger. Without limiting the generality of the foregoing, (i) FHI and Sub, as applicable, shall provide draft copies of all required applications to Company for review (other than any portions thereof for which

FHI or Sub has or will request confidential treatment from the applicable regulatory authority), (ii) Company shall provide draft copies of the Proxy Statement, and any amendments or supplements thereto, to FHI and Sub for their review a reasonable time prior to the mailing thereof to shareholders of Company, and (iii) FHI, Sub and Company shall promptly apprise each other of all communications with Governmental Authorities regarding the transactions provided for herein and related applications and proceedings.

          (b)  Registration Statement.

          (i) Cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by FHI with the SEC in connection with the issuance of shares of FHI Common Stock in the Merger. Each of FHI, Sub and Company shall use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. FHI also shall use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Company shall furnish to FHI all information concerning Company, its subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (ii) Each of FHI, Sub and Company agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of FHI, Sub and Company agrees that the Registration Statement (except, in the case of Company, with respect to portions thereof prepared by FHI, and except, in the case of FHI, with respect to portions thereof prepared by Company) will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

        (iii) FHI will advise Company, promptly after FHI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of FHI Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          (c) Reasonable Best Efforts. Subject to the terms and conditions hereof, use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Such reasonable best efforts shall include, without limitation, (i) using reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement, and (ii) subject to Section 7.1(c), opposing vigorously any litigation or administrative proceeding or directive relating to this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or agency order.

          (d) Access. During normal business hours and upon reasonable prior notice, afford to the other parties to this Agreement and their counsel, accountants or any other persons selected by such party full access to all its properties, permit such persons to inspect and make copies of all stock records, minute books, books of account, contracts, commitments and other records, and furnish to such persons such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as the other parties to this Agreement may from time to time reasonably request and that the party requested to provide such information may provide without violation of applicable law or regulation or jeopardy to any attorney-client or similar privilege to which FHI, Sub or Company, as the case may be, may otherwise be entitled as against third parties other than FHI, Sub or Company; provided, however, that all information concerning FHI, its subsidiaries (including Sub), Company and its subsidiaries thus obtained shall be subject to the Confidentiality Agreement, dated February 15, 1996 (the "Confidentiality Agreement"), between FHI and Company.

          5.2 Affirmative Covenants of Company. Company shall, and shall cause its subsidiaries to:

          (a)  Conduct of Business.  From and after the date of this Agreement,
(i) conduct its affairs only in the ordinary course of business consistent with past practice, and use all reasonable efforts to preserve intact its business organization, keep available the services of its present officers and employees and preserve its relationships and goodwill with all persons having business dealings with it, and (ii) maintain its and its subsidiaries' books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered to FHI and Sub, except as required by changes in applicable accounting rules and concurred in by Company's independent public accountants.

          (b) Delivery of Financial Statements. Deliver to FHI and Sub as soon as they become available true and complete copies of any report or statement mailed by it to shareholders or, to the extent permitted by law, filed with Governmental Authorities subsequent to the date hereof and prior to the Effective Time. In addition, Company shall furnish to FHI and Sub the regularly prepared monthly financial statements of Company and its subsidiaries.

          (c) Meeting of Shareholders. Duly call a meeting of its shareholders for the purpose of obtaining the approval of the shareholders to the Merger, this Agreement, and all other matters necessary to consummate the transactions contemplated by this Agreement, which meeting shall be held as soon as practicable after the date hereof. In connection with such meeting, the Board of Directors of Company, subject to the fiduciary duties of the directors (determined after consultation with outside counsel to Company) based on the information available to them at that time, shall recommend approval of the transactions contemplated by this Agreement and indicate the determination by the Board of Directors that the Merger is in the best interests of the shareholders, shall not withdraw such recommendation and shall not recommend approval of any tender offer, exchange offer, merger, consolidation, purchase of substantial assets, recapitalization or similar transaction proposed by any other party.

          (d) Proxy Statement. Promptly prepare and, after consultation with and review by FHI and Sub, mail to shareholders of Company the Proxy Statement. Company represents, warrants and agrees that the Proxy Statement shall not,

(i) on the date it is first mailed to Company's shareholders, and (ii) on the date of the meeting of shareholders with respect to the approval of this Agreement and the Merger, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading.

          5.3 Negative Covenants of Company. From the date hereof until the Effective Time, except with the prior consent of FHI and Sub, neither Company nor any of its subsidiaries shall:

          (a) Charter. Amend or propose to amend its articles of incorporation or charter or by-laws.

          (b) Dividends. Declare or pay any dividend (whether in cash, stock or other property) or make any other distribution in respect of its capital stock, except that any wholly-owned subsidiary of Company may declare and pay cash dividends, without restriction, to Company or any of its wholly-owned subsidiaries.

          (c) Issuance of Securities. Issue, reissue, sell or acquire (or agree to issue, reissue, sell or acquire) shares of its capital stock, other equity securities or Voting Debt or rights, options or warrants to acquire any such shares of stock or other equity securities or Voting Debt, except that (i) Company and its subsidiaries may issue shares pursuant to the terms of any Company Stock Options that were issued and outstanding on the date of this Agreement and (ii) wholly-owned subsidiaries of Company may issue shares of capital stock to Company or any of its wholly-owned subsidiaries.

          (d) Reclassifications or Repurchases. Subdivide, combine, aggregate in any way or reclassify any shares of its capital stock or redeem or repurchase any shares of such capital stock.

          (e) Business Combinations. Merge or consolidate (or agree to merge or consolidate) with any other corporation, or convey to another person, firm or corporation or encumber (or agree to convey or encumber), in one transaction or a series of transactions, a material part of its assets or capital stock of its subsidiaries, or acquire (or agree to acquire) all or substantially all the assets of another person, firm or corporation, except pursuant to the Merger.

          (f) Contracts; Employee Matters. (i) Enter into, amend or terminate any material contract, arrangement, or commitment, except as required by the terms of this Agreement; enter into, adopt, amend (except as required by law or this Agreement) or terminate any pension, retirement, profit sharing, bonus, incentive, welfare benefit or any other employee benefit or compensation plan or any agreement, arrangement, plan or policy between Company or any of its subsidiaries and one or more of their respective directors, officers or employees; (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement in effect on the date of this Agreement, or enter into any contract, commitment or arrangement to do any of the foregoing; or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Company or any of its subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

          (g) Indebtedness. Incur any indebtedness for borrowed money in excess of $100,000, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual or entity, other than deposit liabilities and assumptions, endorsements and guarantees, letters of credit, Federal Home Loan Bank borrowings, and Fed Funds borrowings incurred or assumed in the ordinary course of Company Bank's banking business consistent with past practice.

          (h) Investments. Make any investment in the capital stock or securities (excluding notes issued by borrowers in respect of loans made by Company and its subsidiaries in the ordinary course of business) of any other person; except for (i) direct obligations of the United States of America,
(ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, and
(iii) indebtedness described in Section 5.3(g).

          (i)  Business Practices.  (i) Enter into any new line of business;
(ii) materially change its lending, investment, liability management and other material management policies; or (iii) incur or commit to incur any capital expenditures in excess of $100,000 in the aggregate for all such expenditures from the date hereof through and including the Closing Date, or any obligations or liabilities in connection therewith, other than capital expenditures disclosed in Section 5.3(i) of the Company Schedule.

          5.4 Notification. Each party to this Agreement shall notify the other party promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that would result in a change in the circumstances of either party described in the representations and warranties contained herein.

          5.5 No Shopping. Neither Company nor any subsidiary thereof shall, directly or indirectly, through any officer, director or agent or otherwise, solicit, initiate, endorse, encourage, facilitate or participate in any negotiation in respect of or cooperate with (including by way of furnishing any nonpublic information concerning the business, properties or assets of Company, or any subsidiary thereof) any Acquisition Proposal (as hereinafter defined); provided, however, that the foregoing shall not prohibit Company from (i) furnishing information concerning Company and its subsidiaries, to a person who has made an unsolicited Acquisition Proposal pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement, (ii) engaging in discussions or negotiations with such a person, or (iii) following receipt of such an unsolicited Acquisition Proposal, failing to make or withdrawing or modifying the recommendation of Company's Board of Directors referred to in
Section 5.2(c), but in each case referred to in clauses (i) through (iii) Company may take such actions only to the extent that the Board of Directors of Company shall have concluded in good faith based on the written advice of outside counsel that such action is required to prevent the Board of Directors of Company from breaching its fiduciary duties to the shareholders of Company under Washington law. Company will notify FHI promptly by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, Company or any subsidiary thereof, and shall furnish FHI with a copy of any written Acquisition Proposal received by Company and a summary of the material terms of any oral Acquisition Proposal so received, including the identity of the person making the proposal. The term "Acquisition Proposal" means any proposal for, or any communication which may reasonably be expected to lead to a proposal for, a merger or other business combination involving Company or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Company or any subsidiary thereof.

          5.6  Indemnification.

          (a) FHI shall indemnify and hold harmless each present and former director, officer, or employee of Company or any of its subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the fullest extent that Company would have been permitted under RCW Title 23B and its articles of incorporation or charter and by-laws as in effect on the date hereof, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, and liabilities and amounts paid in settlement (to the extent FHI consents to such settlement) in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether formal or informal, arising out of or pertaining to any action or omission occurring prior to or as of the Effective Time, including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement. In the event of any such claim, action, suit, proceeding or investigation, the Indemnified Party or Indemnified Parties, as applicable, shall provide prompt written notice thereof to FHI. FHI shall have the right to assume or participate in the defense of any such claim, action, suit, proceeding or investigation at its own expense; provided, however, that FHI shall not be liable for any settlement effected without its written consent (which will not be unreasonably withheld). In the event that FHI fails to timely assume the defense of such claim, action, suit, proceeding or investigation, the Indemnified Parties or an Indemnified Party, as applicable, shall have the right to appoint counsel of their own choosing; provided, however, that FHI shall not be obligated pursuant to this Section 5.6 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the defense of such action which would make joint representation of such Indemnified Parties inappropriate under applicable rules of professional responsibility. Expenses incurred in defending such claim, action, suit, proceeding or investigation shall be paid by FHI in advance of final disposition of the same upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount unless it shall ultimately be determined that the person is entitled to be indemnified by FHI as authorized in this section.

          (b) The obligations of FHI pursuant to, and the other provisions of, this Section 5.6 shall survive the consummation of the Merger and is intended to benefit each of the Indemnified Parties and shall be binding upon all successors and assigns of FHI. Anything in this Section 5.6 to the contrary notwithstanding, FHI shall not have any obligation under this Section to indemnify any Indemnified Party against any losses, claims, damages or liabilities that are finally judicially determined to have resulted primarily from such Indemnified Party's own willful misconduct or gross negligence.

          (c) FHI shall use all reasonable efforts to provide directors' and officers' liability insurance covering each person who was an officer or director of Company or any subsidiary prior to the Effective Time for a period of three years after the Effective Time, providing coverage not materially less favorable to such persons than that provided to such persons under Company's existing liability insurance policies, as in effect on the date of this Agreement; provided, however, that FHI shall not be obligated to make annual premium payments for such insurance in excess of 125% of the annual premiums paid as of the date hereof by Company for such insurance (the "Maximum Premium Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Premium Amount, FHI shall use its best efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium Amount.

          (d) In the event that FHI or any of its successors or assigns shall consolidate with or merge into any other person or transfer all or substantially all of its properties or assets to any person, proper provisions shall be made so that the successor or assign shall assume the obligations of FHI set forth in this Section 5.6.

          (e) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. FHI shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.6.

          5.7 Employees. It is the current intention of FHI that all existing employees of Company Bank and its subsidiaries shall be offered the opportunity to continue employment with Company Bank and its subsidiaries after the Effective Time at substantially equivalent salaries as those currently paid by Company Bank. During the two years following the Effective Time, all employees who remain employees of the Surviving Corporation after the Effective Time shall be eligible to participate in a package of employee benefit plans equivalent to the package of employee benefits to be offered to FHI's other financial institution subsidiaries located in Oregon, Washington and Idaho, and which in the aggregate is reasonably competitive in the banking industry in Central Washington. Employees of Company and its subsidiaries who remain in the employ of the Surviving Corporation and its subsidiaries after the Effective Time shall receive full credit for all purposes under such employee benefit plans, except for the purposes of the accrual of benefits other than vacation and sick leave benefits, for the lesser of the length of service prior to the Effective Time with Company or any of its subsidiaries to the extent such service would be recognized under such employee benefit plans if such service was with FHI or its subsidiaries and the length of service that would be recognized under similar employee benefit plans of Company and its subsidiaries.

          5.8 Affiliates. At least 40 days prior to the Closing Date, Company shall deliver to FHI a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Company, "affiliates" of Company for purposes of Rule 145 under the Securities Act.

Each of FHI and Company shall use all reasonable efforts to cause each person named in the letter delivered by Company to deliver to FHI at least 30 days prior to the Closing Date a written agreement, substantially in the form attached as Exhibit B.

          5.9 Additional Covenants of Company. In order to induce FHI and Sub to enter into this Agreement, Company hereby makes the following additional agreements in favor of FHI and Sub:

          (a) On or prior to the Closing Date, Company shall take, and shall cause Company Bank to take, such actions as are necessary to (a) amend the articles of association of Company Bank to (i) eliminate any provisions which require prior notice to or approval of the OCC of shareholder nominations to the Board of Directors of Company Bank or which otherwise restrict the ability of the shareholders of Company Bank to nominate members of the Board of Directors of Company Bank, (ii) eliminate provisions requiring ownership of shares of Company Bank by directors of Company Bank, and (iii) provide for the taking of board actions through telephonic meetings or by unanimous written consent and (b) cause the foregoing amendments to the articles of association of Company Bank, as well as all other amendments to the articles of association of Company Bank previously adopted by Company Bank, to be filed by Company Bank with the OCC as required by applicable regulations.

          (b) As soon as practicable after the date hereof, and in any event prior to the Effective Time, Company shall terminate each of the Deferred Compensation Agreements between Company and Richard C. Emery and between Company and Richard L. Peenstra.

          (c) As soon as practicable and in any event prior to the Determination Date, Company shall cause Company Bank to charge off each of the following loans made by Company Bank which as of the date hereof are identified by the following loan numbers: Loan Numbers 1803212, 1802446 and 1940923, respectively, and Loan Numbers 1935253 and 1936228, respectively.

          (d) Company shall, after giving effect to the foregoing actions, cause Company Bank's allowance for loan losses as of the Determination Date to be no less than 0.6% of the total loans of Company Bank as of such date, or such higher percentage of total loans as would be required pursuant to all applicable regulations and guidelines of the OCC.

          (e) Prior to the Determination Date, FHI and Company shall engage a consultant qualified in loan examination and classification, which consultant will be designated by FHI and reasonably acceptable to Company, to conduct and complete an examination of the loan files and other information relating to the loans extended to Brubaker Farms in order to determine the appropriate loan classification for such loans. If such consultant determines that any such loan should be classified as "substandard," "doubtful" or "loss" in accordance with applicable regulatory standards, then, as of the Determination Date, after giving effect to all of the foregoing provisions, Company's allowance for loan losses shall be increased by the amount designated by such consultant (but not by more than $136,000). Company shall provide such consultant with all information reasonably requested by consultant in connection with such examination. Prior to the Determination Date, Company shall reimburse FHI for all costs and expenses of the foregoing examination.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

          6.1 Conditions to Company's Obligation to Close. The obligation of Company to consummate the transactions contemplated by this Agreement and to effect the Merger is subject to the satisfaction or waiver on or before the Closing Date of all the following conditions:

          (a) Continued Accuracy of Representations and Warranties; Performance of Covenants. All representations and warranties of FHI and Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except as to those given as of a specified date, which shall be true and correct in all material respects as of such date); FHI and Sub shall each have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied by it at or prior to the Closing Date; and there shall have been delivered to Company on the Closing Date a certificate executed by a duly authorized officer of each of FHI and Sub certifying compliance with the provisions of this Section 6.1(a).

          (b) Regulatory Approvals. Other than the filing of the Articles of Merger with the Secretary of State of the State of Washington, all Regulatory Approvals necessary for consummation of the transactions contemplated by this Agreement shall have been obtained; such approvals shall be in effect and no proceedings shall have been initiated or threatened challenging or questioning such approvals by any governmental agency with jurisdiction thereof; all applicable waiting periods with respect to such approvals shall have expired, and all conditions and requirements prescribed by law or otherwise imposed in connection with such Regulatory Approvals shall have been satisfied.

          (c) Shareholder Approval. The holders of two-thirds of the outstanding shares of Company Common Stock shall have approved this Agreement and the Merger.

          (d) No Injunction. There shall not be pending any temporary restraining or preliminary or permanent injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any proceedings to issue or obtain any such temporary restraining or preliminary or permanent injunction, order or decree. No law, rule or regulation shall have been adopted by any Governmental Authority having jurisdiction over FHI, Sub or Company or any of their respective subsidiaries challenging or seeking to restrain, materially limit or prohibit the consummation of the transactions contemplated hereby or the ownership by FHI of Company or Company Bank.

          (e) Opinions of Counsel. Company shall have received the following opinions, each addressed to Company and dated the Closing Date:

          (i) an opinion of Thomas P. Huber, Esq., General Counsel of FHI, substantially in the form of Exhibit C hereto;

          (ii) an opinion of Simpson Thacher & Bartlett, counsel to FHI, substantially in the form of Exhibit D hereto; and

          (iii) an opinion of Preston Gates & Ellis, counsel to Sub, in form and substance reasonably satisfactory to Company, with respect to the due incorporation of Sub, and the authorization and enforceability of this Agreement under Washington law (but not addressing the enforceability of the choice of law provisions of this Agreement).

          (f) No Resolution Amendments. Neither the Board of Directors of FHI nor any committee thereof shall have amended or modified the resolutions approving this Agreement, the Merger and the transaction contemplated hereby and shall not have adopted any resolutions inconsistent with such resolutions.

          (g) Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

          (h) Blue-Sky Permits. FHI shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.

          (i) Tax Opinion. Company shall have received an opinion from tax counsel to Company reasonably acceptable to the parties to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by the shareholders of Company who receive shares of FHI Common Stock in exchange for their shares of Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering its opinion, tax counsel to Company reasonably acceptable to the parties may require and rely upon representations and agreements contained in certificates of officers of FHI, Sub, Company and others.

          6.2 Conditions to FHI's and Sub's Obligation to Close. The obligation of FHI and Sub to consummate the Merger is subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions:

          (a) Continued Accuracy of Representations and Warranties; Performance of Covenants. All representations and warranties of Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except as to those given as of a specified date, which shall be true and correct in all material respects as of such date); Company shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied by it at or prior to the Closing Date; and there shall have been delivered to FHI and Sub on the Closing Date a certificate executed by a duly authorized officer of Company certifying compliance with the provisions of this Section 6.2(a).

          (b) Regulatory Approvals. Except for the filing of the Articles of Merger with the Secretary of State of the State of Washington, all Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions (including any requirement that FHI commit to divest branches or assets) which FHI reasonably determines to be materially burdensome upon the conduct of the business of FHI or the Surviving Corporation or which would so adversely impact the economic and business benefits of the Merger to FHI or Surviving Corporation as to render it inadvisable in the reasonable judgment of FHI to proceed with the Merger; such approvals shall be in full force and effect and no proceedings shall have been instituted or threatened seeking the modification or revocation thereof; all applicable waiting periods with respect to such approvals shall have expired; and all conditions and requirements prescribed by law or otherwise imposed in connection with the Regulatory Approvals shall have been satisfied.

          (c) Shareholder Approval. Company shall have furnished FHI and Sub with a certified copy of resolutions duly adopted by the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon approving this Agreement and the Merger; such resolutions shall be in full force and effect and shall not have been modified, rescinded or annulled.

          (d) No Injunction. There shall not be pending any temporary restraining order, preliminary or permanent injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any proceedings to issue or obtain any such temporary restraining order, preliminary or permanent injunction, order or decree. No law, rule or regulation shall have been adopted by any Governmental Authority having jurisdiction over FHI, Sub or Company or any of their respective subsidiaries challenging or seeking to restrain, materially limit or prohibit the consummation of the transactions contemplated hereby or the ownership by FHI of Company or Company Bank.

          (e) Opinions of Counsel. FHI and Sub shall have received an opinion of Graham & Dunn, P.C., counsel to Company, substantially in the form of Exhibit E hereto.

          (f) No Resolution Amendments. Neither the Board of Directors of Company nor any committee thereof shall have amended or modified the resolutions approving this Agreement, the Merger and the transaction contemplated hereby and shall not have adopted any resolutions inconsistent with such resolutions.

          (g) Consents Under Agreements. Company shall have obtained the consent or approval (in addition to the Regulatory Approvals referred to in Section 6.2(b)) of each person whose consent or approval is required in order to permit the succession of the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Company or its subsidiaries under any loan, credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those the failure of which to obtain would not have a Material Adverse Effect on the Surviving Corporation or its subsidiaries. FHI shall have obtained the consents referred to in Section 4.3 of the FHI Schedule.

          (h) Good Standing and Tax Certificates. Company shall have delivered (i) a certificate dated not more than ten days prior to the Closing Date from the appropriate Governmental Authorities to the effect that each of Company and Company Bank is in good standing under the jurisdiction of its incorporation or organization, (ii) a certificate dated not more than ten days prior to the Closing Date from the appropriate Governmental Authorities to the effect that Company is qualified to do business in the State of Washington, and
(iii) a certificate dated not more than ten days prior to the Closing Date from the Department of Revenue of the State of Washington as to the tax status of Company in such state.

          (i) Resignation of Certain Directors. Company shall have delivered the resignations of all directors of Company and Company Bank other than those as may be designated by FHI prior to the Closing Date to remain in office after the Effective Time, which resignations shall be effective as of the Effective Time.

          (j) Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

          (k) Blue-Sky Permits. FHI shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.

          (l) Tax Opinion. FHI shall have received an opinion from Simpson Thacher & Bartlett to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by the shareholders of Company who receive shares of FHI Common Stock in exchange for their shares of Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering its opinion, Simpson Thacher & Bartlett may require and rely upon representations and agreements contained in certificates of officers of FHI, Sub, Company and others.

          (m) Dissenting Stock. The number of shares of Company Common Stock which may (in accordance with the applicable provisions of RCW Title 23B) be Dissenting Stock shall be less than 10% of the total number of shares of Company Common Stock.


                                   ARTICLE VII

                                   TERMINATION

          7.1 Termination. This Agreement and the obligations of the parties hereunder may be terminated:

          (a) Mutual Consent. By mutual written consent of the parties at any time prior to the Effective Time, whether or not this Agreement or the Merger has theretofore been approved by the shareholders of Company;

          (b) No Shareholder Approval. By either party one business day following the failure of two-thirds of the shareholders of Company to approve this Agreement and the Merger as required by RCW Title 23B at a meeting of Company shareholders duly called, noticed and held for the purpose of voting upon this Agreement and the Merger or at any adjournment or postponement thereof;

          (c) Regulatory Denials or Refusals. By either party after the expiration of 30 days after the Federal Reserve Board or any other Governmental Authority having jurisdiction over any of the transactions set forth herein, in writing denies or refuses to grant any approval, consent, qualification or ruling required to be obtained under applicable law in order to consummate the Merger, unless prior to the expiration of such 30-day period FHI elects to appeal such denial or refusal or to petition for reconsideration thereof, in which case such 30-day period shall not be deemed to have run while such appeal or petition for reconsideration is being actively pursued by FHI; provided, however, that during the 30-day period following any such denial or refusal, the parties shall consult in good faith as to whether any such appeal or petition for reconsideration should be pursued;

          (d) Company Breach. Immediately upon the expiration of 30 days from the date that FHI or Sub has given notice to Company of Company's material misrepresentation in respect of, or material breach of, or failure in any material respect to satisfy, any condition, warranty, representation or agreement herein, unless such misrepresentation, breach or failure has been fully and completely corrected or cured prior to the expiration of such 30-day period;

          (e) FHI or Sub Breach. Immediately upon the expiration of 30 days from the date that Company has given notice to each of FHI and Sub of either FHI's or Sub's (as the case may be) material misrepresentation in respect of, or material breach of, or failure in any material respect to satisfy, any condition, warranty, representation or agreement contained herein, unless such misrepresentation, breach or failure has been fully and completely corrected or cured prior to the expiration of such 30-day period;

          (f) Delay. Immediately by a party hereto that is not in default hereunder, if the Closing has not occurred on or before December 31, 1996; or

          (g) Possible Adjustment. By Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three-day period commencing at the end of the fifteen trading-day period commencing on the Determination Date, if the Average Closing Price is less than $25.50; subject, however, to the following three sentences. If Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall on the date of such election give written notice to FHI which notice shall specify that Company has elected to exercise its termination right; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period.
During the three-day period commencing with its actual receipt of such notice, FHI shall have the option to elect to increase the Exchange Ratio to equal the quotient (rounded to the nearest one thousandth) obtained by dividing (x) the product of (A) $25.50 and (B) the Exchange Ratio then in effect, by (y) the Average Closing Price. If FHI makes an election contemplated by the preceding sentence within such three-day period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified) and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the revised Exchange Ratio as adjusted pursuant to this Section 7.1(g).

          7.2  Effect of Termination.  In the event of a termination under
Section 7.1, this Agreement shall become void, and there shall be no liability on the part of either party or any of such party's directors, officers, employees or agents to the other party or such other party's shareholders; provided, however, that the obligations of Sections 5.6 and 8.8 shall survive the termination of this Agreement; and provided, further, that a termination under Section 7.1 shall not relieve any party of any liability for any intentional breach of this Agreement or for any intentional misrepresentation hereunder or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In such event, the prevailing party shall be entitled to reasonable attorneys' fees and expenses in addition to any other damages to which it may otherwise be entitled under applicable law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

          8.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed or telexed or sent by a recognized next-day delivery or courier service, by certified or registered mail (return receipt requested, postage prepaid), or by telecopy or telefacsimile transmission as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

          (a)  If to FHI or to Sub, to

               First Hawaiian, Inc.
               1132 Bishop Street, 25th Floor
               Honolulu, Hawaii  96813
               Attention:  Howard H. Karr
                           Executive Vice President and Treasurer
               Telecopy No.:  (808) 533-7844

               with copies to

               First Hawaiian, Inc.
               1132 Bishop Street, 25th Floor
               Honolulu, Hawaii 96813
               Attention:  Thomas P. Huber
                           Senior Vice President and General
                              Counsel
               Telecopy No.:  (808) 533-7844

               and

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017
               Attention:  Lee Meyerson, Esq.
               Telecopy No.:  (212) 455-3675

          (b)  If to Company, to

               ANB Financial Corporation
               7525 West Canal Drive
               Kennewick, Washington  99336
               Attention:  Richard C. Emery
                           President and Chief Executive Officer
               Telecopy No.:  (509) 735-1301

               with a copy to

               Graham & Dunn, P.C.
               1420 Fifth Avenue, 33rd Floor
               Seattle, Washington 98101
               Attention:  Stephen M. Klein, Esq.
               Telecopy No.: (206) 340-9599

Such notice or other communication shall be deemed duly given (a) on the date of delivery if delivered personally, telegraphed, telexed or sent by telecopy or telefacsimile transmission, upon confirmation of receipt, (b) on the second business day following the date of dispatch from within the United States, if sent by a recognized next-day delivery or courier service, or (c) on the fourth business day following the date of deposit in the United States mails if delivered by certified or registered mail, return receipt requested, postage prepaid.

          8.2 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Hawaii, without regard to provisions regarding choice of law thereof.

          8.3 Entire Agreement. The parties intend that the terms of this Agreement (including the documents and instruments referred to herein and all schedules and exhibits hereto) (a) shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement, except as provided below, (b) shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement and (c) constitutes the entire agreement between the parties and supersedes all prior negotiations, undertakings, representations and agreements, both written and oral, of the parties hereto, save and except the Shareholder Voting Agreements and the Confidentiality Agreement, which shall remain effective in accordance with their respective terms after the execution and delivery of this Agreement. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

          8.4 Amendments and Waivers. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of Company but, after any such approval, no amendment shall be made which by law requires approval of the shareholders of Company, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

          8.5 Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          8.6 Interpretation of Agreement. The article, section and other headings and the table of contents used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. The term "person" shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 26, 1996. Whenever the words "hereof," "herein", "hereunder", "in this Agreement" and other words of similar import are used in this Agreement, they refer to this Agreement as a whole and not to any particular Section or other subdivision. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

          8.7 Nonsurvival of Representations and Covenants. None of the representations, warranties, covenants, agreements and conditions of the parties in this Agreement or in any instrument of transfer or other document delivered in connection with the transactions contemplated by this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, and neither party, nor any of its directors, officers, employees or shareholders shall be under any liability whatsoever with respect to such representations, warranties, conditions and covenants, other than Section 5.6 and other covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

          8.8  Fees and Expenses.

          (a) In the event that the Board of Directors of Company shall (i) withdraw or modify in a manner reasonably expected to be adverse to FHI or Sub the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend any alternative Acquisition Proposal or
(iii) this Agreement is terminated (other than pursuant to Section 7.1(e)) after an alternative Acquisition Proposal has been received by Company and prior to the issuance of the recommendation of this Agreement and the Merger at the meeting of shareholders of the Company referred to in Section 5.2, then within three business days after the occurrence of any such event, Company shall pay to FHI, in immediately available funds, the greater of $150,000 or one percent (1.00%) of the fair market value of the aggregate consideration to be paid by the acquiror in the transaction which is the subject of the alternative Acquisition Proposal to an account designated by FHI prior to the time such payment is due.

          (b) In the event this Agreement is terminated pursuant to Section 7.1(c), FHI shall pay to Company a termination fee in the amount of $100,000.

          (c) Subject to Section 7.2, the parties agree that fees and out-of-pocket expenses incurred by the parties in connection with the transactions contemplated by this Agreement shall be paid as follows:

               (i) Fees and disbursements of counsel, consultants, accountants and other professionals shall be paid by the party employing such person;

               (ii) Company shall bear its own expenses in connection with obtaining approval of the transactions contemplated hereby by its shareholders, including the expense of preparing and distributing the Proxy Statement and all proxy solicitation costs;

               (iii) All SEC filing fees and the costs of obtaining approvals from federal and state banking regulators shall be borne by FHI; and

               (iv) All other fees and out-of-pocket expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

          For purposes of this Section 8.8, the terms "costs", "disbursements", "fees" and "expenses" do not include damages that may otherwise be recoverable by any party as a result of the breach of this Agreement by any other party.

          8.9  Definitions.

          (a) The term "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, property, condition (financial or otherwise), or prospects of (i) Company and its subsidiaries taken as a whole, (ii) FHI and its subsidiaries taken as a whole, or (iii) the Surviving Corporation and its subsidiaries taken as a whole, as the case may be, or (b) the ability of (i) Company, any of Company's subsidiaries or any shareholder of Company that is a signatory to a Shareholder Voting Agreement, or (ii) FHI or any of its subsidiaries, as the case may be, to perform its obligations and consummate the transactions under this Agreement or the Shareholder Voting Agreements, as the case may be.

          (b) The term "subsidiary" shall mean, when used in reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity. Ownership through fiduciary trust or similar arrangements shall not constitute ownership of stock for purposes of this definition.

          (c) Reference to the "knowledge" or "best knowledge" of Company herein shall mean facts and other information which the President or any Vice President of Company or Company Bank actually know as a result of the performance by them of their duties as officers of Company and Company Bank and diligent inquiry by such officers of those persons in the employ of Company or its subsidiaries having responsibility for the subject matter referred to.

          8.10 Attorneys' Fees. If any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

          8.11 Publicity. The parties hereto will consult with each other with regard to the terms and substance of any press releases, announcements or other public statements with respect to the transactions contemplated hereby. To the extent practicable, each party shall provide the proposed text of any such press release, announcement or public statement to the other party prior to its publication and shall permit such other party a reasonable period to provide comments thereon.

          8.12 Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void.

          8.13 Further Action. The parties hereto each agree to execute and deliver such documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, and not inconsistent herewith, in order to consummate expeditiously the transactions contemplated by this Agreement.

          8.14 Third Party. Except as expressly provided in this Agreement, each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties to this Agreement.

          8.15 Gender; Number. Whenever the context of this Agreement requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural.

          8.16 Schedules. Information contained on the FHI Schedule or Company Schedule shall not imply that such information is material or otherwise required to be included thereon.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of February 26, 1996.

                                           FIRST HAWAIIAN, INC.


                                           By: /s/ Howard H. Karr
                                              Name:   Howard H. Karr
                                              Title:  Executive Vice President
                                                        and Treasurer

Attest:

/s/ Thomas P. Huber
Name:   Thomas P. Huber
Title:  Senior Vice President


                                           ANB ACQUISITION CORPORATION


                                           By: /s/ Howard H. Karr
                                              Name:   Howard H. Karr
                                              Title:  President

Attest:

/s/ Thomas P. Huber
Name:   Thomas P. Huber
Title:  Secretary


                                           ANB FINANCIAL CORPORATION


                                           By: /s/ Craig D. Eerkes
                                              Name:   Craig D. Eerkes
                                              Title:  Chairman of the Board


Attest:

/s/ Richard C. Emery
Name:   Richard C. Emery
Title:  President & CEO

                                                                Annex II

_______ __, 1996                                                   DRAFT

Board of Directors
ANB Financial Corporation
7525 West Canal Drive
Kennewick, Washington  99336

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of ANB Financial Corporation (the "Company") of the consideration to be received in the merger (the "Merger") of the Company, First Hawaiian, Inc. ("FHI"), and ANB Acquisition Corporation, a wholly-owned subsidiary of FHI ("Sub"), pursuant to the Agreement and Plan of Merger, dated as of February 26, 1996 (the "Merger Agreement"). The Merger Agreement provides, among other things, that each outstanding share of common stock of the Company will be converted into shares of common stock, par value $5.00 per share, of FHI based on an exchange ratio, as defined in the Merger Agreement (the "Exchange Ratio"). For the purpose of rendering this opinion, we have assumed that the valuation of the Company used for purposes of calculating the Exchange Ratio will be at least $16,767,300 (which represents
2.2 times the Determination Date Book Value calculated as of December 31,
1995).

For purposes of the opinion set forth herein, we have:

     a)   analyzed financial statements and other information of the Company;

     b) analyzed publicly available financial statements and other information of FHI;

     c) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     d) analyzed certain financial projections prepared by the management of the Company;

     e) discussed the past and current operations and financial condition and the prospects of the Company with Mr. R.C. Emery, President and CEO of the Company;

     f) compared the financial performance of the Company with that of certain other comparable publicly-traded companies;

     g) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     h) participated in certain discussions and negotiations among representatives of the Company and FHI and their legal advisors;

     i)   reviewed the Merger Agreement;

     j)   reviewed the Proxy Statement/Prospectus; and

     k)   performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted exclusively for the Board of Directors of the Company in rendering this fairness opinion and will receive a fee for our services.

It is understood that this letter is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholder's meeting held in connection with the Merger Agreement.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of the common stock of the Company.

                                        Very truly yours,


                                        RAGEN MACKENZIE INCORPORATED


                                         By:___________________________
                                             Christopher R. Purrier
                                               Managing Director,
                                                 Corporate Finance

                                                              ANNEX III

              TITLE 23B -- WASHINGTON BUSINESS CORPORATION ACT
                      CHAPTER 23B.13 -- DISSENTERS' RIGHTS


Section 23B.13.010  Definitions

   As used in this chapter:

      (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

      (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (7) "Shareholder" means the record shareholder or the beneficial shareholder.


Section 23B.13.020  Right to dissent

      (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

         (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

         (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

      (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

         (a) The proposed corporate action is abandoned or rescinded;

         (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

         (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

Section 23B.13.030  Dissent by nominees and beneficial owners

      (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

       (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

         (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.


Section 23B.13.200  Notice of dissenters' rights

      (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

      (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

Section 23B.13.210  Notice of intent to demand payment

      (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.


Section 23B.13.220  Dissenters' notice

      (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

      (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

         (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

         (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

         (e) Be accompanied by a copy of this chapter.

Section 23B.13.230  Duty to demand payment

      (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

      (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.


Section 23B.13.240  Share restrictions

      (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

      (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.


Section 23B.13.250  Payment

      (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

      (2) The payment must be accompanied by:

         (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (b) An explanation of how the corporation estimated the fair value of the shares;

         (c) An explanation of how the interest was calculated;

         (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

         (e) A copy of this chapter.

Section 23B.13.260  Failure to take action

      (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.


Section 23B.13.270  After-acquired shares

      (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.


Section 23B.13.280  Procedure if shareholder dissatisfied with payment or offer


      (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

         (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

         (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

         (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

Section 23B.13.300  Court action

      (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

      (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.


Section 23B.13.310  Court costs and counsel fees

      (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

         (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

                 Pursuant to the Delaware General Corporate Law ("DGCL"), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

                 The DGCL also permits indemnification by a corporation under similar circumstances against expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                 To the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth above or any claim, issue or matter therein, the DGCL requires the corporation to indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Furthermore, the DGCL provides that any indemnification to be made (unless ordered by the court) must be authorized by (i) a majority vote of the directors who are not parties to such action, suit or proceeding, even if such majority constitutes less than a quorum, (ii) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

                 The DGCL also provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its Bylaws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

                 In addition, the DGCL provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against, and incurred by, him or her in any such capacity, or arising out of his or her status as such, whether or not such corporation would have the power to indemnify him or her against such liability as described above.

                 The Certificate of Incorporation, as amended, of First Hawaiian, Inc. (the "Registrant") provides that, to the fullest extent permitted by the DGCL as from time to time in effect, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

                 The Registrant's Bylaws provide that, to the extent permitted by Delaware law as from time to time in effect, the Registrant shall indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not a derivative action by or in the right of the Registrant) by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is serving at the request of the Registrant in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.


                 The Registrant's Bylaws require indemnification under circumstances similar to those set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                 Pursuant to the Registrant's Bylaws, any indemnification made pursuant to the indemnification provisions of the Registrant's Bylaws shall be made only upon the authorization of (i) the Board of Directors of the Registrant by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if such a quorum is obtainable, if a quorum of disinterested directors so directs, by independent legal counsel or (iii) by the stockholders.

                 The Registrant's Bylaws also provide that indemnification specifically provided for shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of disinterested directors, vote of the stockholders or otherwise, both as to such person's official capacity and as to action in another capacity while holding office. Moreover, the Registrant's Bylaws provide that indemnification generally shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                 In addition, the Registrant's Bylaws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was an director, officer, employee or agent of the Registrant, or is serving at the request of the Registrant in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against, and incurred by, such person in such capacity or arising out of such capacity, whether or not the Registrant would have the power to indemnify such person against liability under the provisions of Article 11 of the Registrant's Bylaws or of Section 145 of the DGCL, as amended.

Item 21.  Exhibits and Financial Statement Schedules.

Exhibits

2.1 Agreement and Plan of Merger, dated as of February 26, 1996, among First Hawaiian, Inc., ANB Financial Corporation and ANB Acquisition Corporation

4.1 Certificate of Incorporation of First Hawaiian, Inc. as amended through May 9, 1996 (incorporated by reference to Exhibit 3 of Registrant's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1996)

4.2 Bylaws of First Hawaiian, Inc. (incorporated by reference to Exhibit 3 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1987) (Commission file number 0-7949)

*5 Opinion of Simpson Thacher & Bartlett regarding the legality of securities being registered

*8.1     Opinion of Simpson Thacher & Bartlett as to tax matters

*8.2     Opinion of Knight, Vale & Gregory, Inc., P.S. as to tax matters

23.1 Consent of Coopers & Lybrand L.L.P. as to financial statements of First Hawaiian, Inc.

*23.2    Consent of Simpson Thacher & Bartlett (contained in exhibits 5 and
         8.1)

*23.3    Consent of Knight, Vale & Gregory Inc., P.S. (contained in exhibit
         8.2)

23.4 Consent of Ragen MacKenzie Incorporated (contained in Annex II to the Proxy Statement/Prospectus)

24       Powers of Attorney

99.1     Chairman's Letter to Shareholders of ANB Financial Corporation

99.2     Notice of Annual Meeting of Shareholders of ANB Financial Corporation

99.3 Form of Proxy for the Annual Meeting of Shareholders of ANB Financial Corporation

99.4 Opinion of Ragen MacKenzie Incorporated (included as Annex II to the Proxy Statement/Prospectus)

_____________

  *      To be filed by amendment.

Item 22.  Undertakings.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)     (1)      The undersigned registrant hereby undertakes as
                          follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                 (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on June 10, 1996.

                                         FIRST HAWAIIAN, INC.


                                         By  /s/ Howard H. Karr
                                             Howard H. Karr, Executive
                                                Vice President and Treasurer

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                       Title                  Date

          *
  Walter A. Dods, Jr.   Chairman, Chief Executive Officer    June 10, 1996
                        and Director (Principal executive
                        officer)

          *
 John W. A. Buyers      Director                             June 10, 1996

          *
 John C. Couch          Director                             June 10, 1996

          *
 Julia Ann Frohlich     Director                             June 10, 1996

          *
 Paul Mullin Ganley     Director                             June 10, 1996

          *
 David M. Haig          Director                             June 10, 1996

          *
 John A. Hoag           Director                             June 10, 1996


          *
 Bert T. Kobayashi, Jr. Director                             June 10, 1996

          *
 Richard T. Mamiya      Director                             June 10, 1996

          *
 Fujio Matsuda          Director                             June 10, 1996

          *
 Roderick F. McPhee     Director                             June 10, 1996

          *
 George P. Shea, Jr.    Director                             June 10, 1996

          *
 John K. Tsui           President and Director               June 10, 1996


          *
 Fred C. Weyand         Director                             June 10, 1996

          *
 Robert C. Wo           Director                             June 10, 1996

 /s/ Howard H. Karr     Executive Vice President             June 10, 1996
  Howard H. Karr        and Treasurer
                        (Principal financial and
                        accounting officer)

_______________

* Howard H. Karr hereby signs this Registration Statement on June 10, 1996, on behalf of each of the above-named Directors and Officers of the Registrant above whose typed names asterisks appear, pursuant to powers of attorney duly executed by such Directors and Officers and filed with the Securities and Exchange Commission as exhibits to this Registration Statement.


                                          /s/ Howard H. Karr
                                              Howard H. Karr
                                              Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit
Number                            Description

2.1 Agreement and Plan of Merger, dated as of February 26, 1996, among First Hawaiian, Inc., ANB Financial Corporation and ANB Acquisition Corporation

4.1 Certificate of Incorporation of First Hawaiian, Inc., as amended through May 9, 1996 (incorporated by reference to Exhibit 3 of Registrant's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1996)

4.2 Bylaws of First Hawaiian, Inc. (incorporated by reference to Exhibit 3 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1987) (Commission file number 0-7949)

*5 Opinion of Simpson Thacher & Bartlett regarding the legality of securities being registered

*8.1     Opinion of Simpson Thacher & Bartlett as to tax matters

*8.2     Opinion of Knight, Vale & Gregory, Inc., P.S. as to tax matters

23.1 Consent of Coopers & Lybrand L.L.P. as to financial statements of First Hawaiian, Inc.

*23.2    Consent of Simpson Thacher & Bartlett (contained in exhibits 5 and
         8.1)

*23.3    Consent of Knight, Vale & Gregory Inc., P.S. (contained in exhibit
         8.2)

23.4 Consent of Ragen MacKenzie Incorporated (contained in Annex II to the Proxy Statement/Prospectus)

24       Powers of Attorney

99.1     Chairman's Letter to Shareholders of ANB Financial Corporation

99.2     Notice of Annual Meeting of Shareholders of ANB Financial Corporation

99.3 Form of Proxy for the Annual Meeting of Shareholders of ANB Financial Corporation

99.4 Opinion of Ragen MacKenzie Incorporated (included as Annex II to the Proxy Statement/Prospectus)

__________________

  *      To be filed by amendment